EXECUTION VERSION

Share Purchase Agreement

among

Wireless Telecom Group, Inc.,

Holzworth Instrumentation Inc.,

The Shareholders of

Holzworth Instrumentation Inc.,

and

Jason Breitbarth, as Sellers’ Representative

Dated as of November 13, 2019

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5.15 Compliance with Laws; Permits	29
5.16 Taxes	30
5.17 Employee Benefit Matters	33
5.18 Employment Matters	36
5.19 Environmental Matters	37
5.20 Client Relations	38
5.21 Vendors and Suppliers	39
5.22 Brokers	39
5.23 Product and Service Warranty; Service Levels; Liability	39
5.24 Affiliate Transactions	40
5.25 Certain Payments	40
5.26 Bank Accounts	40
5.27 Books and Records	40
5.28 International Trade	41
5.29 No Other Representations and Warranties	41

ARTICLE VI Representations and Warranties of Purchaser	42
6.1 Organization; Good Standing; Authority	42
6.2 No Conflicts; Consents	42
6.3 Investment Purpose	42
6.4 SEC Reports	43
6.5 WTG Stock	43
6.6 Financial Statements	43
6.7 Capitalization of Purchaser	43
6.8 Brokers	43
6.9 Solvency	44
6.10 Proceedings; Orders	44
6.11 Independent Investigation	44

ARTICLE VII Covenants	45
7.1 Conduct of Business Prior to the Closing	45
7.2 Access to Information	47
7.3 Reasonable Best Efforts; Third Party Consents	47
7.4 Sellers Disclosure Schedule Updates	48
7.5 Allocation Schedule	48
7.6 RESERVED	48
7.7 Tax Matters	48
7.8 Expenses; Transfer Taxes	53
7.9 Further Assurances; No Avoidance	54
7.10 Publicity	54
7.11 Seller Release	54
7.12 Certain Restrictions	55
7.13 Employees; Employee Benefits	57

ARTICLE VIII Closing Deliverables	58
8.1 Sellers’ Closing Deliveries	58
8.2 Purchaser Closing Deliveries	59

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ARTICLE IX Conditions Precedent	60
9.1 Conditions to Obligations of All Parties	60
9.2 Conditions to Obligations of Purchaser	60
9.3 Conditions to Obligations of Sellers	61
9.4 Frustration of Closing Conditions	62

ARTICLE X Termination	62
10.1 Termination	62
10.2 Effect of Termination	62

ARTICLE XI Survival; Indemnification	63
11.1 Survival	63
11.2 Indemnification by Sellers	63
11.3 Indemnification by Purchaser	65
11.4 Claim Notice	66
11.5 Exclusive Remedy; No Double Recovery	70
11.6 Remedies Cumulative; Specific Performance	70
11.7 Indemnification in Case of Strict Liability or Indemnitee Negligence	70
11.8 Determination of Losses	70
11.9 Treatment of Indemnity Payments for Tax Purposes	71
11.10 Payment or Reimbursement of Losses	71
11.11 Right to Setoff	71
11.12 Contribution Obligations between Sellers	71

ARTICLE XII Sellers’ Representative	72
12.1 Authorization of Sellers’ Representative	72
12.2 Payment of Expenses	73
12.3 Proportionate Share; Disbursements	73
12.4 Compensation; Exculpation	73
12.5 Successor Sellers’ Representative	74
12.6 Power of Attorney	74
12.7 Certain Limitations	74
12.8 Correspondence	74
12.9 Sellers’ Representative Expense Account	74

ARTICLE XIII General Provisions	74
13.1 Sellers Disclosure Schedule	74
13.2 Assignment	75
13.3 No Third-Party Beneficiaries	75
13.4 Notices	75
13.5 Counterparts	75
13.6 Entire Agreement; Exclusivity of Agreement	76
13.7 Amendments	76
13.8 Severability	76
13.9 Governing Law; Venue; Waiver of Jury Trial	76
13.10 Waiver in Writing	77
13.11 Attorneys’ Fees and Expenses	78
13.12 Construction	78
13.13 Transfer of Privilege; Waiver of Conflict	78

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APPENDICES, EXHIBITS, AND SCHEDULES

Appendices

Appendix A	Defined Terms
Appendix B	Notice Addresses

Exhibits

Exhibit A	Form of Stock Power
Exhibit B	Form of Employment Agreement
Exhibit C	Form of Lock-up and Voting Agreement
Exhibit D	Form of Closing Promissory Note

Schedules

Schedule 2.4(b)	Working Capital Pro Forma & Methodology
Schedule 7.5	Allocation Schedule
Schedule 8.1(f)	Third-Party Consents

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Sellers Disclosure Schedule

Section 1.1	Permitted Encumbrances
Section 4.4	Sellers’ Consents and Authorizations
Section 4.8(i)	Sellers’ Residence Addresses
Section 5.1	Foreign Qualification
Section 5.2(a)	Company Capitalization
Section 5.2(g)	Redemptions and Voting Agreements
Section 5.4(a)	No Conflicts
Section 5.4(c)(1)	Consents and Authorizations
Section 5.4(c)(2)	Consents and Authorizations (Governmental)
Section 5.5(a)(1)	Financial Statements
Section 5.5(a)(2)	Fair Presentation of Financial Statements
Section 5.5(b)	Working Capital Exceptions to GAAP
Section 5.5(c)	Accounts Receivable Aging
Section 5.5(d)	Accounts Payable Aging
Section 5.5(e)	Accrued Liabilities
Section 5.6(c)	Disclosed Liabilities
Section 5.7	Absence of Changes or Events
Section 5.8	Indebtedness
Section 5.9	Deposits
Section 5.10(b)	Owned Real Property
Section 5.10(c)	Leased Real Property
Section 5.10(d)	Real Property Permits
Section 5.11(a)	Company Intellectual Property
Section 5.11(b)	Intellectual Property Claims
Section 5.11(d)	Intellectual Property Assignment Agreements
Section 5.11(f)	Information Systems
Section 5.11(h)	Open Source Materials
Section 5.11(m)	Personal Data Disclosures
Section 5.11(n)	R&D Intellectual Property
Section 5.12(a)	Material Contracts
Section 5.12(c)	Related Party Agreements
Section 5.12(d)	Government Contract Exceptions
Section 5.13(a)	Insurance Policies
Section 5.13(b)	Insurance Exceptions
Section 5.14(a)(i)	Legal Proceedings
Section 5.14(a)(ii)	Uninsured Legal Proceedings
Section 5.15(a)	Compliance with Laws
Section 5.15(b)	Permits
Section 5.16	Taxes
Section 5.16(g)	Contested Tax Matters
Section 5.17(a)	Benefit Plans
Section 5.17(h)	Certain Payments
Section 5.17(k)	Self-funded or Self-insured Benefit Plans
Section 5.18(a)	Employee List
Section 5.20(a)	Client Relations
Section 5.20(b)	Client Exceptions
Section 5.21(a)	Vendors and Suppliers
Section 5.21(b)	Vendors and Suppliers Exceptions
Section 5.23(a)	Warranties
Section 5.23 (b)	Potential Product Claims
Section 5.23 (c)	Warranty Claims
Section 5.24(a)	Affiliate Transactions
Section 5.24(b)	Affiliate Receivables and Payables
Section 5.26	Bank Accounts
Section 5.28(a)	Export Permits and Licenses
Section 5.28(c)	Import Permits and Licenses

v

sHARE purchase agreement

This Share Purchase Agreement (this “Agreement”), dated as of November 13, 2019 (the “Effective Date”), is among Wireless Telecom Group, Inc., a New Jersey corporation (“Purchaser”); Holzworth Instrumentation Inc., a Colorado corporation (the “Company”); Jason Breitbarth, Joe Koebel and Leyla Bly (each a “Seller” and collectively, “Sellers”); and Jason Breitbarth as the designated representative of Sellers (“Sellers’ Representative”). Purchaser, Sellers, and Sellers’ Representative are referred to in this Agreement collectively as the “Parties,” and individually as a “Party.”

Preliminary Statements

A. Sellers are, in the aggregate, the holders of record and beneficial owners of 100% of the issued and outstanding shares of common stock of the Company, which represents the only class of Equity Securities of the Company (the “Acquired Shares”).

B. Sellers desire to sell to Purchaser, and Purchaser desires to purchase, all of the Acquired Shares in exchange for the Purchase Price.

Agreement

In consideration of the representations, warranties, covenants, and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I

Definitions; Interpretation

1.1 Definitions. Capitalized terms and other terms used in this Agreement have the respective meanings set forth in Appendix A.

1.2 Interpretation. As used in this Agreement, except as otherwise indicated in this Agreement or as the context may otherwise require: (a) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; (b) the word “or” is not exclusive; (c) references to an “Article,” “Section,” “preamble,” “Recital,” or any other subdivision, or to an “Appendix,” “Exhibit,” “Schedule,” or “Disclosure Schedule” are to an article, section, preamble, recital, or subdivision of this Agreement, or to an appendix, exhibit, schedule, or disclosure schedule to this Agreement; (d) the words “this Agreement,” “hereby,” “hereof,” “herein,” “hereunder,” and comparable words refer to all of this Agreement, including the Appendices, Exhibits, Schedules, and Disclosure Schedules to this Agreement, and not to any particular article, section, preamble, recital, or other subdivision of this Agreement, or appendix, exhibit, schedule, or disclosure schedule to this Agreement; (e) any pronoun in masculine, feminine, or neuter form includes any other gender; (f) any word in the singular form includes the plural and vice versa; (g) except for references in Sellers Disclosure Schedule, references to any agreement or other document are to such agreement or document as amended, modified, superseded, supplemented, and restated now or from time to time after the date of this Agreement; (h) references to any Law are to it as amended, modified, supplemented, and restated as of the date of this Agreement, and, unless the context requires otherwise, any reference to any statute will be deemed also to refer to all rules and regulations promulgated thereunder; (i) except for references in Sellers Disclosure Schedule, references to any Person include such Person’s respective successors and permitted assigns (and in the case of a natural person, such Person’s heirs, estate, and personal representatives); (j) references to a “day” or number of “days” (without the explicit qualification of “Business”) refer to a calendar day or number of calendar days; and (k) references to copies of documents that have been delivered, provided or made available to Purchaser mean copies of those documents made available in the Data Room to Purchaser and its Representatives at least one day prior to the date of this Agreement. If interest is to be computed under this Agreement, it will be simple interest computed on the basis of a 360-day year of twelve 30-day months. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next succeeding Business Day. Any financial or accounting term that is not otherwise defined in this Agreement has the meaning given such term under GAAP.

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Article II

Purchase and Sale of Acquired Shares

2.1 Purchase and Sale of Acquired Shares. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will transfer, sell, and deliver to Purchaser, free and clear of all Encumbrances, other than Permitted Equity Encumbrances, and Purchaser will purchase and accept delivery of, the Acquired Shares upon delivery by or on behalf of Purchaser (including by Company) to Sellers of the Closing Promissory Notes.

2.2 Total Consideration. The aggregate consideration to be paid by Purchaser to Sellers for the purchase of the Acquired Shares and the other Contemplated Transactions (excluding any compensation payable pursuant to the Employment Agreements) (the “Purchase Price”) will be: (a) the Closing Consideration; plus (b) the Stock Consideration; plus (c) the Deferred Purchase Price 1, if any; plus (d) the Deferred Purchase Price 2, if any; plus (e) the Year 1 Earnout Consideration, if any; plus (f) the Year 2 Earnout Consideration, if any; plus (g) the Sellers Post-Closing Adjustment Payment, if any; minus (h) the Purchaser Post-Closing Adjustment Payment, if any; plus (i) the Sellers Post-Closing Cash Adjustment Payment, if any, plus (j) the Incremental Section 338(h)(10) Elections Tax Amount, if any.

2.3 Holdback Amount and Deferred Purchase Price; Sellers’ Representative Expense Account.

(a) At the Closing, $800,000.00 will be deducted from the Closing Consideration as a general holdback (the “Holdback Amount”). With respect to the Holdback Amount, as a means of recourse for Sellers’ indemnification obligations arising under Article XI and subject to Section 11.11, Purchaser shall pay to Sellers’ Representative (on behalf of, and for distribution to, Sellers) via wire transfer of immediately available funds to the account or accounts designated by Sellers’ Representative pursuant to Section 3.3(a)(iii)(B) the portion of the Holdback Amount that has not been used to offset Sellers’ indemnification obligations under this Agreement in accordance with Section 11.11, as follows: $200,000 of the Holdback Amount shall be paid in each of four (4) quarterly payments, on the last day of each calendar quarter commencing with the first full calendar quarter after the Closing Date. To the extent Purchaser has the right, pursuant to Section 11.11, to set off any portion of the Holdback Amount payable to Sellers, such amount shall be applied against the Holdback Amount monies scheduled to be paid in the chronological order of their scheduled release. By way of example, if $200,000 is to be paid to Purchaser for indemnification in accordance with Section 11.2 prior to the first scheduled $200,000 payment of the Holdback Amount, Purchaser shall be entitled to retain the first $200,000 repayment of principal of the Holdback Amount in accordance with Sections 11.2 and 11.11.

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(b) Subject to Section 11.11, Purchaser shall pay to Sellers’ Representative (on behalf of, and for distribution to, Sellers), via wire transfer of immediately available funds to the account or accounts designated by Sellers’ Representative pursuant to Section 3.3(a)(iii)(B), Deferred Purchase Price 1 as follows: Deferred Purchase Price 1 shall be paid in three (3) equal quarterly payments, on March 31, 2020, June 30, 2020 and September 30, 2020, respectively.

(c) Subject to Section 11.11, Purchaser shall pay to Sellers’ Representative (on behalf of, and for distribution to, Sellers), via wire transfer of immediately available funds to the account or accounts designated by Sellers’ Representative pursuant to Section 3.3(a)(iii)(B), Deferred Purchase Price 2 as follows: Deferred Purchase Price 2 shall be paid on March 31, 2021.

(d) At the Closing, an amount determined by Sellers (the “Sellers’ Representative Expense Account”) shall be deducted from the Closing Consideration and deposited by Purchaser in an account designated by Sellers’ Representative, in accordance with Section 3.3(a)(iii)(B). Sellers’ Representative shall provide Purchaser with written notice of such amount two (2) Business Days prior to Closing.

2.4 Purchase Price Adjustment.

(a) General. The Closing Consideration shall be subject to adjustment following the Closing in accordance with this Section 2.4.

(b) Preparation of Closing Balance Sheet and Closing Working Capital Amount. As promptly as practicable, but not later than 120 days after the Closing Date, or such later date as Purchaser and Sellers’ Representative agree in writing, Purchaser shall prepare and deliver to Sellers’ Representative a written notice (the “Closing Working Capital Notice”) containing (i) a consolidated balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”), calculated in accordance with GAAP; (ii) Purchaser’s calculation of the Working Capital of the Company as of the Closing Date determined in accordance with GAAP and in a manner consistent with Schedule 2.4(b) (such amount, the “Closing Working Capital Amount”); and (iii) Purchaser’s calculation of Closing Date Indebtedness and Closing Cash, and unpaid Seller Transaction Expenses. Sellers’ Representative will have a period of 45 days (the “Review Period”) following delivery of the Closing Working Capital Notice to review the Closing Balance Sheet, the Closing Working Capital Amount, the Closing Date Indebtedness, the Closing Cash, and the unpaid Seller Transaction Expenses set forth in the Closing Working Capital Notice. After delivery of the Closing Working Capital Notice, Sellers’ Representative and its accountants (x) shall be permitted reasonable access during normal business hours to review the Company’s books and records (excluding any privileged work papers) related to the calculation and preparation of the amounts included in the Closing Working Capital Notice, and (y) may make inquiries of Purchaser, the Company, and their respective accountants and employees regarding questions concerning, or disagreements with, the Closing Balance Sheet, the Closing Working Capital Amount, the Closing Date Indebtedness, the Closing Cash, and/or the unpaid Seller Transaction Expenses set forth in the Closing Working Capital Notice, arising in the course of their review thereof, provided that such access and inquiries do not unreasonably interfere with the operations of Purchaser or the Company, and Purchaser shall use, and shall cause the Company to use, Commercially Reasonable Efforts to cause any such accountants and employees to cooperate with and respond to such inquiries as promptly as practicable.

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(c) Acceptance by Sellers’ Representative. If (i) at any time during the Review Period, Sellers’ Representative notifies Purchaser in writing of its acceptance of Purchaser’s estimate of the Closing Working Capital Amount, or amounts of the Closing Date Indebtedness, Closing Cash, or the unpaid Seller Transaction Expenses set forth in the Closing Working Capital Amount Notice, or (ii) Sellers’ Representative fails to deliver a timely Objection Notice in accordance with Section 2.4(d), then such Closing Working Capital Amount and/or amounts of the Closing Date Indebtedness, the Closing Cash, and/or the unpaid Seller Transaction Expenses, as the case may be, will be final, binding and conclusive and will be deemed to be the “Final Closing Working Capital Amount” and/or final amounts of the Closing Date Indebtedness, Closing Cash, and/or the unpaid Seller Transaction Expenses, as the case may be, for purposes of this Agreement.

(d) Disagreement by Sellers’ Representative. If Sellers’ Representative disagrees with Purchaser’s Closing Balance Sheet, Purchaser’s calculation of the Closing Working Capital Amount or amounts of the Closing Date Indebtedness, Closing Cash, or the unpaid Seller Transaction Expenses, as the case may be, set forth in the Closing Working Capital Notice, then prior to the expiration of the Review Period, Sellers’ Representative may deliver a notice to Purchaser disagreeing with such specific calculation and setting forth Sellers’ Representative’s objection(s) to Purchaser’s calculation of the Closing Balance Sheet, the Closing Working Capital Amount and/or amounts of the Closing Date Indebtedness, the Closing Cash, or the unpaid Seller Transaction Expenses, as the case may be (an “Objection Notice”). The Objection Notice must specify, (i) in reasonable detail, those items or amounts as to which Sellers’ Representative disagrees and the reason(s) for such disagreement(s), together with any supporting documentation available to Sellers’ Representative and (ii) Sellers’ Representative’s calculation of the Closing Working Capital Amount and/or amounts of the Closing Date Indebtedness, the Closing Cash, and/or the unpaid Seller Transaction Expenses, as the case may be. Any particular amounts or items contained in the Closing Working Capital Notice or the Closing Balance Sheet that are not specifically objected to by Sellers’ Representative in the Objection Notice will be deemed accepted by Sellers’ Representative and Sellers and will be final, binding, and conclusive on all Parties. If Sellers’ Representative does not timely deliver an Objection Notice, Purchaser’s calculation of the Closing Working Capital Amount and/or amounts of the Closing Date Indebtedness, the Closing Cash, and/or the unpaid Seller Transaction Expenses, as the case may be, in the Closing Working Capital Notice will be deemed final, binding, and conclusive on all Parties.

(e) Dispute Resolution.

(i) If Sellers’ Representative delivers a timely Objection Notice in accordance with Section 2.4(d), Purchaser and Sellers’ Representative shall, during the 30 days following such delivery, use Commercially Reasonable Efforts to reach agreement on the disputed items or amounts in order to determine a mutually agreeable Closing Balance Sheet, Closing Working Capital Amount and/or amounts of the Closing Date Indebtedness, the Closing Cash, and/or the unpaid Seller Transaction Expenses, as the case may be. If, during such period, Purchaser and Sellers’ Representative agree as to the Closing Working Capital Amount and/or amounts of the Closing Date Indebtedness, the Closing Cash, and/or the unpaid Seller Transaction Expenses, as the case may be, then Purchaser and Sellers’ Representative (on behalf of all Sellers) shall execute a written acknowledgement of such amount and the Closing Working Capital Amount and/or amounts of the Closing Date Indebtedness, the Closing Cash, and/or the unpaid Seller Transaction Expenses, as the case may be, so agreed upon will be final, binding and conclusive and will be deemed to be the “Final Closing Working Capital Amount” and/or final amounts of the Closing Date Indebtedness, the Closing Cash, and/or the unpaid Seller Transaction Expenses, as the case may be, for purposes of this Agreement. If, during such period, Purchaser and Sellers’ Representative are unable to reach agreement, then the disputed items will be resolved by the Accountant.

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(ii) Within 20 days of the retention of the Accountant, Purchaser and Sellers’ Representative shall jointly submit the matter to the Accountant and instruct the Accountant that it: (A) will act as an expert in accounting, and not as an arbitrator, to resolve, in accordance with GAAP and in a manner consistent with the provisions of this Agreement and the pro forma example attached to this Agreement as Schedule 2.4(b), only the matters specified in the Objection Notice that remain in dispute; (B) shall adjust the calculation of Closing Working Capital Amount and/or amounts of the Closing Date Indebtedness, the Closing Cash, and/or the unpaid Seller Transaction Expenses, as the case may be, based thereon to reflect such resolution; (C) may not determine an amount of the Closing Working Capital Amount, Closing Date Indebtedness, Closing Cash, or unpaid Seller Transaction Expenses, as the case may be, in excess of that claimed by Sellers’ Representative or less than that claimed by Purchaser; (D) shall deliver to Purchaser and Sellers’ Representative, as promptly as practicable and in any event within 75 days following the submission of the matters that remain in dispute to the Accountant for resolution, a written report setting forth the Accountant’s determination of the Closing Working Capital Amount and/or amounts of the Closing Date Indebtedness, the Closing Cash, and/or the unpaid Seller Transaction Expenses, as the case may be, and the calculations thereof; and (E) may not engage in ex parte communications with either Purchaser or its Representatives, on the one hand, or Sellers’ Representative or any Seller or their respective Representatives, on the other hand, without the other Party’s express written consent. Purchaser and Sellers’ Representative each will have the right to submit written information to the Accountant in support of their respective positions, provided that, when doing so, it provides a copy of such written information to the other Party as well as the Accountant. The Parties acknowledge and agree that if any dispute is submitted to the Accountant pursuant to this Section 2.4(e), the Closing Working Capital Amount and/or amounts of the Closing Date Indebtedness, the Closing Cash, and/or the unpaid Seller Transaction Expenses, as the case may be, determined by the Accountant will be final, binding and conclusive and will be deemed to be the “Final Closing Working Capital Amount” and/or final amounts of the Closing Date Indebtedness, the Closing Cash, and/or the unpaid Seller Transaction Expenses, as the case may be, for purposes of this Agreement.

(iii) The cost of such review and report (including any retainer) will be borne (A) by Purchaser if Sellers’ Representative’s aggregate calculation of Closing Working Capital Amount and amounts of the Closing Date Indebtedness, the Closing Cash, and the unpaid Seller Transaction Expenses, as the case may be, is closer to the Final Closing Working Capital Amount and final amounts of the Closing Date Indebtedness, the Closing Cash, and the unpaid Seller Transaction Expenses, as the case may be, calculated by the Accountant, or (B) jointly and severally by Sellers if Purchaser’s aggregate calculation of Closing Working Capital Amount and amounts of the Closing Date Indebtedness, the Closing Cash, and the unpaid Seller Transaction Expenses, as the case may be, is closer to the Final Closing Working Capital Amount and final amounts of the Closing Date Indebtedness, the Closing Cash, and the unpaid Seller Transaction Expenses, as the case may be, calculated by the Accountant. Any retainer charged by the Accountant will be paid 50% by Purchaser and 50% jointly and severally by Sellers, with such amount to be reimbursed by the Party responsible for paying the cost of the review in accordance with the immediately preceding sentence.

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(f) Adjustment of Purchase Price.

(i) Closing Working Capital. If the Final Closing Working Capital Amount, as determined pursuant to this Section 2.4, is:

(A) greater than the Working Capital Target Amount by $25,000 or more, then Purchaser shall, within seven Business Days following the determination of the Final Closing Working Capital Amount, pay to Sellers’ Representative (on behalf of Sellers) an amount equal to the amount by which the Final Closing Working Capital Amount exceeds the Working Capital Target Amount (the “Sellers Post-Closing Adjustment Payment”) by wire transfer of immediately available funds to the account or accounts designated by Sellers’ Representative pursuant to Section 3.3(a)(iii)(B);

(B) less than the Working Capital Target Amount by $25,000 or more, then Sellers shall, within seven Business Days following the determination of the Final Closing Working Capital Amount, jointly and severally, pay to Purchaser by wire transfer of immediately available funds to the account or accounts designated by Purchaser an amount equal to the amount by which the Working Capital Target Amount exceeds the Final Closing Working Capital Amount (the “Purchaser Post-Closing Adjustment Payment”); or

(C) not greater than the Working Capital Target Amount by $25,000 or more and not less than the Working Capital Target Amount by $25,000 or more, then there will be no adjustment.

(ii) Closing Date Indebtedness. If the final amount of the Closing Date Indebtedness, as determined pursuant to this Section 2.4, is greater than $0.00, then Sellers, jointly and severally, shall pay to Purchaser by wire transfer of immediately available funds an amount equal to the amount by which the amount of the final Closing Date Indebtedness exceeds $0.00.

(iii) Closing Cash. If the final amount of the Closing Cash, as determined pursuant to this Section 2.4, is greater than $0.00, then Purchaser shall pay to Sellers’ Representative (on behalf of Sellers), by wire transfer of immediately available funds to the account or accounts designated by Sellers’ Representative pursuant to Section 3.3(a)(iii)(B), an amount equal to the amount by which the amount of the final Closing Cash exceeds $0.00 (the “Sellers Post-Closing Cash Adjustment Payment”).

(iv) Unpaid Seller Transaction Expenses. If the final amount of the unpaid Seller Transaction Expenses, as determined pursuant to this Section 2.4, is greater than $0.00, then Sellers, jointly and severally, shall pay to Purchaser by wire transfer of immediately available funds an amount equal to the amount by which the amount of the final unpaid Seller Transaction Expenses exceeds $0.00, and upon receipt thereof Purchaser shall pay or cause to be paid such unpaid Seller Transaction Expenses.

(g) Cooperation. Each of Purchaser, Sellers’ Representative, and each Seller will, and will use its respective Commercially Reasonable Efforts to cause its respective accountants to, cooperate and assist as requested in the preparation of the Closing Balance Sheet and the calculation (including the estimates) of the Closing Working Capital Amount, the Final Closing Working Capital Amount, Closing Date Indebtedness, the Closing Cash, and the unpaid Seller Transaction Expenses by the other Party and the Accountant, including the making available to the extent necessary of books, records, work papers, and personnel.

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2.5 Earnout Consideration.

(a) Earnout Determination.

(i) The “Year 1 Earnout Period” shall be the 12-month period from January 1, 2020 through December 31, 2020. The “Year 2 Earnout Period” shall be the 12-month period from January 1, 2021 through December 31, 2021.

(ii) Within 45 days following the end of any Earnout Period (each an “Earnout Notice Date”), Purchaser shall deliver to Sellers’ Representative a written statement setting forth the proposed calculation of the Company EBITDA for such Earnout Period and the Earnout Consideration for such Earnout Period and, in reasonable detail, the actual calculations thereof, together with supporting schedules as applicable or as reasonably requested by Sellers’ Representative (each a “Proposed Earnout Measurement” and the final calculation of Company EBITDA for the applicable Earnout Period as determined pursuant to this Section 2.5, an “Earnout Measurement”). After delivery of a Proposed Earnout Measurement, Sellers’ Representative and its accountants shall be permitted reasonable access during normal business hours to review the Company’s books and records (excluding any privileged work papers) related to the preparation of such Proposed Earnout Measurement. Sellers’ Representative and its accountants may make inquiries of Purchaser, the Company, and their respective accountants and employees regarding questions concerning or disagreements with such Proposed Earnout Measurement arising in the course of their review thereof, and Purchaser shall use, and shall cause the Company to use, Commercially Reasonable Efforts to cause any such accountants and employees to cooperate with and respond to such inquiries as promptly as practicable.

(iii) If Sellers’ Representative disagrees in any respect with Purchaser’s calculation of a Proposed Earnout Measurement, Sellers’ Representative may deliver a dispute notice (the “Dispute Notice”) to Purchaser within 30 days of receiving such Proposed Earnout Measurement.

(iv) If Sellers’ Representative does not deliver a Dispute Notice to Purchaser within 30 days of receiving a Proposed Earnout Measurement, then such Proposed Earnout Measurement will be the Earnout Measurement for the applicable Earnout Period.

(v) If Sellers’ Representative does deliver a Dispute Notice to Purchaser (which Dispute Notice must set forth, in reasonable detail, (A) the items and amounts in dispute and an alternative amount for each such disputed item and (B) a calculation by Sellers’ Representative of the Earnout Measurement for the applicable Earnout Period) within such 30-day period described in clause (iii) above, Purchaser and Sellers’ Representative shall exercise Commercially Reasonable Efforts to resolve the dispute during the 15-day period commencing on the date Purchaser receives such Dispute Notice from Sellers’ Representative (the “Resolution Period”), which Resolution Period may be extended by the mutual written agreement of Purchaser and Sellers’ Representative.

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(vi) The only bases on which Sellers’ Representative may dispute any matter in any Proposed Earnout Measurement are: (A) the inaccuracy of such matter, whether factually or numerically, or (B) that such Proposed Earnout Measurement, or any element thereof, or both, are not prepared as provided in this Agreement.

(vii) If Purchaser and Sellers’ Representative do not obtain a final resolution within the Resolution Period, then the items in dispute will be submitted immediately to the Accountant for binding resolution. Sellers’ Representative and Purchaser shall act in good faith to execute such engagement letters and other documents as will be necessary to engage the Accountant within 10 days but in no event later than 20 days after the expiration of the Resolution Period. Purchaser and Sellers’ Representative shall jointly instruct the Accountant that it: (A) will act as an expert in accounting, and not as an arbitrator, to resolve, in accordance with GAAP and this Agreement, only the matters specified in any timely delivered a Dispute Notice that remain in dispute; (B) will adjust the calculation of the Proposed Earnout Measurement to reflect such resolution; (C) may not determine an amount of Company EBITDA for any Earnout Period in excess of that claimed by Sellers’ Representative or less than that claimed by Purchaser for such Earnout Period; (D) will deliver to Purchaser and Sellers’ Representative a written decision of its calculation of the Earnout Measurement as promptly as practicable and, in any event, within 30 days following the submission of the matters that remain in dispute to the Accountant for resolution; and (E) may not engage in ex parte communications with either Purchaser or Sellers’ Representative or any Seller or any Representative of the foregoing without the other’s express written consent. Purchaser and Sellers’ Representative each shall have the right to submit written information to the Accountant in support of their respective positions, provided that, when doing so, it provides a copy of such written information to the other Party as well as the Accountant.

(viii) The cost of the Accountant’s review and written decision described in clause (vii) above will be borne (A) by Purchaser if Sellers’ Representative’s aggregate calculation of the Earnout Measurement is closer to the Earnout Measurement calculated by the Accountant, or (B) by Sellers, jointly and severally, if Purchaser’s aggregate calculation of the Earnout Measurement is closer to the Earnout Measurement calculated by the Accountant. Any retainer charged by the Accountant will be paid 50% by Purchaser and 50% jointly and severally by Sellers, with such amount to be reimbursed by the Party responsible for paying the cost of the review in accordance with the immediately preceding sentence.

(ix) The Earnout Consideration may be paid in cash or issued in shares of WTG Stock; provided that, to the extent the portion of the first $1,500,000 of Earnout Consideration that is paid in cash represents less than 30% of such Earnout Consideration, the portion of WTG Stock issued as Earnout Consideration constituting the difference between the cash percentage paid and 30% of the first $1,500,000 of Earnout Consideration will not be subject to the Lock-Up (as defined in Section 1(a) of the Lock-up and Voting Agreement). If applicable, and subject to this Section 2.5(a) and Section 2.5(c), within 10 days after final determination of the Earnout Measurement for such Earnout Period pursuant to this Section 2.5(a) and (1) with respect to the Year 1 Earnout Consideration, in no event later than March 31, 2021, or (2) with respect to the Year 2 Earnout Consideration, in no event later than March 31, 2022, Purchaser or the Company shall deliver, or cause to be delivered, the Earnout Consideration (if any) (A) for any portion paid in cash, to Sellers’ Representative (on behalf of and for distribution, as applicable, to Sellers) by wire transfer of immediately available funds to the account or accounts designated by Sellers’ Representative pursuant to Section 3.3(a)(iii)(B) (which designation may be updated by Sellers’ Representative by notice to Purchase within five days after the determination of the Earnout Measurement); (B) for any portion issued in WTG Stock, to each of the Sellers by issuance of WTG Stock in accordance with such Seller’s Proportionate Share, by restricted book entry at Purchaser’s transfer agent into segregated accounts established by such transfer agent for the benefit of, and registered in the name of, such Seller, which WTG Stock shall be valued based on the volume-weighted average price of WTG Stock for the 90 trading days immediately preceding the date of such final determination of the Earnout Measurement for such Earnout Period; or (C) if the Earnout Consideration is to be paid and issued in a combination of (A) and (B), to Sellers’ Representative and to each of the Sellers, as applicable, as described in (A) and (B), in all cases at the sole and absolute discretion of Purchaser other than as set forth in this Section 2.5(a)(ix).

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(b) Earnout Consideration. If for the Year 1 Earnout Period, the Earnout Measurement sets forth a final calculation of Company EBITDA equal to or greater than $1,250,000.00 (the “Year 1 Earnout Threshold”), then Purchaser shall pay to Sellers as provided in Section 2.5(a)(ix) an amount equal to two (2) times the excess Company EBITDA above the Year 1 Earnout Threshold (such amount, the “Year 1 Earnout Consideration”); provided, however, that the Year 1 Earnout Consideration may not exceed $7,000,000.00. If for the Year 2 Earnout Period, the Earnout Measurement sets forth a final calculation of Company EBITDA equal to or greater than the greater of (i) $1,250,000.00 or (ii) the Company EBITDA for the Year 1 Earnout Period (the “Year 2 Earnout Threshold”), then Purchaser shall pay to Sellers as provided in Section 2.5(a)(ix) an amount equal to two (2) times the excess Company EBITDA above the Year 2 Earnout Threshold (such amount, the “Year 2 Earnout Consideration”); provided, however, that the Year 1 Earnout Consideration and the Year 2 Earnout Consideration may not exceed $7,000,000.00 in the aggregate. For the avoidance of doubt, the opportunity to earn the Earnout Consideration for any Earnout Period is limited to the actual results of the Company through the end of the applicable Earnout Period, and such Earnout Consideration, if any, may only be earned and become payable once with respect to any Earnout Period.

(c) During the Earnout Periods, Purchaser shall operate the Company and the Business in a commercially reasonable manner and hereby agrees: (i) not to take any action during the Earnout Periods which has as its primary purpose materially impairing the ability of Sellers to earn the Earnout Consideration or materially reducing the Company EBITDA; and (ii) for so long as Sellers are active employees of the Company, to use Commercially Reasonable Efforts to consult with Sellers and reasonably consider Sellers’ position with respect to (x) discontinuing, eliminating or materially reducing (or announcing the discontinuation, elimination or material reduction of) any product or service lines of the Company) during the Earnout Periods, or (y) taking any action by the Company during the Earnout Periods that Purchaser has actual knowledge will directly and materially reduce the Earnout Consideration (provided that Sellers shall not have any cause of action or other remedy with respect to any failure of Purchaser to comply with this clause (ii)). Subject to the first sentence of this Section 2.5(c) and to the Employment Agreements, the Parties acknowledge and agree that, from and after the Closing, Purchaser shall have the complete right, power and authority to operate and control the Company and each of Purchaser’s, Purchaser’s Affiliates’ and the Company’s business (including the Business) and its and their respective operations and all key business decisions (including any and all decisions relating to the integration of the Business into the business and operations of Purchaser and its Affiliates (provided the Purchaser maintain, or cause to be maintained, books and records with respect to the Business and the business activities of the Company separate from any other business activities of the Purchaser or its Affiliates as shall be necessary to substantiate the Proposed Earnout Measurement), any acquisitions, dispositions, purchases or sales of equity or assets and the timing thereof, capital expenditures and the timing thereof, opening new or closing existing offices, developing new businesses or divisions, service offerings and pricing, employee hiring and retention, subcontracting authority and facilities management) in any manner as it shall determine in its sole and absolute discretion, regardless of the impact on any Earnout Consideration.

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(d) Notwithstanding anything in this Agreement to the contrary, in no event shall the number of shares of WTG Stock issuable under this Agreement exceed the Share Cap, and any payments that Purchaser is required to make in excess of the Share Cap shall be made in cash.

2.6 Allocation and Distribution. In no event will Purchaser or the Company have any responsibility or liability for any allocation or distribution of the Purchase Price or any amounts (if any) released from the Sellers’ Representative Expense Account among Sellers or Sellers’ Representative by any Seller or Sellers’ Representative to any Seller, except to the extent Purchaser does not distribute the Purchase Price in accordance with the Allocation Schedule or wire transfer instructions provided pursuant to Section 8.1(b).

2.7 Withholding Tax. Purchaser shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement (or, as the case may be, be promptly reimbursed therefor) such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code or any provision of state, local, provincial, or non-U.S. Tax law; provided that, if Purchaser believes any withholding is required, Purchaser shall give advance notice to Sellers’ Representative that it intends to deduct or withhold, and a reasonable description of the legal basis therefor, and afford the Sellers’ Representative the opportunity to provide the applicable payment, documents and forms necessary to eliminate or reduce such deduction or withholding; provided that any determinations as to deductions or withholdings pursuant to this Section 2.7 shall be in Purchaser’s reasonable discretion. To the extent that amounts are so withheld and paid over to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person entitled to receipt of the payment in respect of which such deduction and withholding was made by such Party.

Article III

Closing

3.1 Closing. The purchase and sale of the Acquired Shares will be consummated at a closing (the “Closing”) to take place remotely via the electronic exchange of documents and signatures on the fifth Business Day following the satisfaction or (to the extent permitted by Law) waiver by the Party or Parties entitled to the benefits thereof of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other time and date as shall be agreed in writing by the Parties. The date and time that the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Notwithstanding the foregoing and regardless of the time at which funds are actually transmitted, the purchase and sale of the Acquired Shares will be deemed to have been consummated at 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”). The delivery of the Closing Promissory Notes and the delivery of all Transaction Documents, certificates, and instruments delivered at the Closing, will be deemed to have been delivered simultaneously, and neither the delivery of the Closing Promissory Notes nor any such Transaction Documents, certificates, and instruments will be deemed delivered or waived until all have been delivered.

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3.2 Delivery of Acquired Shares. At the Closing, each Seller shall deliver to Purchaser the certificate(s) representing all of the Acquired Shares owned by such Seller, free and clear of all Encumbrances, other than Permitted Equity Encumbrances, duly endorsed to Purchaser in blank or accompanied by duly executed stock power in substantially the form of Exhibit A (the “Stock Power”).

3.3 Delivery by Purchaser of Consideration at Closing. At the Closing, Purchaser shall:

(a) deliver to each Seller a promissory note substantially in the form attached hereto as Exhibit D (each such note, a “Closing Promissory Note”) obligating Purchaser to deliver to such Seller on the first Business Day after the Closing Date such Seller’s Proportionate Share of:

(i) the Closing Consideration; plus

(ii) the Stock Consideration; minus

(iii) the following deductions to the Closing Consideration:

(A) the Holdback Amount;

(B) an amount equal to the Sellers’ Representative Expense Account, which will be delivered by Purchaser directly to Sellers’ Representative by wire transfer of immediately available funds for deposit in an account designated by Sellers’ Representative; and

(C) an amount equal to any Seller Transaction Expenses and Indebtedness of the Company as of the Closing Date not paid by or on behalf of Sellers prior to Closing, which will be delivered by Purchaser (on behalf of Sellers) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company (such designation to occur no less than two Business Days prior to the Closing) or, with respect to Indebtedness, to the account indicated on the Payoff Letters.

Article IV

Representations and Warranties Relating to Sellers

Each Seller, severally and not jointly, and only as may apply to such individual Seller, represents and warrants to Purchaser:

4.1 Standing. Such Seller has the legal capacity to enter into this Agreement. Such Seller is not a “foreign person” as such term is described in Section 1445 of the Code.

4.2 Title to Acquired Shares. Such Seller: (i) has good and valid title to and record and beneficial ownership of such Seller’s Proportionate Share of the Acquired Shares, in each case free and clear of all Encumbrances, other than Permitted Equity Encumbrances; (ii) has not granted any option or other right in or to any of such Seller’s Proportionate Share of the Acquired Shares; and (iii) other than as contained in the Organizational Documents of the Company and the Buy Sell Agreement, copies of which have been provided to Purchaser, is not a party to any voting trust, voting agreement, shareholder, or other Contract relating to, binding on, or otherwise affecting such Seller’s right to freely transfer such Seller’s Proportionate Share of the Acquired Shares.

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4.3 Authority; Execution and Delivery; Enforceability.

(a) Power and Authority. Such Seller has full power and authority to execute and deliver the Transaction Documents to which such Seller is a party, to perform such Seller’s obligations under such Transaction Documents, and to consummate the Contemplated Transactions applicable to such Seller.

(b) Execution and Delivery; Enforceability. Each Transaction Document to which such Seller is a party has been duly executed and delivered by such Seller and (assuming due authorization, execution, and delivery by Purchaser) constitutes the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Remedies Exception.

4.4 Consents and Authorizations; No Conflicts. The execution, delivery, and performance by such Seller of each Transaction Document to which such Seller is a party, and the consummation of the Contemplated Transactions, do not and will not: (a) result in a violation or breach of any provision of any Law or Order applicable to such Seller; (b) except as set forth in Section 4.4 of Sellers Disclosure Schedule, require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under (with notice or lapse of time, or both), or give rise to any right of, or result in, the acceleration, termination, amendment, or cancellation of any Contract to which such Seller is a party; or (c) result in the creation or imposition of any Encumbrance, other than Permitted Equity Encumbrances, on such Seller’s Proportionate Share of the Acquired Shares. No Consent of, declaration to, filing with, or notice to, any Person or Governmental Entity is required by or with respect to such Seller in connection with the execution and delivery of each Transaction Document to which such Seller is a party and the consummation of the Contemplated Transactions. Except as expressly set forth in this Agreement and except for compensation payable and expense reimbursements to such Seller in the Ordinary Course of Business, the Company neither owes, nor is obligated, to pay such Seller (or any Affiliate(s) of such Seller) any amount or owes any other obligation to any of them, and neither such Seller (nor any Affiliate(s) of such Seller) has any claim of any kind against the Company or any shareholder, director, officer, employee, agent, member, or manager of the Company.

4.5 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of such Seller.

4.6 Solvency. Such Seller is not Insolvent as of immediately prior to the Closing.

4.7 Proceedings; Orders. There is no Proceeding pending or, to such Seller’s Knowledge, threatened, or any outstanding Order against, binding on, or otherwise affecting, such Seller or any of its properties, assets, or businesses that may reasonably be expected to (a) cause, result in, or give rise to, any legal restraint on, prohibition against, or delay of, the Contemplated Transactions, (b) materially impair the ability of such Seller to perform its obligations under any Transaction Document to which such Seller is a party or to consummate the Contemplated Transactions, or (c) result in a Material Adverse Effect.

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4.8 Investment Representations.

(a) Such Seller is aware that the WTG Stock issued as the Stock Consideration has not been registered under the Securities Act, and that the Stock Consideration is deemed to constitute “restricted securities” under Rule 144 promulgated under the Securities Act (“Rule 144”). Such Seller also understands that the Stock Consideration is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Seller’s warranties contained in this Article IV.

(b) Such Seller is obtaining the WTG Stock issued as the Stock Consideration for its own account and has no present intention of distributing or selling the Stock Consideration except as permitted under the Securities Act, applicable state securities Laws and the Lock-up and Voting Agreement.

(c) Such Seller has sufficient knowledge and experience in business and financial matters to evaluate Purchaser, its proposed activities and the risks and merits of an investment in WTG Stock. Such Seller has the ability to accept the high risk and lack of liquidity inherent in such an investment.

(d) Such Seller has had an opportunity to discuss Purchaser’s business, management and financial affairs with directors, officers and management of Purchaser. Such Seller has also had the opportunity to ask questions of and receive answers from Purchaser and its management regarding the terms and conditions of an investment in WTG Stock. Such Seller understands the significant risks of such an investment.

(e) Such Seller has the capacity to protect its own interests in connection with the issuance of the Stock Consideration by virtue of its business or financial expertise.

(f) Such Seller understands that the WTG Stock issued as the Stock Consideration must be held indefinitely unless such WTG Stock is subsequently registered under the Securities Act or an exemption from such registration is available. Such Seller has been advised or is aware of the provisions of Rule 144, as in effect from time to time, which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about Purchaser, the resale occurring following the required holding period under Rule 144, and the number of shares being sold during any three-month period not exceeding specified limitations. Such Seller further understands and agrees that an appropriate restrictive legend will be placed on any certificates issued representing shares comprising Stock Consideration and appropriate stop transfer instructions will be placed with Purchaser’s transfer agent with respect to the transfer of shares issued as Stock Consideration.

(g) Such Seller has satisfied itself as to the full observance of the Laws of its jurisdiction of residence in connection with the receipt of the Stock Consideration including (i) the legal requirements within its jurisdiction for the receipt of the Stock Consideration, (ii) any foreign exchange restrictions applicable to such acquisition, (iii) any government or other Consents that may need to be obtained in connection with such acquisition, and (iv) the Income Tax and other Tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or Transfer of the Stock Consideration.

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(h) Such Seller is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

(i) Such Seller resides at the address set forth next to such Seller’s name on Section 4.8(i) of Sellers Disclosure Schedule.

Article V

Representations and Warranties Relating to the Company

Each Seller, jointly and severally, represents and warrants to Purchaser:

5.1 Organization and Good Standing.

(a) The Company was duly organized, is validly existing, and is in good standing (if the concept of good standing applies) under the laws of the State of Colorado. Copies of the Company’s Organizational Documents (including any amendments or modifications thereto) that are currently in effect have been delivered or made available to Purchaser.

(b) The Company has full corporate power and authority to own, lease, or otherwise hold its assets and properties and to carry on its business as presently conducted. The Company is duly qualified, authorized, registered, or licensed and in good standing (if the concept of good standing applies) to do business as a foreign Entity in each jurisdiction where the conduct or nature of its business or the ownership, leasing, or holding of its assets and properties makes such qualification, authorization, registration, or licensure necessary, except where the failure to be so qualified, authorized, registered or licensed would not have a Material Adverse Effect. Each jurisdiction where the Company is qualified, authorized, registered, or licensed as a foreign Entity is listed in Section 5.1 of Sellers Disclosure Schedule.

5.2 Equity Securities; Capitalization.

(a) Capitalization. The Acquired Shares constitute 100% of the issued and outstanding Equity Securities of the Company. Section 5.2(a) of Sellers Disclosure Schedule accurately and completely sets forth the capitalization of the Company immediately prior to the Closing, including (i) each class of Equity Securities; and (ii) a list of the full legal names of each record and beneficial owner of such Equity Securities, and opposite the name of each such owner, the percentage and class of Equity Securities owned by each such owner.

(b) Voting Debt. There are no authorized or outstanding bonds, debentures, notes, or other Indebtedness of the Company having the right to vote on or approve (or containing any provision granting any holder thereof or other Person the right to vote on or approve), or that are convertible into, or exchangeable for, securities having the right to vote on or approve, any matter on which any holder of Equity Securities of the Company may vote on or approve (“Voting Debt”).

(c) Subsidiaries. The Company has no Subsidiaries and does not own, directly or indirectly, (i) any Equity Security in any other Person, or (ii) any interest in a partnership, unincorporated joint venture, or other arrangement with any other Person involving the sharing of profits or losses, or in the nature of a partnership, joint venture, or other business enterprise.

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(d) Options. No Seller has any options or other equity-based awards, issued, and outstanding or authorized for issuance, whether or not presently convertible, exercisable, or exchangeable, or other commitments or undertakings (other than this Agreement) under which the Company is or may become obligated to issue, deliver, transfer, or sell, or cause to be issued, delivered, transferred, or sold, any of its Equity Securities or any security exercisable for, or convertible or exchangeable into, any Equity Securities of the Company or any Voting Debt.

(e) No Other Securities. Except for the Acquired Shares, there are no other Equity Securities or debt securities of the Company of any class or series that are issued, reserved for issuance, or outstanding. No former equity owner of the Company, or any of its predecessors, and no former holder of any right to acquire any interest in the Company, or any of its predecessors (whether by warrant, option, convertible instrument, or otherwise), has any claim or rights against the Company.

(f) Validity. The Acquired Shares were duly authorized and validly issued, are fully paid and non-assessable, and have been offered, issued, sold, and delivered in compliance with all applicable Laws. None of the Acquired Shares were issued or are held in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right under the Organizational Documents or any Contract of the Company or the owners of such Equity Securities.

(g) Redemption; Voting Agreements. There are no agreements or outstanding obligations (contingent or otherwise) of the Company to repurchase, redeem, or otherwise acquire any Acquired Shares. Except as set forth in Section 5.2(g) of Sellers Disclosure Schedule, there are no voting trusts, shareholder agreements, commitments, undertakings, understandings, proxies, or other restrictions to which the Company is a party that, directly or indirectly, restrict or limit in any manner, or otherwise relate to, the voting, sale, or other disposition of the Acquired Shares.

5.3 Authority; Execution and Delivery; Enforceability.

(a) Power and Authority. The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b) Due Authorization. The execution and delivery by the Company of this Agreement, the Company’s performance of its obligations hereunder, and the Company’s consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Company, including any required approvals under applicable Law or the Company’s Organizational Documents.

(c) Execution and Delivery; Enforceability. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution, and delivery by the other parties hereto) constitutes a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Remedies Exception.

5.4 Consents and Authorizations; No Conflicts. The execution, delivery, and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not: (a) except as set forth in Section 5.4(a) of Sellers Disclosure Schedule, conflict with or result in a violation or breach of any provision of the Company’s Organizational Documents; (b) result in a violation or breach of any provision of any Law or Order applicable to the Company; (c) except as set forth in Section 5.4(c)(1) of Sellers Disclosure Schedule, require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under (with notice or lapse of time, or both), or give rise to any right of, or result in, the acceleration, termination, amendment, or cancellation of any Benefit Plan or Contract to which the Company is a party or by which its assets are bound; or (d) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, with respect to any of the Company’s properties or assets. Except as set forth in Section 5.4(c)(2) of Sellers Disclosure Schedule, no Consent, Permit, Order, declaration, or filing with, or notice to, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

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5.5 Financial Matters.

(a) Section 5.5(a)(1) of Sellers Disclosure Schedule sets forth accurate and complete copies of (i) the Company’s audited financial statements consisting of the consolidated balance sheets of the Company as of December 31, 2017 and December 31, 2018, and the related statements of income, stockholders’ equity, and cash flows for the years then ended (collectively, the “Annual Financial Statements”), and (ii) the unaudited financial statements consisting of the balance sheet of the Company as at September 30, 2019, and the related statements of income, stockholders’ equity, and cash flows for the nine-month period then ended, (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Except as set forth in Section 5.5(a)(2) of Sellers Disclosure Schedule, the Financial Statements (including the notes thereto, if any) fairly present in all material respects the financial position of the Company as of the respective dates they were prepared and the results of the operations and cash flows of the Company for the periods indicated, all in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments, none of which are material, and the absence of notes. The Financial Statements were derived from the books and records of the Company. To the Knowledge of Sellers, there has been no, and there does not currently exist any, fraud, nor the existence of or allegation of financial improprieties that involves management of the Company. The balance sheet of the Company as of September 30, 2019, is referred to in this Agreement as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”

(b) Neither the Company nor any Seller has taken any action, or omitted to take any action, substantially for the purpose of artificially manipulating the amount of the Company’s working capital since December 31, 2017. Since December 31, 2017, all operations of the Company, including working capital, accounting policies, sales and marketing, human resources, and capital expenditures, have been managed in the Ordinary Course of Business and in a manner required to support the on-going operations of the Company. Except as set forth in Section 5.5(b) of Sellers Disclosure Schedule, all working capital components and accounting policies are presented on the Financial Statements in accordance with GAAP.

(c) All notes and accounts receivable of the Company reflected on the Interim Balance Sheet or that have arisen since the Interim Balance Sheet Date, except such notes and accounts receivable as have been collected after such date, are valid and enforceable claims and, to the Knowledge of Sellers, are not subject to any defense, offset, adjustment, or counterclaim, and none have been threatened in writing, subject in each case to the reserve for bad debts reflected in the Interim Balance Sheet, which has been calculated in accordance with GAAP as described in Section 5.5(a). All such notes and accounts receivable of the Company arose in the Ordinary Course of Business from the sale and delivery of goods actually made or the actual provision of services to customers of the Company, none of which are equity owners or Affiliates of the Company. All of the notes and accounts receivable of the Company are, in the aggregate, collectible within 90 days in full, net of the reserve therefor, in the Ordinary Course of Business, except as provided for in the allowance for doubtful accounts. Section 5.5(c) of Sellers Disclosure Schedule sets forth a materially accurate aging of all accounts receivable of the Company as of the Interim Balance Sheet Date. Neither the Company nor any Seller has taken any action, or omitted to take any action, substantially for the purpose of artificially manipulating the amount of the Company’s Accounts Receivable as of the Closing Date.

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(d) Section 5.5(d) of Sellers Disclosure Schedule sets forth in reasonable detail, including aging by date of invoice, the Company’s updated calculation of its Accounts Payable as of the Closing. Neither the Company nor any Seller has taken any action, or omitted to take any action, substantially for the purpose of artificially manipulating the amount of the Company’s Accounts Payable as of the Closing Date.

(e) Section 5.5(e) of Sellers Disclosure Schedule sets forth in reasonable detail the Company’s updated calculation of its Accrued Liabilities as of the Closing. Neither the Company nor any Seller has taken any action, or omitted to take any action, substantially for the purpose of artificially manipulating the amount of the Company’s Accrued Liabilities as of the Closing Date.

(f) The Company maintains a system of internal controls over financial reporting (of a type customary for similarly situated companies) that is reasonably sufficient to ensure that its books and records accurately reflect its assets and Liabilities in such a manner as to provide reasonable assurance that the Company’s transactions are recorded as necessary to permit preparation of the Financial Statements in accordance with GAAP, applicable Law and otherwise in a manner that fairly presents the financial condition and results of operations of the Company as of the respective dates and periods thereof.

5.6 No Undisclosed Liabilities. The Company has no Liabilities, except for the following, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, environmental liability, or violation of Law: (a) Liabilities included and reserved against on its Interim Balance Sheet; (b) accounts payable and Liabilities (of the types required to be reflected as current liabilities on a balance sheet prepared in accordance with GAAP as described in Section 5.5) incurred by the Company since the Interim Balance Sheet Date in the Ordinary Course of Business; (c) Seller Transaction Expenses, (d) those which do not exceed $10,000 in any one case or $25,000 in the aggregate, (e) executory obligations under Contracts entered into in the Ordinary Course of Business or (f) the Liabilities set forth in Section 5.6(c) of Sellers Disclosure Schedule.

5.7 Absence of Changes or Events. Since the Interim Balance Sheet Date, with the exception of any actions taken or Liabilities incurred as expressly provided for in the Transaction Documents and except as otherwise disclosed in Section 5.7 of Sellers Disclosure Schedule, the Company has conducted its business only in the Ordinary Course of Business. Except as set forth by reference to the specific clause below in Section 5.7 of Sellers Disclosure Schedule, since the Interim Balance Sheet Date, other than actions taken or Liabilities incurred as expressly provided for in the Transaction Documents, the Company has not:

(a) sold, transferred, assigned, leased, subleased, licensed, or otherwise disposed of any of its assets, tangible or intangible, owned, leased, or licensed, with a value in excess of $10,000.00 individually or $25,000.00 in any series of transactions, other than in the Ordinary Course of Business;

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(b) entered into any Contract (or series of related Contracts) (i) in the Ordinary Course of Business and involving more than $50,000.00 and/or with a term greater than 12 months, which term may not be terminated by the Company upon 30 days’ or less notice, or (ii) outside the Ordinary Course of Business and involving more than $10,000.00;

(c) created, incurred, or permitted to arise any Encumbrance on any of its assets, tangible or intangible, other than Permitted Encumbrances;

(d) made any capital expenditure (or series of related capital expenditures) or commitments therefor either (i) outside the Ordinary Course of Business or (ii) involving more than $25,000.00 in the aggregate;

(e) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

(f) to the extent involving more than $25,000.00 in the aggregate, (i) issued, created, incurred, assumed, or guaranteed any Indebtedness incurred other than in the Ordinary Course of Business, or (ii) made any voluntary purchase, cancellation, prepayment, or complete or partial discharge in advance of a scheduled payment date with respect to any Indebtedness;

(g) canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

(h) made or authorized any change in its Organizational Documents;

(i) issued, sold, or otherwise disposed of, or split, combined, or subdivided, any of its Equity Securities, or granted any options or other rights to issue, sell, purchase, redeem, or acquire (including upon conversion, exchange, or exercise) any of its Equity Securities;

(j) declared, set aside, or paid any dividends or other distributions, outside the Ordinary Course of Business distributions, with respect to any of its Equity Securities or redeemed or purchased, directly or indirectly, any of its Equity Securities;

(k) experienced any casualty, damage, destruction, theft, or loss (whether or not covered by insurance) to any of its assets and properties resulting in losses in excess of $25,000.00 individually or $100,000.00 in the aggregate;

(l) except as required by applicable Law, (i) increased or promised to increase the base compensation, wages, or other compensation of, or otherwise made any change in the employment or retention terms (other than general merit-based increases in the Ordinary Course of Business not exceeding 5% of the prior year compensation) for any of its respective employees, or (ii) paid any discretionary bonus or other cash or in kind award (other than sales commissions or annual bonuses in the Ordinary Course of Business) to, any of its respective employees;

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(m) adopted, entered into, become bound by, or amended, modified, or terminated, any collective-bargaining agreement, neutrality agreement or other Contract of any kind with a labor union or labor organization;

(n) other than in the Ordinary Course of Business or as required by applicable Laws or Section 9.2(c), (i) adopted, entered into, become bound by, or amended, modified, or terminated, any bonus, profit-sharing, incentive, severance, or other Benefit Plan, or any employment-related Contract or compensation arrangement, or (ii) established or modified any (A) targets, goals, pools, or similar provisions under any Benefit Plan, employment-related Contract, or other employee compensation arrangement, or (B) salary ranges, compensation increase guidelines, or similar provision with respect to any Benefit Plan, employment-related Contract, or other employee compensation arrangement;

(o) (i) made any change in the Tax reporting or accounting principles, practices, or policies, including with respect to (A) depreciation or amortization policies or rates, (B) reserve amounts, or (C) the payment of accounts payable or the collection of accounts receivable; (ii) settled, compromised, or agreed to any adjustment of any Tax liability or attribute; (iii) made, changed, or rescinded any material Tax election; (iv) amended any Tax Return; (v) surrendered any right in respect of a refund of Taxes; (vi) entered into any closing or similar agreement with respect to Taxes; or (vii) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(p) instituted or settled any Proceeding;

(q) made any write-off or write-down of or made any determination to write-off or write-down any of its properties and assets in excess of $5,000.00 in the aggregate;

(r) made any material change in the general pricing practices or policies or the credit or allowance practices or policies of the Company, including any discounting or increased credit terms;

(s) outside the Ordinary Course of Business, entered into any amendment, modification, termination (partial or complete), or granted any waiver under or given any Consent with respect to any Material Contract;

(t) excluding via commercially available shrink-wrap licenses, licensed in or purchased any Intellectual Property other than in the Ordinary Course of Business or licensed out or otherwise permitted any Person to use any Company Intellectual Property outside the Ordinary Course of Business;

(u) accelerated the collection of any Accounts Receivable, deferred the payment of any Accounts Payable, or otherwise altered or amended its practices with respect to items affecting working capital;

(v) other than, in each case, as required by GAAP or applicable Law, (i) made any material changes to any of its methods of accounting or methods of reporting revenue and expenses or accounting practices, or (ii) writing up, writing down, or writing off the book value of any material assets, individually or in the aggregate, of the Company;

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(w) entered into (i) any Material Contract, or (ii) any new customer relationship reasonably expected to realize more than $50,000.00 in the current calendar year;

(x) commenced or terminated any line of business;

(y) adopted any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(z) suffered or been threatened in writing with any material adverse change in the business operations or financial condition of the Company, that has had, or would reasonably be expected to have, a Material Adverse Effect;

(aa) entered into any transaction between the Company, on the one part, and any of its Related Parties or Representatives or any Affiliate of any Representative or Related Party, on the other part; or

(bb) agreed to enter into, offered to enter into, or amended or modified, verbally, orally, or by any other means, any Contract to do any of the foregoing.

5.8 Indebtedness. Section 5.8 of Sellers Disclosure Schedule sets forth, with respect to the Company, an accurate and complete itemized list of: (a) all Indebtedness of the Company with an outstanding principal amount in excess of $10,000.00, the Person to whom such amounts are owed, and the amounts outstanding with respect to such Indebtedness as of the date of this Agreement; and (b) the Seller Transaction Expenses and the Person to whom such amounts are owed. Except as set forth in Section 5.8 of Sellers Disclosure Schedule, the Company has the unrestricted right to pay or pre-pay all such Indebtedness at its par value without penalty or premium, in part or in full, at any time or from time to time after the date of this Agreement. Neither the Company nor any Seller has taken any action, or omitted to take any action, substantially for the purpose of artificially manipulating the amount of the Company’s Indebtedness or Seller Transaction Expenses.

5.9 Deposits. Section 5.9 of Sellers Disclosure Schedule is an accurate and complete list of all assets of the Company that constitute an unreturned security or other deposit, surety bond, rights under a letter of credit, collateral pledged to secure an obligation or Liability, prepayment, prepaid expense, claim for refund or right to set off (each, a “Deposit”), including any such Deposits in the possession or control of any lender or third-party financing source of the Company.

5.10 Title to Assets; Real Property.

(a) Title to Assets. The Company has good and valid title to, or a valid leasehold interest in or license to, all of the tangible personal property and other non-real estate assets reflected in its Interim Balance Sheet or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Interim Balance Sheet Date. All such properties and assets are free and clear of Encumbrances except for Permitted Encumbrances. All such properties and assets are in good condition and repair (subject to normal wear and tear) and are sufficient for the operation of the Company’s business. The Company is the only operation through which the Business is conducted, and no similar business is conducted by any Affiliate of the Company or any Seller. Such properties and assets constitute all of the tangible personal property and assets necessary for the continued conduct of the Business as currently conducted and are owned or leased (under a valid leasehold arrangement) by the Company and none of such properties and assets are held by any Affiliate of the Company or any Seller other than as set forth in Section 5.24 of Sellers Disclosure Schedule.

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(b) Owned Real Property. Other than as set forth on Section 5.10(b) of Sellers Disclosure Schedule, the Company neither currently owns, nor has it ever owned, any real property.

(c) Leased Real Property. Section 5.10(c) of Sellers Disclosure Schedule sets forth an accurate and complete list of all real property leased, licensed, or otherwise used or occupied (but not owned) at Closing by the Company (collectively, the “Leased Real Property”) under any lease, sublease, license, concession, or other agreement allowing for occupancy of the Leased Real Property (each, a “Real Property Lease”). The Company has a valid and subsisting leasehold interest in its Leased Real Property, in each case free and clear of all Encumbrances, other than Real Estate Encumbrances. All such Real Property Leases are in full force and effect, and there are no existing breaches or defaults by, or any events that with or without the passage of time or the giving of notice, or both, would constitute a breach, default, or an event of default by, the Company under any Real Property Lease to which it is a party, or, to the Knowledge of Sellers, by any other party to any such Real Property Lease. To the Knowledge of Sellers, there exists no condition, restriction or reservation that would prevent the Business, and the Company in its operation of the Business after the Closing Date, from enforcing its rights with respect to Leased Real Property after the Closing to the same full extent the Company could if the Contemplated Transactions did not occur. Sellers have not received any written notice that, nor to Seller’s Knowledge do, the operations of the Company on the Leased Real Property violate any applicable Law. All material certificates of occupancy, permits, licenses, approvals and other authorizations required to be held by the Company in connection with the present operations of the Company and the Business on the Leased Real Property have been lawfully issued to the Company and are, as of the date of this Agreement, and will be as of the Closing Date, in full force and effect. The Leased Real Property is in satisfactory operating condition and repair (ordinary wear and tear excepted). Accurate and complete copies of the Real Property Leases, including all amendments and modifications thereto, have been delivered or made available to Purchaser, and no changes have been made to any Real Property Leases since the date of delivery. The Leased Real Property is not subject to any sublease or license by the Company, and the Company is the only party in occupancy of the Leased Real Property.

(d) The Company has good and valid title to, or a valid leasehold or licensed interest in all Permits applicable to the Leased Real Property that are set forth on Section 5.10(d) of Sellers Disclosure Schedule.

5.11 Intellectual Property.

(a) Section 5.11(a) of Sellers Disclosure Schedule contains a true, accurate and complete list of each of the following items of Intellectual Property in which the Company has an ownership interest of any nature, or which is registered in the name of, on behalf of or by the Company: all patents, patent applications, provisional patent applications, trademark registrations, trademark applications, material unregistered trademarks, material trade names, copyright registrations, copyright applications, and Internet domain name registrations. Section 5.11(a) of Sellers Disclosure Schedule accurately summarizes, where applicable, the following for each item of scheduled Intellectual Property: patent number, application number, registration number, filing date, date of issuance, applicant, mark or name, and country of origin. The Company exclusively owns all rights, title, and interests in and to the Company Intellectual Property, free from (i) any Encumbrances (except Permitted Encumbrances), and (ii) any requirement of any past, present or future royalty payments, license fees, charges, or other payments. The Company otherwise has the right or license to use the Intellectual Property that is not Company Intellectual Property but is currently used by the Company or necessary to conduct the Business as currently conducted (the “Company Licensed Intellectual Property”). Except pursuant to a Contract set forth in (or expressly not required to be set forth in) Section 5.12(a)(xxiii) of Sellers Disclosure Schedule, the Company has not licensed or granted, and is not otherwise obligated to license or grant any right to, any Person any Company Intellectual Property, nor has the Company otherwise agreed not to assert any such Company Intellectual Property against any Person. All Company Intellectual Property is (i) valid, subsisting, and enforceable, and (ii) in full force and effect (and all renewal and maintenance fees in respect of each item of patented or registered Company Intellectual Property have been duly paid), and no Company Intellectual Property is the subject of any challenge, opposition, cancellation or nullity proceeding, Inter Partes Review or reexamination or interference or, to the Knowledge of the Sellers, threats to commence the same.

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(b) Except as set forth in Section 5.11(b) of Sellers Disclosure Schedule: (i) Company Intellectual Property as currently licensed or used by the Company, the Company’s conduct of the Business as currently conducted, and the Company’s products and services, do not infringe, violate, or misappropriate the Intellectual Property of any Person, and there is no pending or, to the Knowledge of Sellers, threatened action or claim or allegation asserting such infringement, violation, or misappropriation of Intellectual Property by any Person; and (ii) to the Knowledge of Sellers, no Person is infringing, violating, or misappropriating any Company Intellectual Property, and there is no pending or threatened action or claim or allegation asserting such infringement, violation, or misappropriation of Company Intellectual Property against any third Person.

(c) The Software and Information Systems owned by the Company or leased or licensed for use in the conduct of the Business: (i) are sufficient for the immediate needs of the Business as currently conducted; (ii) have operated and currently operate without material (A) malfunction, (B) unplanned downtime, or (C) disruption or interruption; (iii) to the Knowledge of the Sellers, are free from any disabling code, time bomb, virus or other malicious or harmful code; and (iv) the Company has taken commercially reasonable actions consistent with other businesses in its industry, to safeguard the Software and Information Systems owned by the Company or used in the conduct of the Business, including protecting its security, continuity and integrity.

(d) Except as set forth in Section 5.11(d) of Sellers Disclosure Schedule, (i) all Persons who participated in or contributed to the authorship, creation, development, or conception of any Intellectual Property or Company products for or on behalf of, or under the direction or supervision of, the Company in connection with the Business, (ii) all current directors, officers, employees of the Company, and (iii) all contractors, consultants, and agents of the Company with access to the Company’s Trade Secrets, have entered into confidentiality, intellectual property assignment, waiver of moral rights, and proprietary information agreements with and in favor of the Company, and with respect to clause (i), providing for the assignment (via a present grant of assignment) by such Person to the Company of all right, title, and interest in and to all Intellectual Property arising out of such Person’s employment by, engagement by, or contract with the Company, and, to the Knowledge of Sellers, there has not been any breach of any of the foregoing agreements. The Company has taken reasonable actions to maintain, protect and defend the Company Intellectual Property, including and where applicable, (i) paying all application, examination, registration, issue, renewal and maintenance fees that have become due, (ii) filing all necessary documents and certificates with the relevant patent, copyright, trademark or other authorities, including statements of use for trademarks, (iii) recording documents of title and releases of liens required to perfect rights in the Company Intellectual Property, (iv) marking its products to indicate ownership of Intellectual Property embodied in such products and to preserve the right to seek and obtain damages for the violation of such Intellectual Property, (v) policing Company Intellectual Property for infringement, misappropriation or other violations, and (vi) using reasonable measures to maintain the secrecy of all of the Company’s Trade Secrets that are material to the Company’s operations and are valuable thereto by virtue of their secrecy. The Company’s Trade Secrets are not part of the public knowledge or literature and have not been used, divulged or appropriated for the benefit of any Person and neither the Company nor any Seller has received notice (in writing) that any of the Company’s Trade Secrets are or have become part of the public knowledge or literature or been used, divulged or appropriated by any Person.

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(e) Upon the Closing, the Company will own and have the valid right to exploit all Company Intellectual Property or be licensed to or otherwise have the valid right to exploit the Company Licensed Intellectual Property as of the Closing Date upon the same terms and subject to the same conditions as exploited by the Company prior to the Closing. There exists no condition, restriction or reservation affecting the title to, rights in, or utility of Company Intellectual Property that would prevent the Company from enforcing or exploiting any of its rights with respect to Company Intellectual Property after the Closing to the same full extent that the Company might do so if the sale and transfer contemplated hereby did not take place.

(f) Except for the Internet, all Information Systems used by the Company are sufficient for the conduct of the Business as currently conducted and, all such Information Systems are owned by or licensed to the Company. The Company has implemented policies, procedures, and technologies in relation to information security and privacy, which policies, procedures, and technologies are designed to: (i) protect the security, privacy, confidentiality, and integrity of the Company and third-party data and transaction data maintained and/or processed by the Company; (ii) protect against unauthorized access to the foregoing and the Information Systems used by the Company; (iii) meet the Company’s contractual commitments in respect of privacy and data security; and (iv) comply with all applicable Laws regarding the same. Except as set forth in Section 5.11(f) of Sellers Disclosure Schedule, such policies, procedures and technologies have been sufficient in all material respects to accomplish those designs. The Company is currently in material compliance with all of its commitments under the Material Contracts in respect of privacy and data security and material compliance with its own policies regarding the same, and there have been no material violations and the Company has not received any written (or to the Knowledge of Sellers, verbal or otherwise) notice of an alleged violation or default in relation thereto. The Company is not prohibited by any Contract or privacy policy or any applicable Law, in each case, relating to information security and privacy, from consummating the Contemplated Transactions.

(g) To the Knowledge of Sellers, there are no problems or defects in the Software owned or used by the Company that prevent such Software from operating substantially as described in its related documentation or specifications and otherwise in fulfillment of its intended purpose. The Company has given Purchaser full access to any and all information, data, and databases in its possession documenting any defects, bugs or problems in such Software.

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(h) Except as set forth on Section 5.11(h) of the Sellers Disclosure Schedule, the Company has not used, combined, incorporated, distributed, or embedded any Open Source Materials, copy left, or community Source Code with or into any of its Software that is generally available or in development, in either case in a manner that would impose a requirement or condition that any Intellectual Property necessary to conduct its business as currently conducted or otherwise in its possession (including any portion of its products, platform, or Source Code) (i) be subject to an Open Source License, (ii) prohibits or limits the Company’s freedom to seek full compensation in connection with marketing, licensing, and distributing any products offered by the Company, or (iii) requires the Company to publish or distribute the Source Code to its products or allows any Person or requires that any Person have the right to decompile, disassemble or otherwise reverse engineer any products offered by the Company.

(i) All use and distribution of Open Source Materials utilized in the Software owned or used by the Company is in compliance with the Open Source Licenses applicable to such use and distribution, including all copyright notice and attribution requirements.

(j) Neither the Company nor any other party acting on behalf of the Company has disclosed or delivered, or permitted the disclosure or delivery by any escrow agent, to any third party any Source Code owned by the Company. No event has occurred, and no breach or similar condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery of any Source Code owned by the Company or any other party acting on behalf of the Company, including any such delivery by an escrow agent. The Company has not deposited, nor is or may be required to deposit, with an escrow agent, any Source Code owned by the Company.

(k) The Company has taken commercially reasonable measures to prevent the inclusion of computer code in any of the Software owned by the Company: (i) designed to intentionally harm in any manner the operation of such Software, or any other associated Software, firmware, hardware, computer system, or network (sometimes referred to as “viruses” or “worms”); (ii) that would intentionally disable such Software or impair in any way its operation based on the elapsing of a period of time or advancement of a particular date (sometimes referred to as “time bombs,” “time locks,” or “drop dead” devices), except where the possibility of such disabling is communicated to the user; (iii) that would permit the Company or any third party to access such Software (except for Software for which the possibility of access is communicated to the user) to intentionally cause the Software to cease functioning; or (iv) that would permit the Company or any third party to access such Software to intentionally cause any harmful and malicious procedures, routines, or mechanisms that would cause the Software to damage or corrupt data, storage media, programs, equipment, or communications. No Software owned by the Company currently contains such code or any bug, problem, flaw, or similar issue that may materially and adversely affect the value, functionality, or fitness for the intended purposes of its Software products.

(l) The Company has implemented at least industry standard procedures and practices for the archival, back-up, recovery, and restoration of its material business data.

(m) No Person has claimed any compensation from the Company for the loss of or unauthorized disclosure or transfer of personal data, and, to the Knowledge of Sellers, no facts or circumstances exist that might reasonably be expected to give rise to such a claim insofar as the same relate to the Company. Except as set forth in Section 5.11(m) of Sellers Disclosure Schedules, in the past five years, the Company has not had: (i) any data breaches; or (ii) any loss, unauthorized disclosure, or transfer of personal data.

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(n) None of the Company Intellectual Property was developed by or on behalf of, or using grants or any other subsidies of, any Governmental Entity, public authority, university, corporate sponsor or other third party (“R&D Sponsor”), except as set forth in Section 5.11(n) of Sellers Disclosure Schedule. None of the employees, consultants or independent contractors of the Company who are or were involved in, or who contributed to, the creation or development of any of the Company Intellectual Property during the time period in which such Person was engaged by the Company for the purpose of such contribution, creation or development of any of the Company Intellectual Property, was an employee of any R&D Sponsor without receiving the approval of the relevant R&D Sponsor to such engagement with the Company, to the extent such approval was required.

5.12 Material Contracts.

(a) Section 5.12(a) of Sellers Disclosure Schedule sets forth an accurate and complete list of each of the following Contracts currently in force (other than any Permits set forth on Section 5.15(b) of Sellers Disclosure Schedule), to which the Company is a party, under which the Company has any Liability, or by which the Company or any of its assets and properties are bound (collectively and with all amendments, modifications, and supplements thereto, the “Material Contracts”):

(i) any Contract (or series of Contracts) with any (A) Material Client, or (B) Governmental Entity (including any Contract that relates to any Liability or obligation of the Company to any Governmental Entity);

(ii) any Contract with a Material Vendor;

(iii) any Contract (or series of Contracts) for the future or ongoing provision of products or services, or the future or ongoing purchase or sale, maintenance, or acquisition of goods, materials, supplies, merchandise, or equipment (including computer hardware or software), in each case, (A) the performance or term of which extends or will extend over a period of more than 12 months following the Closing Date, (B) that results or is reasonably anticipated to result in a material loss or reduction in profitability to Company, or (C) that constitutes a requirements, output, or similar Contract;

(iv) any Contract (or series of Contracts) under which the Company has any indemnification, defense, hold harmless, reimbursement, or contribution obligation or Liability outside the Ordinary Course of Business with a value in excess of $10,000.00;

(v) any Contract involving a material distributor, sales representative, dealer broker, or marketing or advertising arrangement that by its express terms is not terminable by the Company at will or by giving notice of 30 days or less, without liability;

(vi) any Contract pursuant to which any third party agrees to act as an agent of the Company with a value in excess of $10,000.00;

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(vii) any Contract that includes any of the following or similar terms: (A) profit, commission or cost sharing, (B) consignment or forward warehousing, (C) production cost sharing, (D) marketing, advertising, or other allowances, (E) credit terms beyond 90 days, financing other than on an accounts payable basis or the grant of a security interest to secure payment or credit extended, (F) joint ventures, or (G) payment in any noncash form, including by way of example and not limitation equity, awards, incentives, or other property;

(viii) any Contract under which the Company gives or has committed to give, or has made any or committed to make any change in any arrangement for, any rebate or free or discounted services to any customer, or any other financial or in-kind incentive;

(ix) any Contract under which the Company receives, has received, or is entitled to receive, any rebate or free or discounted merchandise from any vendor, or other financial or in-kind incentive;

(x) any Contract providing for any offset, countertrade, or barter arrangement;

(xi) any Contract containing any (A) exclusivity provision, stand-still provision, non-solicitation or non-hire provision, or covenant prohibiting or limiting competition in any line of business or with any Person or in any geographic area, (B) “most favored nation” provision, special warranties, agreements to take back or exchange goods, consignment arrangements, or similar understandings with a customer or supplier, (C) right of first refusal, right of first offer, or other preferential right to purchase any assets and properties of the Company, (D) minimum purchase volumes or purchase volume discounts, (E) material “take-or-pay” provision (i.e., a contract in which the buyer will pay some amount or a penalty in excess of $10,000.00 regardless of whether the product or service to be provided thereunder is actually provided), or (F) confidentiality or non-disclosure terms other than Ordinary Course of Business purchase orders;

(xii) any Contract between or among the Company, on the one hand, and (A) any Seller, (B) any Affiliate of the Company or any Seller, (C) any directors, managers, or officers of the Company, or (D) any Related Party of any Person described in clauses (A) through (C) of this subsection (xii), on the other hand;

(xiii) any Contract that (A) relates to Indebtedness with an outstanding principal amount in excess of $10,000.00, or (B) grants or creates any Encumbrance upon any material assets and properties of the Company;

(xiv) any Contract that constitutes (A) a guaranty of any Indebtedness of any other Person with an outstanding principal amount in excess of $10,000.00, or (B) a surety bond, performance bond, letter of credit, hedge arrangement, or similar instrument;

(xv) any Contract for capital expenditures or the acquisition or construction of fixed assets outside the Ordinary Course of Business requiring the payment by the Company of an amount in excess of $10,000.00 per Contract;

(xvi) any Contract providing for or relating to (including any review or non-disclosure Contract) (A) the assignment, sale, transfer, exchange, pledge, or other disposition of any assets and properties owned, leased, licensed, used, or held for use by the Company (other than inventory and vehicle fleet replacement sales in the Ordinary Course of Business), or (B) any merger, consolidation, or other business combination involving the Company or any Seller in such Seller’s capacity as a direct or indirect owner of the Company;

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(xvii) any Contract relating to the purchase, exchange, contribution, transfer, or other disposition, directly or indirectly (including by merger), of the assets or business of any third party that involves (A) all or substantially all of the assets or business of such third party, and (B) consideration paid or payable by the Company;

(xviii) any management, consulting, independent contractor, agency, brokerage, employment, commission, bonus, retention, severance, or similar Contract, including any agreement obligating the Company to pay a bonus (or similar payment) as a result of the Contemplated Transactions;

(xix) any Contract relating to any joint venture, partnership, or similar arrangement, and all other similar contracts (however named) that involve a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(xx) any voting trust or similar agreement relating to any Acquired Shares or any Equity Securities of any Seller to which any Seller or the Company is a party;

(xxi) any Contract relating to a matter disclosed or required to be disclosed in Section 5.7 of Sellers Disclosure Schedule;

(xxii) any collective-bargaining arrangement, neutrality agreement, or other Contract of any kind with a labor union or labor organization;

(xxiii) any Contract concerning the use of or restricting the use of any Company Intellectual Property, or under which any third Person has granted to the Company any license to Intellectual Property (other than Contracts to generally commercially available IT services and software products available on standard commercial terms);

(xxiv) any Contract pertaining to the lease of real or personal property;

(xxv) any Contract granting a power of attorney to any Person;

(xxvi) any Contract (or series of Contracts) or Order, not otherwise identified in the foregoing subsections of this Section 5.12(a), that (A) involves or is reasonably anticipated to involve consideration in the aggregate in excess of $50,000.00 in any 12-month period or $100,000.00 over the term of the Contract, or (B) may not be terminated by the Company on 90 days’ notice or less, or (C) is material to the Business or the use of its assets and properties; and

(xxvii) each material amendment, supplement, and modification in respect of any of the foregoing.

(b) Purchaser has been provided accurate and complete copies of each written Material Contract and description (including all material terms) of each oral Material Contract, and no changes have been made to such Material Contracts since the date of delivery. All Material Contracts are valid, binding, in full force and effect, and enforceable against the Company, subject to the Remedies Exception, and, to the Knowledge of Sellers, the other parties to such Material Contract. The Company has made all payments and performed all material obligations required to be paid or performed by the Company under any Material Contract to which the Company is a party or bound. Neither the Company, nor, to the Knowledge of Sellers, any other Person that is a party to any Material Contract, is in breach of or default under such Material Contract in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default. The Company has not provided written notice of any waiver or release of any of its rights under any Material Contract and no party to a Material Contract has repudiated any of the terms thereof or, to the Knowledge of Sellers, threatened to terminate, cancel, or not renew any Material Contract. Except in the Ordinary Course of Business, the Company is not participating in any discussions or negotiations regarding any material modification of, or any material amendment to, any Material Contract or entry into any new Material Contract applicable to the Company or the real or personal property of the Company.

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(c) Except as set forth on Section 5.12(c) of Sellers Disclosure Schedule, no Seller or any Related Party of any Seller (other than the Company), or, to the Knowledge of Sellers, any employee of the Company has entered into any Contract or other material business relationship (in each case other than on behalf of the Company as an authorized employee), including as a partner, joint venture party, agent, representative or service provider, with any Person that is, or has at any time over the three-year period ending on the Closing Date been, a customer, vendor, supplier, service provider, business partner, or joint venture of the Company.

(d) Except as described in Section 5.12(d) of Sellers Disclosure Schedule, the Company has complied and is currently in compliance in all material respects with all Laws and contractual requirements (including, for avoidance of doubt, flow-down clauses and provisions incorporated by reference) pertaining to any Contracts and bids with any Governmental Entity. With respect to any Contracts and bids with any Governmental Entity, (i) there is no outstanding claim or dispute involving the Company; (ii) no Governmental Entity nor any higher-tier contractor or subcontractor thereof has in the past five years notified the Company of Proceedings or any actual or alleged violation or breach by the Company of any Law or contractual requirement of such Contract; (iii) there has not been any withholding or set-off of any payment obligation by a Governmental Entity or higher-tier contractor or subcontractor, nor, to Seller’s Knowledge, has there been any attempt to withhold or set-off any money due under or relating to any Contact with a Governmental Entity; and (iv) there are no disputes between Seller and a Governmental Entity under the Contract Disputes Act (41 U.S.C. §§ 7101 et seq.) or any other Law, nor between the Seller and any higher-tier contractor or subcontract, arising under or relating to any Contract with a Governmental Entity.

5.13 Insurance. Section 5.13(a) of Sellers Disclosure Schedule sets forth an accurate and complete list of all insurance policies maintained by the Company or with respect to which the Company or any of its directors, managers, or officers is a named insured or otherwise the beneficiary of coverage (excluding any policies relating to Benefits Plans) (collectively, the “Insurance Policies”). The Insurance Policies are in full force and effect and all premiums due on such Insurance Policies have been paid, except as set forth in Section 5.13(b) of Sellers Disclosure Schedule. Accurate and complete copies of the Insurance Policies have been delivered or made available to Purchaser, and no changes have been made to any of the Insurance Policies since the date of delivery. No notice in writing (or to the Knowledge of Sellers, verbal or otherwise) of nonrenewal, cancellation, or termination or of material increases to the premiums thereunder has been provided to the Company with respect to the Insurance Policies. The Insurance Policies are sufficient to comply with the requirements of all applicable Laws and Contracts to which the Company or its assets or business are subject. During the last three years, the Company has not been refused any insurance with respect to its assets or business, nor has coverage been limited by any insurance carrier to which the Company applied for or has carried insurance. No event relating to the Company has occurred that would reasonably be expected to result in a retroactive upward adjustment in premiums under any Insurance Policy. None of the policy limits of such Insurance Policies have been exhausted, nor has the Company failed to give any notice or to present any claim thereunder in due and timely fashion. No letters of credit have been posted or cash restricted for the benefit of any Insurance Policies.

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5.14 Legal Proceedings; Orders.

(a) Section 5.14(a)(i) of Sellers Disclosure Schedule sets forth an accurate and complete list of all pending or, to the Knowledge of Sellers, threatened Proceedings involving the Company or any Seller and includes for each such Proceeding the name of the claimant, the date of the alleged act or omission, a detailed narrative as to the nature of the alleged act or omission, the date the matter was referred to an insurance carrier of the Company (if referred), the estimated amount of exposure, the amount the Company has reserved, or the amount of the Company’s claim and estimated expenses of the Company in connection with such matters. Except as set forth on Section 5.14(a)(ii) of Sellers Disclosure Schedule, there is no pending or, to Sellers’ Knowledge, threatened Proceeding involving the Company that, to Sellers’ Knowledge, is not fully covered by the Insurance Policies referenced in Section 5.13. To the Knowledge of Sellers, there is no event or condition that would reasonably be expected to give rise to or serve as the basis for any Proceeding that, individually or in the aggregate, would result in a material Liability to the Company. There is no pending or, to the Knowledge of Sellers, threatened Proceeding that seeks to prevent consummation of the Contemplated Transactions or that seeks damages in connection with the Contemplated Transactions.

(b) There are no, and there have not been for the past five years any, outstanding Orders against or solely affecting the Company or any of its properties or assets, or prohibiting any officer, director, manager, agent, consultant, or employee of the Company from engaging in or continuing any conduct, activity, or practice, relating to the business of the Company or from consummating the Contemplated Transactions.

5.15 Compliance with Laws; Permits.

(a) Except as set forth in Section 5.15(a) of Sellers Disclosure Schedule, the Company is, and for the past five years has been, in compliance in all material respects with all Laws and Orders applicable to it or its business, properties, or assets. Except as set forth in Section 5.15(a) of Sellers Disclosure Schedule, within the five years prior to Closing, the Company has not received any written notice (or to the Knowledge of Sellers, verbal or otherwise) from any Governmental Entity or any other Person regarding any actual or alleged violation of, or failure to comply with, or liability under any applicable Law or Order.

(b) Section 5.15(b) of Sellers Disclosure Schedule sets forth an accurate and complete list and description (including date of issue and expiration) of all Permits held by the Company, during the past five years, and used by them in the conduct of their business. The Company is in compliance in all material respects with all Permits set forth (or required to be set forth) on Section 5.15(b) of Sellers Disclosure Schedule. All Permits required for the Company to conduct its business have been obtained by them and are valid and in full force and effect, and the Company is in material compliance with the terms of each Permit listed, or required to be listed, on Section 5.15(b) of Sellers Disclosure Schedule.

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5.16 Taxes. Except as set forth in Section 5.16 of Sellers Disclosure Schedule:

(a) The Company has timely filed with all appropriate Governmental Entities any and all Tax Returns required to be filed by Law (taking into account any applicable automatic extensions). All such Tax Returns are true, complete and accurate in all material respects. All Taxes of the Company (whether or not shown as due on any Tax Return) have been timely and fully paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Encumbrances on any of the assets or properties of the Company other than Permitted Encumbrances. The Company has not received from any U.S. federal, state, local, or non-U.S. Tax Authority (including jurisdictions where the Company has not filed a Tax Return) any: (i) written notice indicating an intent to open an audit or other review; (ii) written request for information related to Tax matters; or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax Authority against the Company. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to Taxation by that jurisdiction that would be covered by such Tax Returns.

(b) The Company has collected and withheld all material Taxes that it has been required to collect or withhold from its employees, agents, contractors, nonresidents, creditors, shareholders, optionees, customers and third parties, and has timely paid over all such collected and withheld Taxes to the appropriate Tax Authority. The Company has complied and is in compliance in all material respects with all Laws relating to the payment, withholding and information reporting requirements relating to any Taxes required to be collected, withheld or paid over.

(c) With respect to the Company, (i) there is no pending litigation concerning any Liability for Taxes of the Company, either (A) claimed or raised by any Governmental Entity and delivered to the Company in writing or (B) to the Knowledge of Sellers; (ii) no Tax audits or other administrative proceedings or court proceedings are presently pending or, to the Knowledge of Sellers, threatened with respect to any Taxes for which the Company has been or will be liable; and (iii) no Governmental Entity has provided notice in writing of any intention to propose or assert any deficiency or claim for additional Taxes against the Company.

(d) The Company has made available to Purchaser true, accurate, and complete copies of all U.S. federal, state, local, and non-U.S. Tax Returns and all written communications from the IRS or any other Governmental Entity in the Company’s custody, possession, or control and relating to any such Tax Returns, including work papers, records, examination reports and statements of deficiencies filed, proposed or assessed against or agreed to by the Company since January 1, 2016.

(e) The Company has not requested from, executed, or entered into with, any Governmental Entity (i) any agreement, waiver, or other document extending or having the effect of extending or waiving the period for assessments or collection of any Taxes for which the Company would or could be liable, (ii) any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local, or non-U.S. Tax Law that relates to the assets or operations of the Company, or (iii) any power of attorney with respect to any Tax matter that is currently in force.

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(f) The Company has not participated in any “reportable transaction” or any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4. The Company is not a party to or bound by any Tax allocation, Tax indemnification, or Tax sharing agreement or arrangement (other than Contracts entered into in the Ordinary Course of Business and not primarily related to Taxes). The Company (i) is not now nor has it ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return, or (ii) has not ever had any liability for the Taxes of any Person as a transferee or successor, by Contract or otherwise.

(g) All deficiencies proposed or asserted or assessments proposed or made as a result of any examinations of the Company have been fully paid, or are fully reflected as a liability in the Financial Statements, or are being contested and an adequate reserve therefor has been established and is fully reflected in the Financial Statements. Any matter that is being contested is set forth in Section 5.16(g) of Sellers Disclosure Schedule.

(h) The due but unpaid Taxes of the Company (i) did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes, established to reflect timing differences between book and Tax income) set forth on the face of its Financial Statements (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns and as shown on the Closing Balance Sheet. The accruals for deferred Taxes reflected in the Interim Balance Sheet are adequate to cover any deferred Tax liability of the Company determined in accordance with GAAP through the date thereof.

(i) There are no outstanding private letter rulings, private letter ruling requests, closing agreements or similar agreements, whether oral or written (including state, local, or non-U.S. analogues), relating to Taxes (or Tax status) with respect to the Company.

(j) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date (each, a “Post-Closing Tax Period”) as a result of any (i) change in accounting method for any period ending on or prior to the Closing Date (each, a “Pre-Closing Tax Period”) under Section 481 of the Code (or any analogous or comparable provision of U.S. state or local or non-U.S. Law), (ii) the use of an improper method of accounting for a taxable period ending on or before the Closing Date, (iii) written agreement with a Tax Authority with regard to the Tax liability of the Company for any Pre-Closing Tax Period, (iv) installment sale or open transaction disposition made prior to the Closing Date or prior to the Closing on the Closing Date, (v) deferred revenue prepaid amount received on or prior to the Closing Date, or (vi) election under Section 108(i) of the Code.

(k) The Company is not now, nor has it ever been, a party to any joint venture, partnership or other arrangement or Contract that is or could be treated as a partnership for U.S. federal Income Tax purposes for any period for which the statute of limitations for any Tax on the income therefrom has not expired.

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(l) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute a “disqualified distribution” (within the meaning of Section 355(d) of the Code) or a part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions.

(m) The Company is not, nor has it ever been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) The Company has never had (i) a permanent establishment in any non-U.S. country, as defined in any applicable Tax treaty or convention between the United States and such non-U.S. country or (ii) or a presence in any non-U.S. country that could be reasonably expected to subject the Company to Tax in such non-U.S. country.

(o) The Company has properly (i) collected and remitted sales, use, value added, and similar Taxes with respect to sales made to its customers or services provided to its customers and (ii) for all sales or services that are exempt from sales, use, value added, and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.

(p) The Company has either (i) filed or caused to be filed with the appropriate Tax Authority all unclaimed property reports required to be filed and remitted to the appropriate Tax Authority for all unclaimed property required to be remitted, or (ii) delivered or paid all unclaimed property to its original or proper recipient.

(q) The Company has never used the cash basis method of accounting for U.S. federal or state income Tax purposes.

(r) At all times since May 3, 2010, the Company: (i) has been organized in compliance with the requirements necessary to be a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and any comparable provisions of state or local Law); (ii) has been operated in compliance with the requirements necessary to be a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and any comparable provisions of state or local Law); and (iii) has maintained its status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and any comparable provisions of state or local Law). The Company will not be liable for any Tax under Section 1374 of the Code (and any comparable provisions of state or local Tax law) in connection with the transactions contemplated under this Agreement, including the Section 338(h)(10) Election (any such Tax, a “Section 1374 Tax”). The Company has not, in the past five years, (i) acquired assets from another corporation in a transaction in which the Company’s tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired stock of any corporation that is a qualified subchapter S subsidiary.

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5.17 Employee Benefit Matters.

(a) Section 5.17(a) of Sellers Disclosure Schedule contains an accurate and complete list of each Benefit Plan. The Company has no any liability with respect to any compensatory or benefit agreement, plan, policy, fund, arrangement, and program other than the Benefit Plans. No Benefit Plan covers any current or former service provider of the Company located outside of the United States, and the Company has never been obligated to contribute to any such plan. With respect to each Benefit Plan, copies of the documents, if any, described below have been delivered or made available to Purchaser: (i) the most recent Internal Revenue Service determination letter or opinion letter issued with respect to each Benefit Plan obtaining or relying upon such a letter and all other determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation during the current calendar year or any of the preceding three calendar years; (ii) Forms 5500 and summary annual reports, audited or unaudited financial statements, actuarial reports, and valuations prepared for the current plan year and the three preceding plan years; (iii) all current plan documents and amendments or, in the case of an unwritten Benefit Plan, a written description thereof; (iv) current summary plan descriptions and summaries of material modifications; (v) all current trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits; and (vi) all material correspondence received by the Company from any Governmental Entity relating to such Benefit Plan received during the current calendar year or any of the preceding three calendar years.

(b) Each Benefit Plan has been maintained and administered in material compliance with all applicable Laws (including ERISA and the Code) and in material compliance with its terms and any related documents or agreements. Each Benefit Plan intending to be a safe harbor 401(k) plan has met the requirements for such a plan, including the applicable notice content and delivery requirements. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal Income Taxes under Sections 401(a) and 501(a), respectively, of the Code. To the Knowledge of Sellers, nothing has occurred that would reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. All benefits, contributions, transfers and premiums or other payments required by and due under the terms of each Benefit Plan or applicable Law have been timely paid and accrued in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP. To the Knowledge of Sellers, there have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Benefit Plans that could reasonably be expected to result in any liability or excise tax under ERISA or the Code being imposed on the Company. The Company has reserved all rights necessary to amend or terminate each Benefit Plan that is sponsored or maintained without the consent of any other Person, and have reserved all rights necessary to cease participation in each other Benefit Plan without the consent of any other Person.

(c) The Company and each Benefit Plan are in compliance in all material respects with the ACA, including compliance in all material respects with respect to all filing and reporting requirements, all waiting periods and the offering of affordable health insurance coverage to all Persons who meet the definition of a full-time employee under the ACA. No excise Tax or penalty under the ACA is outstanding or has accrued, or will become due with respect to any period prior to the Closing.

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(d) Neither the Company nor any member of the Controlled Group has ever had an obligation to contribute to a (i) “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (iv) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, (v) “welfare benefit fund” as defined in Section 419(e) of the Code or (vi) a voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code).

(e) Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life, or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death). No Benefit Plan provides benefits to any individual who is not a current or former employee of the Company, or a dependent or other beneficiary of any such current or former employee. With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group has complied in all material respects with the coverage continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. No Tax under Code Section 5000 has been incurred by the Company or any member of the Controlled Group with respect to any Benefit Plan, or other plan or arrangement, and no circumstance exists which could give rise to such Taxes.

(f) To the Knowledge of Sellers, there has been no material oral or written representation or communication with respect to any aspect of the Benefit Plans made to employees or former employees of the Company which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. To the Knowledge of Sellers, neither the Company nor any member of its Controlled Group, any administrator or fiduciary of any Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Sellers, the Company or Purchaser to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. There is no pending or threatened assessment or Proceeding relating to a Benefit Plan (other than routine claims for benefits), nor, to the Knowledge of Sellers, is there any basis for one. No Benefit Plan is currently the subject of an audit or other inquiry from the Internal Revenue Service, U.S. Department of Labor, Pension Benefit Guaranty Corporation, or other Governmental Entity.

(g) The governing plan documents and annual reports or returns, summary annual reports, summary plan descriptions and, to the Knowledge of Sellers, audited or unaudited financial statements and actuarial valuations issued with respect to the Benefit Plans are accurate and complete in all material respects, have been, to the extent applicable, timely adopted, timely filed with the United States Department of Labor, and timely distributed to participants of the Benefit Plans, and there have been no material changes in the information set forth therein.

(h) Except as set forth in Section 5.17(h) of Sellers Disclosure Schedule, the consummation of the Contemplated Transactions will not (either alone or in combination with any other event) (i) accelerate the time of payment or vesting, result in any funding, result in the forgiveness of indebtedness or increase the amount of any payment, compensation or benefit due any such director, manager, employee, independent contractor, consultant or officer under any Benefit Plan, (ii) result in any new or increased contribution required to be made to any Benefit Plan (other than routine administrative costs or employer “safe-harbor” contribution obligations) or (iii) give rise to the payment of any amounts or benefits that, individually or in combination with any other amount or benefit owed under any Benefit Plan, would not be deductible in accordance with Section 280G of the Code.

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(i) Each Benefit Plan that provides for the deferral of compensation subject to Section 409A of the Code is, and has been properly operated and documented in writing in accordance with Section 409A of the Code. No current or former service provider to the Company is or has been subject to any Tax or penalty under Section 409A of the Code due to a documentary or operational failure thereunder relating to Company service, and no such operational or documentary failures have occurred, whether or not such failures were corrected pursuant to applicable Internal Revenue Service guidance. No current or former service provider to the Company is entitled to a gross-up, make whole or other payment as a result of the imposition of any Tax or penalty under Section 409A or 4999 of the Code.

(j) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of the Company and any members of its Controlled Group, whether or not subject to the provisions of Code Sections 412 and 430 or ERISA Section 302, have been fully reflected on the Financial Statements to the extent required by and in accordance with GAAP. The assets of each Benefit Plan are reported at their fair market value on the books and records of such plan.

(k) All assets attributable to any Benefit Plan that is subject to ERISA have been held in trust, unless a statutory or administrative exemption to the trust requirements of Section 403(a) of ERISA applies. Except as disclosed in Section 5.17(k) of the Seller Disclosure Schedule, no Benefit Plan is a self-funded or self-insured arrangement, and, with respect to each Benefit Plan that is funded in whole or in part through an insurance policy, neither the Company nor any member of its Controlled Group has, or is reasonably expected to have, any Liability in the nature of a retroactive rate adjustment, loss-sharing arrangement or other actual or contingent Liability arising wholly or partially out of events occurring on or before the date of this Agreement or the Closing Date. Any Benefit Plan funded in whole or in part with pre-tax contributions from participants has been made in accordance with a written plan instrument that for all relevant periods has complied in form with the requirements under Code Section 125, other than changes required by statutes, regulations and rulings for which amendments are not yet required.

(l) The Company, and any successor entity, may terminate any Benefit Plan prospectively at any time without further Liability to the Company or any member of its Controlled Group or the successor entity, including any additional contributions, penalties, premiums, fees, surrender charges, market value adjustments or any other charges as a result of such termination, except to the extent of funds set aside for such purpose or reflected as reserved for such purpose on the Financial Statements.

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5.18 Employment Matters.

(a) Section 5.18(a) of Sellers Disclosure Schedule sets forth a true and complete list of each employee of the Company (including any employee who is on a leave of absence or on layoff status) and each individual engaged by the Company as an independent contractor, containing the following information: (i) to the extent permitted by Law, the name, title or classification of each employee or independent contractor; (ii) to the extent permitted by Law, the aggregate dollar amounts of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit sharing payments, and other payments or benefits of any type) received by each employee or independent contractor from the Company with respect to services performed in calendar year 2018 and year to date 2019; (iii) to the extent permitted by Law, each employee’s or independent contractor’s current annualized compensation, hourly wage rate or remuneration, as applicable; (iv) the number of hours of sick-time that each employee has accrued as of the date of this Agreement and the aggregate dollar amount thereof; (v) the number of hours of vacation time or paid time off that each employee has accrued and the aggregate dollar amount thereof; (vi) the length of employment; (vii) status of each employee as full-time or part-time and exempt or non-exempt, and (viii) whether the employee is receiving workers compensation or disability payments or is on leave or layoff status and, if so, the anticipated date of return.

(b) The Company has at all times complied, in all material respects, with all applicable Laws regarding labor and employment, including but not limited to the National Labor Relations Act, employment discrimination laws, wage and hour laws and wage payment laws and occupational health and safety (including but not limited to any such obligations it may have under applicable Laws or any Contract to any employees providing services to the Company through a third party). The Company has (i) timely paid in full to all Company employees all wages and other compensation (including overtime compensation and compensation for meal periods and rest breaks) as required by all applicable Laws, in all material respects, (ii) timely paid in full to all Company employees all reimbursement of expenses as required by all applicable Laws, in all material respects, and (iii) properly reported to all Company employees (by pay stub, wage statement, or otherwise) their wages in accordance with all applicable Laws, in all material respects.

(c) All individuals who perform services for the Company have been classified correctly, including in accordance with the terms of each Benefit Plan and ERISA, the Code, the Fair Labor Standards Act, and all other applicable Laws, as exempt employees, non-exempt employees, independent contractors, or leased employees, and the Company has not received written (or to the Knowledge of Sellers, verbal or otherwise) notice to the contrary from any Person or Governmental Entity.

(d) The employment of each Company employee is terminable by the Company at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise required by Law or any Benefit Plan set forth or required to be set forth on Section 5.17(a) of Sellers Disclosure Schedule. Sellers have made available to Purchaser accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Company.

(e) There has not been pending or existing during the 3-year period preceding the date of this Agreement any strike, slowdown, work stoppage or lockout involving the Company.

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(f) As of the date of this Agreement, to the Knowledge of Sellers, there is no unfair labor practice charge or complaint against the Company pending before (i) the National Labor Relations Board, or (ii) similar Governmental Entity outside of the United States, and to the Knowledge of Sellers, no such charge or complaint has been made against the Company during the 3-year period preceding the date of this Agreement.

(g) To the Knowledge of Sellers, no Seller, executive officer of the Company, or salaried Employee of the Company of a seniority level that reports directly to any Seller or any such executive officer: (i) intends to terminate his or her relationship with the Company, or (ii) has received an offer to join a business that may be competitive with the business of the Company.

(h) The Company is not now, nor has it ever been, a party to any collective-bargaining agreement, neutrality agreement, or other Contract of any kind with a labor union or labor organization, or party to any representation proceeding before the National Labor Relations Board, or subject to any duty to bargain with any labor union or labor organization, and there has not been within the last three years, and is not now any labor union organizing activity pending or, to the Knowledge of Sellers, threatened with respect to the Company.

(i) To the Knowledge of Sellers, (i) there has been no complaint or charge of discrimination or harassment (including sexual harassment) made, filed or threatened against the Company or Employee (in such Employee’s capacity as an employee of the Company) with the Equal Employment Opportunity Commission or similar Governmental Entity during the last three years prior to the date of this Agreement; and (ii) no reasonable basis in fact or circumstances exists for the assertion of any such claim described in clause (i).

(j) The Company has not experienced a group employment loss under any applicable Law affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company.

(k) The Company is in compliance in all material respects with the requirements of all applicable Laws regarding immigration, including but not limited to the requirements under the federal Immigration Reform and Control Act of 1986 regarding verification of employment eligibility, documentation fraud, document retention, non-discrimination, and the prohibition against knowing employment of workers who are not authorized to work in the United States. The Company has on file a valid and current I-9 form for (i) all current employees hired since November 6, 1986, and (ii) all former employees whose employment commenced less than three years prior to the date of this Agreement or terminated less than one year prior to the date of this Agreement.

5.19 Environmental Matters.

(a) Compliance with Environmental Laws. The Company has at all times materially complied with, and is in material compliance with, all Environmental Laws and all Permits that are or were required under any Environmental Laws for the conduct of the Business and the acquisition, ownership, lease, license, operation, use, sale, or other disposition of its assets and properties.

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(b) Hazardous Material. The Company has not caused, contributed to, or permitted any material release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration of any Hazardous Material on or into the Environment (collectively, a “Release”) so as to give rise to any current or future Liabilities, including but not limited to any Liabilities for fines, penalties, personal injury, property damage, natural resources damages, attorneys’ fees, or costs of Proceedings, under any Environmental Law. The Company not has generated, manufactured, refined, transported, stored, handled, disposed, produced, or processed any Hazardous Materials anywhere except in material compliance with Environmental Law. Within the five years prior to Closing, the Company has received no written (or the Knowledge of Sellers, verbal or otherwise) notice of any actual or potential Release or other environmental condition on the Real Property that could reasonably give rise to any current or future Liabilities to the Company under any Environmental Law, including but not limited to any Liabilities for fines, penalties, personal injury, property damage, natural resources damages, attorneys’ fees, or costs of Proceedings.

(c) To the Knowledge of Sellers, there are no asbestos-containing materials, lead-based paint or polychlorinated biphenyls used in, applied to or in any way incorporated in any building, structure, or equipment at the Real Property.

(d) The Company has not assumed, undertaken, agreed to indemnify, or otherwise become subject to any liability of any other Person arising from violation of any Environmental Law.

(e) Copies of all documents, records, and information in Sellers’ or the Company’s possession or control concerning compliance with or potential liability under Environmental Laws, including previously conducted environmental site assessments, compliance audits, asbestos surveys, and documents regarding any Releases at, upon, under, or from the Leased Real Property or any property formerly or currently owned, leased, or operated by the Company have been made available to Purchaser.

5.20 Client Relations. Section 5.20(a) of Sellers Disclosure Schedule is an accurate and complete list of: (a) the Company’s 15 largest customers (in the aggregate, measured by fees generated) for the current calendar year through the Interim Balance Sheet Date, and each of the fiscal years ended December 31, 2018 and December 31, 2017 (collectively, the “Material Clients”), and (b) the corresponding net sales generated from the Material Clients. Except as set forth in Section 5.20(b) of Sellers Disclosure Schedule, (i) to the Knowledge of Sellers, all Material Clients continue to be customers of the Company, and no Material Client has terminated its relationship with the Company; (ii) no Material Client has advised the Company in writing (or to the Knowledge of Sellers, verbally or otherwise) that it (A) is terminating its relationship with the Company, as a whole or in respect of any material project or service, (B) to the Knowledge of Sellers, is planning to reduce its future spending or referral for spending, as applicable, with the Company in any material manner from the levels maintained during the calendar year 2018, (C) has been offered or is seeking a change in price or terms greater than 5.0%, or (D) is initiating or planning to initiate any request for proposal (RFP) process for the procurement of products or services currently provided by the Company; (iii) the Company is not involved in any claim, dispute, or controversy with any Material Client that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and (iv) to the Knowledge of Sellers, no Material Clients are contemplating (A) a decline (or complete loss of) business with the Company, or (B) a decline in per diem rates, overtime rates, or hourly rates payable to the Company relative to existing levels. For purposes of this Section 5.20, the word “client” refers to an entity consolidated for financial reporting purposes.

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5.21 Vendors and Suppliers. Section 5.21(a) of Sellers Disclosure Schedule is an accurate and complete list of: (a) the top 10 vendors and suppliers of the Company to which the Company, considered in the aggregate, paid or incurred the highest amount of expenses or other expenditures during the current calendar year through the Interim Balance Sheet Date, and each of the fiscal years ended December 31, 2018 and December 31, 2017 (collectively, the “Material Vendors”), and (b) the corresponding amount of expenses or other expenditures paid or payable to the Material Vendors. Except as set forth in Section 5.21(b) of Sellers Disclosure Schedule, (i) to the Knowledge of Sellers, all Material Vendors continue to be vendors and suppliers of the Company, and no Material Vendor has terminated its relationship with the Company; (ii) no Material Vendor has advised the Company in writing (or to the Knowledge of Sellers, verbally or otherwise) that it (A) is terminating its relationship with the Company, as a whole or in respect of any material product or service, (B) to the Knowledge of Sellers, is planning to reduce its future supply or services to the Company in any material manner from the levels maintained during the calendar year 2018, or (C) to the Knowledge of Sellers, is planning to increase or decrease the prices charged to the Company for the goods or services supplied by such Material Vendor except in the Ordinary Course of Business and, to the Knowledge of Sellers, no Material Vendor has orally advised the Company or any Seller of any of the foregoing events; (iii) the Company is not involved in any claim, dispute, or controversy with any Material Vendor; and (iv) the Company is not involved in any claim, dispute, or controversy with any of its other vendors or suppliers that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. No vendor or supplier to the Company represents the Company’s sole source of supply for goods and services used in the conduct of the Company’s business.

5.22 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

5.23 Product and Service Warranty; Service Levels; Liability. Section 5.23(a) of Sellers Disclosure Schedule sets forth a list or description of the Company’s warranties and service level agreements currently made with respect to its Business. Except as set forth in Section 5.23(b) of Sellers Disclosure Schedule, since January 1, 2015, the Company has not received written notice of any failure to materially comply with warranties, express or implied, or service level agreements made by the Company, and the Company has no liability (and, to the Sellers’ Knowledge, there is no basis for any present or future Proceedings against the Company that would reasonably be expected to result in any liability) for corrective performance of any services performed by the Company. Section 5.23(c) of Sellers Disclosure Schedule lists all service warranty and service level agreement actions or claims (including for failure to meet specifications) (i) paid by the Company since January 1, 2015, or (ii) that are pending or, to the Knowledge of Sellers, threatened, and such list is materially accurate and complete.

5.24 Affiliate Transactions.

(a) Except as disclosed on Section 5.24(a) of Sellers Disclosure Schedule, no Representative or Related Party of the Company owns or has any beneficial interest in: (i) any Contract, arrangement or understanding with, or relating to, the Company or the properties or assets of the Company; (ii) any loan, arrangement, understanding, agreement, or Contract for or relating to the Company or the properties or assets of the Company; (iii) any property (real, personal, or mixed), tangible or intangible, used or currently intended to be used by the Company; or (iv) any claim against the Company that could materially and adversely affect the Company’s assets, title to or its right to use its assets, or Purchaser’s right to conduct the Business following the Closing. No Related Party of the Sellers is (x) an employee or contractor of the Company or (y) has received any preferential treatment in hiring or otherwise.

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(b) Section 5.24(b) of Sellers Disclosure Schedule sets forth an accurate and complete list of all accounts receivable, notes receivable, and other receivables and accounts payable owed to or due from any Related Party or Affiliate of the Company to the Company.

5.25 Certain Payments. None of Sellers, the Company, nor, to the Knowledge of Sellers, any Entity Representative or any other strategic partner, distributor, reseller, consultant, broker, agent, or other Person associated with or acting on behalf of the Company, has: (a) used any funds, directly or indirectly, for any contribution, gift, entertainment expense, or other cost or expense relating to a political or business activity in any manner contrary to applicable Law; (b) made a payment of money or transferred any other property of value, directly or indirectly, to an official, employee, or other Person acting on behalf of any Governmental Entity or public international organization, or to any political party or campaign in any manner contrary to applicable Law; (c) made a payment of money or transferred any other property of value, directly or indirectly, to an official, employee or other Person acting on behalf of any Entity owned or controlled by any Governmental Entity or public international organization in any manner contrary to applicable Law; (d) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or similar Law; (e) established or maintained an unrecorded fund of corporate monies or other assets in any manner contrary to applicable Law; (f) made a false or fictitious entry on the books of account of the Company; or (g) made or received a bribe, rebate, payoff, influence payment, kickback, or other payment in any manner contrary to applicable Law. None of Sellers, the Company, or any direct or indirect owner of the Equity Securities of any Seller or the Company, currently is identified on the list of specially designated nationals and blocked persons subject to financial sanctions and Persons with whom a U.S. Person may not conduct business or transactions by prohibition of United States federal Law or Executive Order of the President of the United States that is maintained by the United States Treasury Department, Office of Foreign Assets Control (a “Prohibited Person”), and to the Knowledge of Sellers, none of Sellers, the Company, or any direct or indirect owner of the Equity Securities of any Seller or the Company, is in violation of any applicable Law relating to anti-money laundering or anti-terrorism, including any applicable Law relating to making payments to (including payments in response to ransomware demands) or otherwise transacting business with Prohibited Persons.

5.26 Bank Accounts. Section 5.26 of Sellers Disclosure Schedule sets forth an accurate and complete list of (a) the name and address of each bank with which the Company has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto, and (c) the account number for each bank account of the Company.

5.27 Books and Records. All books, records, and accounts of the Company are accurate and maintained in accordance with the business practices customary among similarly situated companies. The corporate minute books and equity record books of the Company previously delivered to Purchaser accurately reflect all corporate actions taken by the Company.

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5.28 International Trade. The Company has acted:

(a) at all times during the past five years in compliance with and without notice of violation of any import or export control or economic sanctions Laws of any jurisdiction, including without limitation the Export Administration Regulations administered by the Bureau of Industry and Security of the U.S. Department of Commerce, economic sanctions and embargo Laws and executive orders administered by the Office of Foreign Assets Control of the U.S. Treasury Department, and the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls of the U.S. State Department, as amended from time to time; and without violation of and in compliance with any required export or re-export permits, licenses or authorizations granted under such Laws, which permits, licenses or authorizations are set forth in Section 5.28(a) of Sellers Disclosure Schedule; and in compliance with and without notice of violation of the Foreign Trade Regulations administered by the Census Bureau of the U.S. Department of Commerce, as amended from time to time, and any Laws related thereto;

(b) at all times during the past five years in compliance with and without notice of violation of all relevant anti-boycott Laws and guidelines, including without limitation Section 999 of the Code and regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements; and

(c) at all times during the past five years in compliance with and without notice of violation of any and all applicable import Laws of any applicable jurisdiction, including without limitation the customs regulations administered by U.S. Customs and Border Protection of the U.S. Department of Homeland Security and the Foreign Trade Regulations administered by the Census Bureau of the U.S. Department of Commerce, as amended from time to time; and in compliance with and without notice of violation of any required import permits, licenses, authorizations and general licenses granted under such Laws, which permits, licenses and authorizations are described in Section 5.28(c) of Sellers Disclosure Schedule.

5.29 No Other Representations and Warranties.

(a) Except for the representations and warranties contained in Article IV and this Article V below, none of the Sellers, the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of any Seller or the Company including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Acquired Shares furnished or made available to Purchaser or its Affiliates (including any information, documents or material made available to Purchaser) or as to the future revenue, profitability or success of the Business or any representation or warranty arising from statute or otherwise in Law.

(b) THE ACQUIRED SHARES AND THE COMPANY’S PROPERTIES AND ASSETS (TANGIBLE, INTANGIBLE OR MIXED) ARE PROVIDED “AS IS, WHERE IS” WITHOUT WARRANTY OF ANY KIND AND EXCEPT AS SET FORTH EXPRESSLY IN THIS AGREEMENT, SELLERS DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY, WHETHER ORAL OR WRITTEN, RELATING TO THE ACQUIRED SHARES AND ANY OF THE COMPANY’S PROPERTIES OR ASSETS (TANGIBLE, INTANGIBLE OR MIXED), INCLUDING IMPLIED WARRANTIES OF FITNESS, NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

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Article VI

Representations and Warranties of Purchaser

Purchaser represents and warrants to Sellers, except, with respect to Section 6.6, as disclosed in any SEC Report (but excluding any forward-looking disclosures set forth in any section of the SEC Reports entitled “Risk Factors” or “Forward-Looking Statements”):

6.1 Organization; Good Standing; Authority.

(a) Purchaser is a corporation that was duly organized, is validly existing, and in good standing (if the concept of good standing applies) under the Laws of the State of New Jersey.

(b) Purchaser has full corporate power and authority to enter into each Transaction Document to which it is a party, to carry out its obligations under such Transaction Documents, and to consummate the Contemplated Transactions. The execution and delivery by Purchaser of each Transaction Document to which it is a party, the performance by Purchaser of its obligations under such Transaction Documents, and the consummation by Purchaser of the Contemplated Transactions have been duly authorized by all requisite corporate action on the part of Purchaser. Each Transaction Document to which it is a party has been duly executed and delivered by Purchaser, and (assuming due authorization, execution, and delivery by the other Parties) such Transaction Documents constitute legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforceability may be limited by the Remedies Exception. Purchaser has had no operations or material activities prior to its entry into this Agreement and the Contemplated Transactions.

6.2 No Conflicts; Consents. The execution, delivery, and performance by Purchaser of the Transaction Documents to which it is a party, and the consummation of the Contemplated Transactions, do not and will not: (a) conflict with or result in a violation or breach of any provision of the Organizational Documents of Purchaser; (b) result in a violation or breach of any provision of any Law or Order applicable to Purchaser; (c) require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under (with notice or lapse of time, or both), or give rise to any right of, or result in, the acceleration, termination, amendment, or cancellation of any Contract to which Purchaser is a party; or (d) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, with respect to, or otherwise have an adverse effect upon, any of the properties or assets of Purchaser. No Consent, Permit, Order, declaration, or filing with, or notice to, any Person or Governmental Entity is required by or with respect to Purchaser in connection with the execution and delivery of any Transaction Document to which it is a party and the consummation of the Contemplated Transactions.

6.3 Investment Purpose. Purchaser is acquiring the Acquired Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Acquired Shares are not registered under the Securities Act, as amended, or any state securities laws, and that the Acquired Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Purchaser is able to bear the economic risk of holding the Acquired Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

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6.4 SEC Reports. Accurate and complete copies of each report, registration statement, prospectus, schedule, form, statement, and definitive proxy statement that Purchaser has filed with the SEC in the 12-month period preceding the Effective Date (collectively, the “SEC Reports”) have been filed through the SEC EDGAR system. As of the time it was filed with the SEC by Purchaser: (a) each SEC Report complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder (as the case may be), and (b) none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.5 WTG Stock. Upon issuance, the WTG Stock issued as Stock Consideration will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any option, call, preemptive, subscription or similar rights or Encumbrances, other than Permitted Encumbrances, the Lock-up and Voting Agreement and restrictions on Transfer imposed by state and federal securities Laws.

6.6 Financial Statements. Purchaser’s financial statements set forth in the SEC Reports filed since September 30, 2019 (the “Purchaser Financial Statements”) have been prepared in accordance with GAAP (except as may be indicated in any notes thereto). Each balance sheet in the Purchaser Financial Statements is accurate and complete in all material respects and fairly presents in all material respects the financial condition of Purchaser as of its respective date. Each statement of income and cash flows in the Purchaser Financial Statements is accurate and complete in all material respects and fairly presents in all material respects the results of operations and cash flows, respectively, of the Purchaser for the periods covered thereby. Notwithstanding the foregoing, the interim Purchaser Financial Statements (i.e., Purchaser Financial Statement as of a period other than a fiscal year-end) are subject to customary year-end adjustments. Purchaser maintains a system of internal account controls and procedures designed to record transactions as reasonably necessary to permit the preparation of its financial statements in conformity with GAAP.

6.7 Capitalization of Purchaser. The only authorized shares of capital stock of Purchaser as of September 30, 2019 are (a) 75,000,000 shares of WTG Stock, (i) 21,300,252 shares of which are issued and outstanding (excluding shares held in treasury), (ii) 13,188,000 shares of which are held in treasury, and (iii) 2,255,000 shares of which are reserved for issuance (including in respect of outstanding Purchaser securities that are convertible into WTG Stock), and (b) 2,000,000 shares of preferred stock, $.01 par value, none of which are issued and outstanding.

6.8 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Purchaser.

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6.9 Solvency. Assuming satisfaction or waiver of the condition to Purchaser’s obligations to consummate the Contemplated Transactions described in Section 9.2(g), Purchaser is not Insolvent as of immediately prior to the Closing and, assuming (a) the accuracy of the representations and warranties in Article V, (b) that the Company and the Sellers are in compliance in all material respects with their respective covenants set forth in this Agreement and (c) satisfaction or waiver of the conditions to Purchaser’s obligations to consummate the Contemplated Transactions, the consummation of the Contemplated Transactions will not cause Purchaser to become Insolvent. Assuming satisfaction or waiver of the condition to Purchaser’s obligations to consummate the Contemplated Transactions described in Section 9.2(g), Purchaser will have sufficient capital resources available to pay the Closing Consideration.

6.10 Proceedings; Orders. There is no Proceeding pending or, to Purchaser’s Knowledge, threatened, or any outstanding Order against, binding on, or otherwise affecting, Purchaser or any of its properties, assets, or businesses that may reasonably be expected to (a) cause, result in, or give rise to, any legal restraint on, prohibition against, or delay of, the Contemplated Transactions, or (b) materially impair the ability of Purchaser to perform its obligations under any Transaction Document to which Purchaser is a party or to consummate the Contemplated Transactions.

6.11 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Sellers and the Company for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Contemplated Transactions, Purchaser has relied solely upon its own investigation and the express representations and warranties relating to the Company set forth in Article V (as qualified by the Sellers Disclosure Schedules) and the express representations and warranties regarding the Sellers set forth in Article IV (as qualified by the Sellers Disclosure Schedules); and (b) except as expressly set forth in Article IV and Article V (each as qualified by the Disclosure Schedules), none of the Sellers, the Company, or any other Person has made, and Purchaser has not relied on, any representation or warranty as to the Sellers, the Company, or this Agreement. Neither the Company nor any other Person is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company. Purchaser acknowledges that the Purchaser is acquiring the Company without any representation or warranty as to merchantability or fitness for any particular purpose of its assets, on an “as is” and “where is” basis, except as expressly set forth in Article V.

Article VII

Covenants

7.1 Conduct of Business Prior to the Closing. During the period from the date of this Agreement to the Closing, except (i) as expressly contemplated or permitted by this Agreement or (ii) as Purchaser shall otherwise consent in writing, Sellers shall, and shall cause the Company to, (A) conduct the Business in the Ordinary Course of Business, (B) use Commercially Reasonable Efforts to maintain and preserve intact the Company’s current business, organization, goodwill, relationships with customers, suppliers, independent contractors, lenders, landlords, regulators and others having business dealings with it, retain the services of the Company’s officers and employees, preserve its assets and properties in good repair and condition consistent with past practice, and maintain capital expenditure levels consistent with past practice, and (C) promptly notify Purchaser of and provide to Purchaser a copy of, (1) any notice or other communication any Seller or the Company receives from (y) any Person alleging that the consent of such Person is or may be required in connection with any of the Contemplated Transactions or (z) any Governmental Entity relating to the Business or (2) any change(s) that, individually or in the aggregate, have had or would reasonably be expected to (y) have a Material Adverse Effect or (z) delay or impede the ability of any of the Parties to perform their obligations under any of the Transaction Documents or consummate any of the Contemplated Transactions, and (D) deliver to Purchaser copies of the Company’s monthly financial statements within ten (10) days after the end of each month. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing, except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth on Section 7.1 of the Sellers Disclosure Schedule or (iii) as Purchaser shall otherwise consent in writing, Sellers shall not, and shall cause the Company not to:

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(a) propose or adopt any amendments to the Company’s Organizational Documents;

(b) authorize, adopt or propose (i) a plan of complete or partial liquidation or dissolution of the Company or (ii) a merger or consolidation of the Company with or into any other Person;

(c) acquire in the name or on behalf of the Company, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other Person or business organization or division thereof;

(d) (i) other than annual compensation adjustments not exceeding five percent (5%) of annual salary made in the Ordinary Course of Business, grant to any Employee any increase in, or agree to increase, base compensation or benefits paid or due to, or enter into or amend any employment, change-in-control or severance agreement with any Employee, (ii) other than annual bonuses not exceeding fifteen percent (15%) of annual salary on an individual basis and not exceeding $150,000 in the aggregate, granted consistently with past practice, grant any bonuses to any Employee, (iii) enter into or adopt any Benefit Plan or amend, terminate or modify in any material respect any existing Benefit Plan, or enter into or adopt any collective bargaining agreement except to the extent required by Law, or (iv) take any action to accelerate the vesting or payment, or in any other way secure the payment, of compensation or benefits under any Benefit Plan;

(e) incur or assume, or modify in any respect the terms of, any Indebtedness or guarantee or otherwise become responsible for any such Indebtedness of another Person, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company;

(f) permit, allow or suffer any of the Acquired Shares or assets of the Company to become subjected to any Encumbrance;

(g) cancel any material Indebtedness payable to Seller (individually or in the aggregate) or waive any claims or rights of material value thereunder;

(h) make in the name or on behalf of the Company any loans, advances or capital contributions to, or investments in, any other Person;

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(i) make with respect to the Company or the Business any change in any method of financial accounting or accounting practice, principle or policy or practices affecting the reported consolidated assets, liabilities or results of operations of the Company, including (i) decreasing the amount of any reserves for doubtful accounts receivable or writing down or writing up the value of any inventory or equipment or other asset, except for decreases or write downs or write ups in the Ordinary Course of Business, and (ii) with respect to the payments of accounts payable and collections of accounts receivable, other than those required by GAAP or Law;

(j) make or incur any capital expenditure in the name or on behalf of the Company that is not currently approved in writing or budgeted which, individually or in the aggregate, is in excess of $25,000;

(k) acquire, lease or dispose of any assets of the Company outside of the Ordinary Course of Business;

(l) form any subsidiary of the Company;

(m) cause to expire or terminate, or fail to renew, any insurance policies of the Company currently in effect;

(n) (i) enter into any Contract that would have been a Material Contract if entered into prior to the date of this Agreement, except to the extent required by Law, or (ii) amend or waive any material right under, terminate, fail to renew or permit the lapse of any Material Contract;

(o) take any action, or omit to take any action, that could result in a material default under any Material Contract;

(p) enter into, amend or terminate any collective bargaining agreement in respect of the Employees;

(q) terminate the employment of any management-level Employee;

(r) enter into any Contract or transaction in the name or on behalf of the Company with any Seller or Affiliate of the Company or any Seller;

(s) fail to maintain all material Permits of the Company in full force and effect and to timely file all material reports, statements, renewal applications and other filings, and pay all fees and charges in connection therewith, that are required to keep such Permits in full force and effect;

(t) with respect to Company Intellectual Property, (i) encumber, impair, abandon, fail to diligently maintain, transfer or otherwise dispose of any right, title or interest of the Company in any Company Intellectual Property or (ii) divulge, furnish to or make accessible any trade secrets within any Company Intellectual Property to any Person who is not subject to an enforceable written obligation to maintain the confidentiality of such trade secrets;

(u) disclose any material confidential or proprietary information of the Company or the Business to any Person other than to Purchaser, or Purchaser’s representatives, agents, attorneys and accountants or the Employees or other than in the Ordinary Course of Business subject to a customary nondisclosure agreement;

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(v) waive, release, assign, settle or compromise any Proceeding involving the Company or threatened Proceeding involving the Company other than settlements or compromises of such Proceedings that involve solely cash payments where the amount paid by the Company in settlement or compromise does not exceed $10,000 in the aggregate;

(w) with respect to the Company or the Business, make or change any Tax election, change an annual accounting period, adopt or change any accounting method, amend any Tax Return, fail to file on a timely basis any Tax Return, fail to pay on a timely basis any Tax, enter into any closing or similar agreement with respect to Taxes, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; or

(x) agree, whether in writing or otherwise, to do any of the foregoing.

7.2 Access to Information. From the date of this Agreement until the Closing, Sellers shall, and shall cause the Company and each of their respective representatives to, (a) provide to Purchaser and its representatives reasonable access, during the Company’s normal business hours and at Purchaser’s sole expense, to the officers, employees, agents, properties, offices and other facilities of the Company, the books and records thereof (including Tax Returns) and the assets of the Company, and (b) furnish as promptly as practicable such information concerning the Company, the Business and the Acquired Shares as Purchaser or their representatives may reasonably request; provided, however, that any Seller or the Company may withhold any document or information the disclosure of which would violate any applicable Law (provided that such Seller or the Company, as the case may be, shall use Commercially Reasonable Efforts to make appropriate substitute arrangements to permit reasonable disclosure of such document or information in a manner that does not violate any applicable Law, and shall otherwise notify Purchaser of any such disclosure withheld pursuant to this proviso); provided further, however, that any such access or disclosure shall not require Sellers or the Company to waive any applicable privilege (including attorney-client privilege) nor to violate any confidentiality obligation.. All information exchanged pursuant to this Section 7.2 shall be subject to the Confidentiality Agreement, to which the Purchaser undertakes to abide, until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate.

7.3 Reasonable Best Efforts; Third Party Consents.

(a) Each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary to consummate and make effective, as soon as reasonably practicable, the Contemplated Transactions in accordance with the terms of the Transaction Documents.

(b) In connection with and without limiting the foregoing, each Seller shall cooperate with Purchaser, and use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the Contemplated Transactions, including preparing and filing as promptly as practicable all documentation to effect, and obtaining, all necessary filings, consents, waivers, approvals, authorizations, Permits or orders from all third parties and Governmental Entities, including those consents and approvals identified in Schedule 2.3(b), so as to enable the Closing to occur as soon as reasonably practicable. To the extent Purchaser reasonably requests Sellers or the Company to assist Purchaser in obtaining the financing referred to in Section 9.2(g), Sellers shall, and shall cause the Company to, use Commercially Reasonable Efforts to provide such assistance, at Purchaser’s expense.

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7.4 Sellers Disclosure Schedule Updates. If necessary, in Sellers’ Representative’s sole discretion, on a periodic basis between the Effective Date and the Closing Date, Sellers may supplement or amend Sellers Disclosure Schedule and deliver such supplemented or amended Sellers Disclosure Schedule to Purchaser with respect to any fact, occurrence, event, effect, change, circumstance or development occurring after the Effective Date. If any such supplement or amendment gives Purchaser a right to terminate this Agreement pursuant to Article X, Purchaser shall provide notice of its intention to terminate this Agreement to Sellers’ Representative within five (5) Business Days of the receipt of such supplement or amendment or Purchaser shall be deemed to have waived its right to terminate this Agreement with respect to the matters set forth in such supplement or amendment. For the avoidance of doubt, if Purchaser fails to provide such notice within the five (5) Business Day period, such supplement or amendment shall be deemed to have amended Sellers Disclosure Schedule, to have modified the representations and warranties contained in Article IV or Article V, as applicable, and to have cured any misrepresentation or any inaccuracy or breach of any representation or warranty that otherwise might have existed hereunder by reason of the fact, occurrence, event, effect, change, circumstance or development referred to in such supplement or amendment (and Sellers will have no liability to Purchaser with respect to such fact, occurrence, event, effect, change, circumstance or development).

7.5 Allocation Schedule. Schedule 7.5 (the “Allocation Schedule”) sets forth the following with respect to each Seller:

(a) each Seller’s name and current mailing address;

(b) each Seller’s applicable deposit account and related wire transfer instructions;

(c) the number and percentage of Company Equity Securities held by each Seller immediately prior to the Effective Time; and

(d) such Seller’s Proportionate Share.

7.6 RESERVED.

7.7 Tax Matters.

(a) Tax Returns for Periods Ending on or Before the Closing Date. Sellers’ Representative will, at Sellers’ expense, timely prepare, or cause to be timely prepared, and timely file, or cause to be timely filed, all Tax Returns, prepared in a manner consistent with past custom and practice of the Company (unless otherwise required by Law), for the Company for all Tax periods ending on or prior to the Closing Date. Subject to the provisions of this Section 7.7, if such Tax Returns are filed after the Closing Date, Sellers’ Representative will permit Purchaser the opportunity to review and comment on each of such Tax Returns at least 30 days prior to the due date (with applicable extensions) and filing of such Tax Returns. Purchaser may provide any written comments to Sellers’ Representative not later than 15 days after receiving any such Tax Return, and Sellers’ Representative will accept the reasonable comments of Purchaser. If Purchaser does not provide any written comments within 15 days, Purchaser will be deemed to have accepted such Tax Return. Sellers will pay all Taxes shown due on any such Tax Returns for which Sellers are liable under this Agreement to Purchaser no later than five days before the date on which such Taxes are required to be paid to any Tax Authority, and Purchaser or the Company will timely pay such Taxes.

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(b) Straddle Period Tax Returns. Purchaser will, at Purchaser’s expense, timely prepare and file, or cause to be timely prepared and filed, all Tax Returns, prepared in a manner consistent with past custom and practice of the Company (unless otherwise required by Law), for the Company for all Tax periods beginning on or before, and ending after the Closing Date (a “Straddle Period”). Subject to the provisions of this Section 7.7, Purchaser will permit Sellers’ Representative the opportunity to review and comment on each of such Tax Returns at least 30 days prior to the due date (with applicable extensions) and filing of such Tax Returns. Sellers’ Representative may provide any written comments to Purchaser not later than 15 days after receiving any such Tax Return, and Purchaser will accept the reasonable comments of Sellers’ Representative. If Sellers’ Representative does not provide any written comments within 15 days, Sellers’ Representative will be deemed to have accepted any such Tax Return. Sellers will pay all Taxes shown due on any such Tax Returns for which Sellers are liable under this Agreement to Purchaser no later than five days before the date on which such Taxes are required to be paid to any Tax Authority, and Purchaser or the Company will timely pay such Taxes.

(c) For purposes of this Agreement, the portion of Tax with respect to the income, property, or operations of the Company that is attributable to any Straddle Period will be apportioned between the period of the Straddle Period that extends before the Closing Date through and includes the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 7.7(c). The portion of such Tax attributable to the Pre-Closing Straddle Period will (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts, or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period; and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts, or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. The portion of Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner.

(d) Cooperation. Purchaser and Sellers will cooperate fully, as and to the extent reasonably requested by another Party, in connection with the preparation and filing of Tax Returns (including amendments thereto), audits, examinations, and administrative or judicial proceedings with respect to Taxes of the Company. Such cooperation includes the retention and (upon such other Party’s request) the provision of books and records and information reasonably relevant to any such Tax Returns and making employees available during normal business hours on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Following the Closing, Purchaser will cause the Company to (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period ending on or before the Closing Date until three months after the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority; and (ii) give the other Parties reasonable prior, and in no event less than five Business Days, written notice to transferring, destroying, or discarding any such books and records and, if any such other Parties so request, Purchaser and Sellers, as the case may be, will allow such other Parties to take possession of such books and records.

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(e) Section 338(h)(10) Election.

(i) The Company and each Seller shall join with Purchaser in making an election under Section 338(h)(10) of the Code (and any similar provision of state or local Law) with respect to the purchase and sale of the Acquired Shares hereunder (collectively, a “Section 338(h)(10) Election”). Each of the Company and Sellers shall include any income, gain, loss, deduction or other tax item resulting from the Section 338(h)(10) Election on their applicable Tax Returns to the extent required by applicable Law.

(ii) Purchaser shall submit an allocation of the Aggregate Consideration (as defined below) among the assets of the Company (such allocation having been prepared in accordance with Sections 338 and 1060 of the Code and the Treasury regulations thereunder) to Sellers’ Representative no later than 180 days after the Closing Date (as amended, the “Tax Allocation”). Sellers’ Representative shall have 30 days to review the proposed Tax Allocation, and Sellers’ Representative shall notify Purchaser of any reasonable objections that it has with respect to any items set forth in such Tax Allocation (including any amendment), and Purchaser and Sellers’ Representative agree to consult and attempt to resolve in good faith any such objections. If Purchaser and Sellers’ Representative are unable to resolve any such objections, Purchaser shall engage the Accountant to resolve the dispute. The determination of the Accountant will be final and binding on the Parties hereto. The costs and expenses of the Accountant with respect to determining the Tax Allocation will be shared equally by Purchaser and Sellers. If Sellers’ Representative does not notify Purchaser in writing of any objections within 30 days, Purchaser’s proposed Tax Allocation shall be final and binding on the Parties hereto. The Parties shall make appropriate amendments (in accordance with the foregoing procedure) to the Tax Allocation to reflect the Deferred Purchase Price, Earnout Consideration, and any other post-Closing adjustments to the Aggregate Consideration. Each Party agrees that it will, unless otherwise required by Law, (i) be bound by the final Tax Allocation for the purposes of determining any Taxes, (ii) report for Tax purposes the transactions consummated pursuant to this Agreement in a manner consistent with the final Tax Allocation, (iii) timely file a copy of the agreed Internal Revenue Service Form 8883, Asset Allocation Statement (and any required supplemental Form 8883), with its appropriate U.S. federal and other Tax Returns, and (iv) not take any position for Tax purposes that is inconsistent with the final Tax Allocation on any Tax Return or in any proceeding before any Tax Authority except with the prior written consent of the other Party. In the event that the final Tax Allocation is disputed by any Tax Authority in writing, the Party receiving notice of such dispute will promptly notify the other Party, provided that the failure of the Party receiving such notice of dispute to promptly notify the other Party shall not constitute a breach of this provision unless such other Party is actually prejudiced by such failure. The term “Aggregate Consideration” means the sum of the Purchase Price (as finally determined), the liabilities of the Company, and all other items required for federal Income Tax purposes to be included in the amount realized pursuant to the Section 338(h)(10) Election.

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(iii) Purchaser shall pay to Sellers an amount equal to any additional Income Taxes imposed on each Seller attributable to the making of the Section 338(h)(10) Election such that each Seller will be in the same after-Income Tax position following receipt of such payment as if no Section 338(h)(10) Election had been made. Within 30 days of Sellers’ Representative’s receipt of the Tax Allocation, if Sellers’ Representative does not timely send a written request for changes to the Tax Allocation, or, if Sellers’ Representative does timely send a written request for changes to the Tax Allocation, within 30 days of the determination of the disputed items (either through the agreement of Purchaser and Sellers’ Representative or the determination by the Accountant, as the case may be), Sellers’ Representative shall send to Purchaser a calculation of any additional Income Taxes imposed on Sellers attributable to the making of the Section 338(h)(10) Election, together with all relevant documentation, plus a calculation of the marginal tax rate at which any such payments by Purchaser to Sellers will be taxed (the calculation of the amount of incremental taxes grossed up for the taxes payable with respect to such payments, the “Incremental Section 338(h)(10) Elections Tax Calculation” and the amount payable by Purchaser to Sellers pursuant to the Incremental Section 338(h)(10) Elections Tax Calculation, as ultimately determined pursuant to this Section 7.7(e)(iii), the “Incremental Section 338(h)(10) Elections Tax Amount”). The Incremental Section 338(h)(10) Elections Tax Calculation shall be binding and final unless, within 30 days after delivery of the Incremental Section 338(h)(10) Elections Tax Calculation to Purchaser, Purchaser delivers to Sellers’ Representative a written objection to the Incremental Section 338(h)(10) Elections Tax Calculation (an “Incremental Section 338(h)(10) Elections Tax Calculation Objection Notice”). If Purchaser delivers an Incremental Section 338(h)(10) Elections Tax Calculation Objection Notice within the specified time, Purchaser and Sellers’ Representative shall promptly negotiate in good faith to resolve such objections. If Purchaser and Sellers’ Representative are unable to reach an agreement with respect to the objections within 30 calendar days after delivery of an Incremental Section 338(h)(10) Elections Tax Calculation Objection Notice, Purchaser and Sellers’ Representative shall engage the Accountant, who, shall within 15 days review the Incremental Section 338(h)(10) Elections Tax Calculation and resolve the objections. The costs and expenses of the Accountant with respect to determining the Incremental Section 338(h)(10) Elections Tax Amount shall be borne equally by Purchaser and Sellers. If there is no timely Incremental Section 338(h)(10) Elections Tax Calculation Objection Notice as provided above, the Incremental Section 338(h)(10) Elections Tax Calculation provided by Sellers’ Representative shall be the binding and final determination of the Incremental Section 338(h)(10) Elections Tax Amount. If there is a timely Incremental Section 338(h)(10) Elections Tax Calculation Objection Notice, the Incremental Section 338(h)(10) Elections Tax Amount as revised, if applicable, by the agreement of Purchaser and Sellers’ Representative or by the Accountant, shall be the final and binding determination of the Incremental Section 338(h)(10) Elections Tax Amount. The Parties shall make appropriate adjustments (in accordance with the foregoing procedures) to the Incremental Section 338(h)(10) Elections Tax Calculation and the Incremental Section 338(h)(10) Elections Tax Amount to reflect any changes thereto as a result of the Deferred Purchased Price, Earnout Consideration, and any other post-Closing adjustments to the Aggregate Consideration. Purchaser shall reimburse Sellers for 50% of the reasonable out-of-pocket costs incurred by Sellers (including reasonable accountants fees), in an aggregate amount not to exceed $2,500, in connection with the preparation of Sellers’ Tax Returns for the taxable year in which the Closing takes place.

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(iv) At least five Business Days prior to the date that Sellers are required to pay Taxes for the taxable year in which the Closing occurs, Purchaser shall pay to Sellers the Incremental Section 338(h)(10) Elections Tax Amount or, if the Incremental Section 338(h)(10) Elections Tax Amount has not been determined pursuant to Section 7.7(e)(iii), the Estimated Section 338(h)(10) Elections Tax Amount. If the Estimated Section 338(h)(10) Elections Tax Amount is paid, then upon determination of the Incremental Section 338(h)(10) Elections Tax Amount pursuant to Section 7.7(e)(iii), (A) if the Incremental Section 338(h)(10) Elections Tax Amount exceeds the Estimated Section 338(h)(10) Elections Tax Amount, Purchaser shall promptly pay to Sellers the amount of such excess, or (B) if the Estimated Section 338(h)(10) Elections Tax Amount exceeds the Incremental Section 338(h)(10) Elections Tax Amount, Sellers shall promptly pay to Purchaser the amount of such excess. If the Incremental Section 338(h)(10) Elections Tax Amount is subsequently adjusted pursuant to the penultimate sentence of Section 7.7(e)(iii), Purchaser or Sellers, as applicable, shall promptly pay to the other Party the appropriate amount so that Sellers have received the actual Incremental Section 338(h)(10) Elections Tax Amount.

(f) Certain Controversies. This Section 7.7(f) and not Section 11.4 will control any inquiry, assessment, Proceeding, or other similar event relating to any Taxes for any Pre-Closing Tax Period or Straddle Period of the Company (a “Tax Matter”). Purchaser will notify Sellers’ Representative as soon as practicable after the commencement of any Tax Matter relating to any Pre-Closing Tax Period (a “Pre-Closing Tax Matter”) or any Straddle Period. Sellers’ Representative will have the right, at the cost and expense of Sellers’ Representative, to represent the interests of the Company before the relevant Governmental Entity with respect to any Tax Matter that relates solely to a Pre-Closing Tax Matter and have the right to control the defense, compromise or other resolution of any such Pre-Closing Tax Matter, including responding to inquiries, preparing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Pre-Closing Tax Matter; provided, however, that (i) Purchaser has the right (but not the duty) to participate in the defense of such Pre-Closing Tax Matter and to employ counsel, at its own expense, separate from counsel employed by Sellers’ Representative, and (ii) Sellers’ Representative shall not enter into any settlement of or otherwise compromise any such Pre-Closing Tax Matter without the prior written consent of Purchaser, which consent shall not be unreasonably conditioned, withheld, or delayed. With respect to any Tax Matter that is (A) not solely a Pre-Closing Tax Matter, or (B) is solely a Pre-Closing Tax Matter but Sellers’ Representative has not provided Purchaser with written notice of its intent to control such Pre-Closing Tax Matter, then Purchaser will have the right (at Purchaser’s expense with respect to the matters described in clause (A) and at Sellers’ expense with respect to the matters described in clause (B)), to represent the interests of the Company before the relevant Governmental Entity with respect to such Tax Matter and have the right to control the defense, compromise, or other resolution of any such Tax Matter, including responding to inquiries, filing Tax Returns, and contesting, defending against, and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. If Sellers would be required to indemnify Purchaser, the Company, or any of their Affiliates pursuant to this Agreement with respect to any Tax Matter controlled by Purchaser then: (1) Sellers’ Representative will have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from counsel employed by Purchaser, and (2) Purchaser shall not enter into any settlement of or otherwise compromise any such Tax Matter without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably conditioned, withheld, or delayed.

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(g) Status as S Corporation. If any Tax Authority determines or proposes to determine that the Company did not have a valid election in effect under Section 1362(a) of the Code to be treated an S corporation as of the Closing Date (without regard to the transfer of the Acquired Shares under this Agreement), Sellers shall cooperate with Purchaser, and use their best efforts, to obtain from the Internal Revenue Service a waiver of the termination and reinstatement of such S corporation status through the Closing Date pursuant to Section 1362(f) (or any similar relief available with respect to state and local income taxation). In the event of such a challenge to the status of the Company as an S corporation, Sellers shall promptly take all steps pursuant to Section 1362(f)(3) of the Code, and shall make such adjustments as may be required by the Internal Revenue Service pursuant to Section 1362(f)(4) as a condition of obtaining such waiver and reinstatement of S corporation status through the Closing Date (and any similar adjustments required under analogous state and local tax provisions). Sellers shall bear the entire expense of procuring the waiver and reinstatement of S status of the Company described above, including the legal, accounting and Tax costs of taking such steps and of making such adjustments as may be required.

(h) Post-Closing Tax Actions. Except as provided in this Section 7.7, Purchaser shall not, and shall not cause or permit any of its Affiliates or the Company to, (i) amend any previously filed Tax Return of the Company for any Pre-Closing Tax Period or Straddle Period, or otherwise file any Tax Return relating to Taxes due and payable by the Company, or assessed against the assets of the Company, for any Pre-Closing Tax Period or Straddle Period, (ii) make or change any Tax election of the Company that has retroactive effect to any Pre-Closing Tax Period or Straddle Period, (iii) file any private letter ruling or similar request with respect to Taxes or Tax Returns of the Company for any Pre-Closing Tax Period or Straddle Period, or (iv) initiate any voluntary disclosure or similar process with respect to the Company for any Pre-Closing Tax Period or Straddle Period, in each case without the prior written consent of Sellers’ Representative, which shall not be unreasonably withheld, conditioned or delayed.

(i) Tax Refunds. Except to the extent taken into account in the final determination of Working Capital, any refunds of Taxes of the Company or credits against Taxes of the Company (including any interest paid or credited with respect thereto) received by the Company or Purchaser (or any of their respective Affiliates) that are attributable to any Pre-Closing Tax Period or Pre-Closing Straddle Period shall be for the benefit of Sellers. Purchaser shall pay (or cause to be paid) to Sellers the amount of any such refund or credit within fifteen (15) days after the receipt or availability thereof. Any refunds of Taxes or credits against Taxes of any Seller (including any interest paid or credited with respect thereto) received by any Seller with respect to the Incremental Section 338(h)(10) Elections Tax Amount shall be for the benefit of Purchaser. The Seller(s) receiving such refund or credit shall pay to Purchaser the amount of any such refund or credit within fifteen (15) days after the receipt or availability thereof.

7.8 Expenses; Transfer Taxes.

(a) Whether or not the Closing takes place, except as otherwise specifically provided in this Agreement, all Transaction Expenses will be paid by the Party incurring such expense (and all such expenses incurred pre-Closing by the Company will be expenses of Sellers); provided, however, that the fees and expenses of the Accountant, if applicable, will be paid or reimbursed in accordance with Section 2.4(e)(iii), Section 2.5(a)(viii), Section 7.7(e)(ii) and/or Section 7.7(e)(iii).

(b) Provided that the Closing takes place, all transfer, documentary, sales, use, stamp, and registration Taxes and fees (including any penalties and interest) incurred in connection with this Agreement will be paid one half by Purchaser and one half by Sellers when due. Purchaser or the Company will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, and registration Taxes and fees. If required by applicable Law, Sellers will join in the execution of any such Tax Returns and other documentation.

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7.9 Further Assurances; No Avoidance.

(a) From time to time, as and when requested by any Party, each other Party will, and Purchaser will cause the Company to, execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting Party may reasonably request to consummate the Contemplated Transactions.

(b) Each Party agrees that such Party will not, and Purchaser will cause the Company not to, through reorganization, consolidation, merger, dissolution, or sale or other transfer of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations, or conditions to be observed or performed in any Transaction Document by such Party.

(c) During the 24-month period after the Closing, Sellers each agree (i) to cooperate with Purchaser and its Affiliates and counsel, to the extent reasonably requested and at Purchaser’s sole cost and expense, in the registration, issuance, protection, perfection, contest, or defense of any Company Intellectual Property owned at Closing, and (ii) to be reasonably available to provide any testimony and access to their books and records in connection with, and to provide the Company with such other assistance as the Company may reasonably request, in each case at the sole expense of the Company (except as results from a breach of this Agreement), for the purpose of protecting the Company Intellectual Property owned at Closing. For the avoidance of doubt, nothing in this subsection (c) is intended to require any Seller to take any action against his, her, or its self interest in connection with any direct dispute with Purchaser and its Affiliates, including any such dispute under the Transaction Documents or any claim for indemnity under this Agreement.

7.10 Publicity. Without having first consulted with Purchaser and received Purchaser’s prior written approval or as, in the opinion of outside counsel to Sellers, may be required by Law, Sellers’ Representative and each Seller will not, and will use Commercially Reasonable Efforts to cause each of their respective Representatives and Affiliates not to, issue any press release, disclose to any third party (including employees, customers, suppliers, or others having dealings with the Company), or make any public statement with respect to this Agreement (or the existence of this Agreement) or the Contemplated Transactions. The Parties agree that the Confidentiality Agreement is hereby terminated effective as of the Closing. Any press release made by Purchaser will not disclose the Purchase Price or other material financial terms of this Agreement without the prior written consent of Sellers’ Representative, and Purchaser shall use Commercially Reasonable Efforts to provide advance notice to Sellers’ Representative and to provide a copy of such press release to Sellers’ Representative, in each case prior to the publication of any such press release.

7.11 Seller Release. Effective as of the Closing, each Seller:

(a) (i) represents, warrants, and acknowledges that such Seller has been fully advised by such Seller’s attorney that, under certain statutory or common-law principles applied in certain states, a general release does not extend to claims that a creditor does not know or suspect to exist in such creditor’s favor at the time of executing the release, which if known by such creditor must have materially affected such creditor’s settlement with the debtor, and (ii) hereby expressly waives the benefits thereof and any rights such Seller may have under any statute or common law principle of similar effect in any jurisdiction;

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(b) on behalf of such Seller and such Seller’s Related Parties (other than the other Sellers), hereby (i) generally, irrevocably, unconditionally, and completely releases and forever discharges each of the Releasees from, and hereby irrevocably, unconditionally, and completely waives and relinquishes, each of the Released Claims, and (ii) irrevocably covenants to refrain from, directly or indirectly, asserting any Released Claim, or commencing, instituting, or causing to be commenced, any litigation, action, audit, suit, investigation or proceeding of any kind against any Releasee with respect to the Released Claims; and

(c) hereby acknowledges and intends that this release will be effective as a bar to each and every one of the Released Claims and expressly consents that this release will be given full force and effect in accordance with every express term or provision, including those (i) relating to any Released Claims, or (ii) relating to unknown and unsuspected Released Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and/or unanticipated claims).

7.12 Certain Restrictions.

(a) Each Seller acknowledges and agrees that, in light of (x) Purchaser’s substantial investment in the Company, including its good will, customer relationships, employee relationships, Intellectual Property and other proprietary and/or confidential information, (y) Purchaser’s present intent to expand upon the scope, geographic, industry, types of services and otherwise, of the Business’s relationships with its current and former customers, and (z) the continued employment of certain Sellers by the Company or its post-Closing Affiliates following the Closing Date, as a condition precedent to Purchaser’s obligations to enter into and perform its obligations under the Transaction Documents, beginning on the Closing Date and ending on December 31, 2022, no Seller will, directly or indirectly, either for itself, himself, herself, or for any other Person, without the prior written consent of Purchaser:

(i) own, consult for, provide services to, engage in sales, brokerage, or marketing for, manage, participate in, be employed by, permit its, his, or her name to be used by or connected with, or do any business, or otherwise have any direct or indirect interest in, whether as a manager, officer, director, employee (including of any competitor of the Business), partner, sole proprietor, agent, broker, representative, independent contractor, consultant, franchisor, franchisee, creditor, shareholder, owner, joint venture partner, or otherwise, any Person or business engaged in a business that competes with the Company, including any business that designs, develops, manufactures, markets or sells instrumentation, components and sub-systems for low phase noise generation or low phase noise signal analysis, radio frequency signal generators and synthesizers, radio frequency power sensors, meters and analyzers, or noise generation instrumentation (any such business, a “Competing Business”) throughout North America, the UK, and the EU; provided, however, that the foregoing does not prohibit: (A) the employment of any Seller that is a natural person by any member of the Company Group; (B) a Seller’s ownership of 2.0% or less of the stock of a publicly held corporation whose stock is traded on a nationally or internationally recognized securities exchange, automated dealer quotation system or in a U.S. or foreign over-the-counter-market; or (C) a Seller’s passive ownership of less than 2.0% of the equity interest in a private equity fund that is not formed specifically to invest in a particular Competing Business;

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(ii) (A) induce or solicit, or attempt to induce or solicit, any then-current employee or contractor of any member of the Company Group (that such Seller knows to be an employee or contractor of a member of the Company Group) to terminate or reduce such employee’s or contractor’s employment or engagement with any member of Company Group, or to accept employment with, provide services to, or partner with another Person, or (B) hire or attempt to hire any then-current or past (within the preceding 12 months, as applicable to such time) employee or contractor of any member of the Company Group that such Seller knows is or was (within the preceding 12 months, as applicable to such time) an employee or contractor of the Company Group; or

(iii) solicit any Person that such Seller knows to be a customer, client, strategic partner, joint venture partner, vendor, supplier, consultant, contractor, licensee, licensor, bona fide potential acquisition or investment target or other material business relation (collectively, “Excluded Persons”) of any member of Company Group (including any Person that such Seller knows to be an Excluded Person of the Company at any time during the 12-month period immediately prior to the Closing Date), in order to induce or attempt to induce such Excluded Person to utilize the services of a Competing Business or cease doing business with any member of Company Group or its Affiliates.

Notwithstanding the foregoing, the placement of general advertisement that may be targeted to a particular geographic or technical area, but is not targeted specifically towards employees or contractors of any member of Company Group will not be deemed to breach the non-solicit provisions of Section 7.12(a)(ii); provided that the preceding clause will not limit or otherwise modify the prohibitions against hiring set forth in Section 7.12(a)(ii)(C).

(b) Each Seller acknowledges and agrees that the covenants set forth in this Section 7.12 (collectively, the “Restrictions”) are reasonably designed to protect Purchaser’s substantial investment in the acquisition of the Company and are reasonable with respect to their duration, geographical area and scope. It is the desire and intent of the Parties that the provisions of this Section 7.12 be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought, and each Party hereby consents to the jurisdiction of the state, provincial and federal courts in any such jurisdiction. If any particular provision(s) or portion of this Section 7.12 is adjudicated to be invalid or unenforceable, this Section 7.12 will be deemed amended to delete therefrom such provision(s) or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Section 7.12 in the particular jurisdiction in which such adjudication is made.

(c) Each Seller recognizes and affirms that in the event of breach of any of the provisions of this Section 7.12, money damages would be inadequate and that Purchaser would have no adequate remedy at Law. Accordingly, each Seller agrees that each member of Company Group and its Affiliates, will be entitled, in addition to any other rights and remedies existing in their favor, to enforce its and Purchaser’s rights and such Seller’s obligations under this Section 7.12, not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive and/or other equitable relief (without any requirement of notice or to post any bond or deposit) in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 7.12 including injunctive relief to restrain the violation of such covenants by such Seller or by any person or persons acting for or with such Seller in any capacity whatsoever.

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7.13 Employees; Employee Benefits.

(a) Comparable Benefits. For a period of one (1) year following the Closing Date, Purchaser shall, or shall cause the Company to, provide each current employee of the Company as of immediately prior to the Closing who continues employment with any member of the Company Group following the Closing Date (each, a “Continuing Employee”) with employee benefits (excluding equity and cash incentive compensation, deferred compensation and severance benefits) that are substantially comparable, in the aggregate, to the employee benefits provided to such Continuing Employee immediately prior to the Closing. In addition to any bonuses permitted pursuant to Section 7.1(d)(ii), for the fiscal year ending December 31, 2020, Purchaser shall grant bonuses to Employees (which may include Sellers) up to $150,000 in the aggregate, at the written direction of Sellers’ Representative, which will be funded by Sellers by adding $150,000 to the Working Capital Target Amount. For the fiscal year ending December 31, 2021, Purchaser shall cause the Company to continue its annual cash bonus incentive program based on Company profitability, in accordance with the Company’s historic practice as of the date of this Agreement.

(b) Benefit Plans. For purposes of participation of a Continuing Employee in an employee benefit plan of a member of the Company Group (a “Purchaser Benefit Plan”), each Continuing Employee shall be credited with all years of service for which such Continuing Employee was credited before the Closing Date under any comparable Benefit Plans, only to the same extent and for the same purposes such service is recognized prior to the Closing Date, except to the extent such credit (i) would result in a duplication of benefits for the same period of service, or (ii) with respect to any benefit accrual under any qualified or nonqualified defined benefit pension plan. In addition, and without limiting the generality of the foregoing, the Purchaser shall use Commercially Reasonable Efforts to ensure that: (1) each Continuing Employee is immediately eligible to participate, without (x) any waiting time, (y) evidence of insurability or (z) an actively-at-work requirement, in any Purchaser Benefit Plans to the extent that coverage under such Purchaser Benefit Plans replaces or continues coverage under comparable Benefit Plans in which such Continuing Employee participated immediately prior to the Closing and such requirements were waived or satisfied under such comparable Benefit Plan; and (2) for purposes of each Purchaser Benefit Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, all pre-existing condition exclusions and actively-at-work requirements of such Purchaser Benefit Plan are waived for such Continuing Employee and his or her covered dependents, to the extent such requirements were waived or satisfied under comparable Benefit Plans in which such Continuing Employee and his or her covered dependents participated immediately prior to the Closing. Purchaser shall use Commercially Reasonable Efforts to ensure that any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Company Plan ending on the date such Continuing Employee’s participation in the corresponding Purchaser Benefit Plan begins are taken into account under such Purchaser Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Purchaser Benefit Plan.

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Article VIII

Closing Deliverables

8.1 Sellers’ Closing Deliveries. Sellers will deliver or cause to be delivered the following to Purchaser at the Closing, each of which (if a document) will, unless otherwise indicated, be dated as of the Closing Date:

(a) the Allocation Schedule;

(b) the applicable deposit account and related wire transfer instructions for each amount described in Section 3.3;

(c) evidence reasonably satisfactory to Purchaser that all Seller Transaction Expenses have been paid in full other than Seller Transaction Expenses that will be paid by Purchaser on behalf of Sellers pursuant to Section 3.3(a)(iii)(C);

(d) payoff letters, from each lender to the Company, with respect to the Indebtedness as of the Closing Date (collectively, the “Payoff Letters”), including authorization to file UCC termination statements in connection therewith, and such other documents as Purchaser may reasonably require to evidence the repayment in full of all such Indebtedness and the termination and release in full of all Encumbrances relating to such Indebtedness on or promptly after the Closing Date;

(e) evidence reasonably satisfactory to Purchaser that all approvals and actions of or by, and all notices to, all Governmental Entities have been obtained or taken place;

(f) the Third-Party Consents set forth in Schedule 8.1(f);

(g) documents necessary to terminate the Buy Sell Agreement and all other shareholders and similar agreements affecting the Company, in form and substance reasonably acceptable to Purchaser;

(h) an employment agreement in the form attached as Exhibit B (each, an “Employment Agreement”), duly executed by each Seller;

(i) a termination agreement between the Company and each Seller, in form and substance reasonably acceptable to Purchaser, terminating any existing employment agreements between the Company and such Seller, executed by the applicable Seller;

(j) a Lock-up and Voting Agreement in the form attached as Exhibit C (each, a “Lock-up and Voting Agreement”), duly executed by each Seller;

(k) if required by Senior Lender, an estoppel certificate from each landlord party under the Real Property Leases in form and content reasonably acceptable to Purchaser and Sellers’ Representative;

(l) if required by Senior Lender, a landlord waiver from the landlords under the Leased Real Property required by Senior Lender in form and substance reasonably satisfactory to Senior Lender;

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(m) a duly executed IRS Form W-9 from each Seller;

(n) an IRS Form 8023 duly executed by each Seller;

(o) a statement from each Seller meeting the requirements of Section 1445 of the Code and Treasury Regulation Section 1.1445-2(b)(2), to the effect that such Seller is not a foreign person;

(p) a certificate of the president of the Company dated as of the Closing Date, certifying as to (i) the incumbency and signatures of the officers of the Company executing each of the Transaction Documents, (ii) copies of the Company’s Organizational Documents, each as in effect on the Closing Date, (iii) copies of all resolutions adopted by the Company’s board of directors or similar governing body relating to the Contemplated Transactions and attached to such certificate, and (iv) copies of all resolutions adopted by the Company’s shareholders relating to the Contemplated Transactions and attached to such certificate;

(q) a certificate of good standing or equivalent for the Company, issued as of a date not more than 10 days before the Closing Date by the Secretary of State or similar official of the jurisdiction of its organization or formation and each other jurisdiction where it is qualified to do business as a foreign corporation or other Entity;

(r) to the extent specified by Purchaser prior to Closing, resignations, effective as of the Closing Date, of each director and officer of the Company from all positions held by such Person;

(s) evidence reasonably satisfactory to Purchaser that all amounts outstanding with respect to loans and advances, if any, made by the Company to any Representative of the Company have been repaid in full;

(t) a confidential information and inventions assignment agreement in a form to be mutually agreed by Purchaser and Sellers’ Representative prior to the Closing Date, duly executed by each Employee, and any other individual who created Company Intellectual Property between the Effective Date and the Closing Date;

(u) the original minute books, stock ledger, and option or similar ledger (if any) of the Company; and

(v) an electronic copy of the full contents of the virtual Data Room or file hosting service used in connection with the Contemplated Transactions.

8.2 Purchaser Closing Deliveries. Purchaser will deliver or cause to be delivered, the following to Sellers’ Representative at the Closing, each of which (if a document) will, unless otherwise indicated, be dated as of the Closing Date:

(a) the Closing Promissory Notes, in accordance with and to the recipients referenced in Section 3.3;

(b) the Employment Agreements, duly executed by the Company;

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(c) the Lock-up and Voting Agreements, duly executed by the Purchaser;

(d) a certificate of the secretary of Purchaser dated as of the Closing Date, certifying as to (i) the incumbency and signatures of the officers of Purchaser executing each of the Transaction Documents, (ii) copies of Purchaser’s Organizational Documents, each as in effect on the Closing Date and attached to such certificate, and (iii) copies of all resolutions adopted by Purchaser’s board of directors or similar governing body relating to the Contemplated Transactions and attached to such certificate; and

(e) for Purchaser, a certificate of good standing or equivalent issued as of a date not more than 10 days before the Closing Date by the Secretary of State or similar official of the state of its organization or formation.

Article IX

Conditions Precedent

9.1 Conditions to Obligations of All Parties. The obligation of each party to consummate the Contemplated Transactions is subject to the satisfaction at or prior to the Closing, of the following conditions:

(a) No Injunctions or Restraints. No Law or Proceeding shall be in effect against or involving any Purchaser, the Company or any Seller that would prevent the consummation of the Contemplated Transactions.

9.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Contemplated Transactions is subject to the satisfaction, or waiver by Purchaser in writing, at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. (i) Each of the Fundamental Seller Representations, the Fundamental Company Representations and the representation and warranty of Sellers set forth in Section 5.7(z) shall be true and correct in all respects on the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), and (ii) each of the other representations and warranties of Sellers set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except, in the case of clause (ii), where such failure would not have a Material Adverse Effect.

(b) Performance of Obligations of Sellers. Each Seller shall have performed in all material respects all obligations required to be performed by such Seller under this Agreement at or prior to the Closing Date.

(c) 401(k) Plan Termination. Prior to the Closing Date, the Company shall take all actions that may be necessary or appropriate to terminate the Company’s 401(k) plan, which termination shall be effective no later than the date immediately preceding the Closing Date. The terminating resolutions and any other relevant documents issued, adopted, or executed in connection with the implementation of this Section 9.2(c) shall provide that no contributions shall be made to the Company’s 401(k) plan with respect to any compensation earned after the termination date and shall be subject to the Purchaser’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

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(d) Material Adverse Effect. During the period from the date of this Agreement through the Closing Date, there shall not have occurred any Material Adverse Effect.

(e) Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and executed by Sellers’ Representative, certifying to the fulfillment of the conditions specified in Sections 9.2(a)-(c).

(f) Closing Deliveries. Purchaser shall have received all deliverables in accordance with Section 8.1.

(g) Financing. Purchaser shall have obtained proceeds from a debt financing, whether by way of amendment to Purchaser’s existing credit facilities or otherwise, on terms reasonably satisfactory to Purchaser, in an amount sufficient for Purchaser to pay the Closing Consideration.

9.3 Conditions to Obligations of Sellers. The obligation of Sellers to consummate the Contemplated Transactions is subject to the satisfaction, or waiver by Sellers’ Representative in writing, at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. (i) Each of the Fundamental Purchaser Representations shall be true and correct in all respects on the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), and (ii) the other representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” set forth therein) on the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except, in the case of clause (ii), where such failure would not have a material adverse effect on Purchaser.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Sellers’ Representative shall have received a certificate, dated as of the Closing Date and executed by a duly authorized executive officer of Purchaser, certifying to the fulfillment of the conditions specified in Sections 9.3(a)-(b).

(d) Closing Deliveries. Purchaser shall have completed all deliverables in accordance with Section 8.2.

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9.4 Frustration of Closing Conditions. With respect to its obligation to effectuate the Closing and any right to terminate this Agreement pursuant to Section 10.1, no Party may rely on the failure of any condition set forth in Sections 9.1 or 9.2, as the case may be, to be satisfied if such failure was caused by the failure of such Party or any of its Affiliates to use its reasonable best efforts to consummate the Contemplated Transactions.

Article X

Termination

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Purchaser and Sellers’ Representative;

(b) by either Purchaser or Sellers’ Representative if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, that the Party seeking to terminate this Agreement shall have used its reasonable best efforts to have such Order lifted;

(c) by either Purchaser or Sellers’ Representative if the Closing shall not have been consummated on or before January 31, 2020 (the “End Date”); provided, however, that no Party may terminate this Agreement pursuant to this Section 10.1(c) if such Party’s breach of its obligation under this Agreement resulted in or was a primary cause of the failure of the Closing to occur on or before the End Date;

(d) by Purchaser if there has been a breach by any Seller of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 9.2; provided, however, that if such breach is curable by Sellers and Sellers cure such breach within ten (10) days following the Purchaser’s delivery of written notice thereof to Sellers’ Representative, Purchaser may not terminate this Agreement under this Section 10.1(d) due to such breach; provided further, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if Purchaser is then in breach of any representation, warranty, covenant or agreement contained in this Agreement if such breach would give rise to Sellers’ Representative’s right to terminate this Agreement pursuant to Section 10.1(e); or

(e) by Sellers’ Representative if there has been a breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 9.3; provided, however, that if such breach is curable by Purchaser and Purchaser cures such breach within ten (10) days following Sellers’ Representative’s delivery of written notice thereof to Purchaser, Sellers’ Representative may not terminate this Agreement under this Section 10.1(e) due to such breach, failure to perform or inaccuracy; provided further, however, that Sellers’ Representative shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if any Seller is then in breach of any representation, warranty, covenant or agreement contained in this Agreement if such breach would give rise to Purchaser’s right to terminate this Agreement pursuant to Section 10.1(d).

10.2 Effect of Termination. In the event of termination of this Agreement by either Purchaser or Sellers’ Representative, or both, in accordance with Section 10.1, (a) written notice thereof shall forthwith be given to the other Parties and (b) this Agreement shall forthwith become void and have no effect, and none of the Parties nor any of their respective subsidiaries or Affiliates or any of the officers, directors or managers of any of the foregoing shall have any Liability of any nature whatsoever under this Agreement or any other Transaction Document or in connection with the Contemplated Transactions, except that Section 7.8(a), Article VIII and this Article X shall survive any termination of this Agreement.

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Article XI

Survival; Indemnification

11.1 Survival.

(a) Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing until the expiration of its Applicable Limitation Date as set forth in, and each Party shall be entitled to recover for any Loss related thereto pursuant to, Section 11.2(a)(i) or Section 11.3(a)(i), as applicable, if written notice of a claim thereof complying with the terms of this Agreement is delivered to the other Party prior to the Applicable Limitation Date. For purposes of this Agreement, the term “Applicable Limitation Date” means (i) with respect to Fundamental Representations, indefinitely, (ii) with respect to SOL Representations, the date that is 30 days after the date upon which the applicable statute of limitations expires, and (iii) with respect to representations or warranties other than Fundamental Representations and the SOL Representations, the date that is 18 months following the Closing Date.

(b) Survival of Covenants. All of the covenants or other agreements contained in this Agreement will survive the Closing Date until the first to occur of (i) the expiration by their terms of the obligations of the applicable Party under such covenant and (ii) such covenant being fully performed or fulfilled, unless non-compliance with such covenants or agreements is expressly waived in writing by the Party entitled to such performance.

(c) Claims for indemnification related to fraud, intentional misrepresentation or willful misconduct may be brought at any time following the Closing.

(d) Any Claims pending on the expiration of the survival period for which notice has been given in accordance with this Article XI on or before such expiration may continue to be asserted and indemnified against until finally resolved. Any Claim that is not pending as of the expiration of the survival period will be forfeited by the holder of such Claim vis-à-vis the Indemnifying Person.

11.2 Indemnification by Sellers.

(a) Sellers’ Indemnification. From and after the Closing and subject to any applicable limitation set forth in this Article XI, Sellers will indemnify, defend, and hold harmless Purchaser and each of its Affiliates (including the Company) (each, a “Purchaser Indemnitee”), without duplication, from and against any and all Losses that are suffered or incurred by any of Purchaser Indemnitees and arising out of the following (each, a “Sellers Indemnifiable Matter”):

(i) any inaccuracy in or breach of any of the representations or warranties made by any Seller contained in this Agreement or any other Transaction Document to which it is a party;

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(ii) any breach of any covenant of Sellers or Sellers’ Representative in this Agreement or any other Transaction Document to which Sellers or Sellers’ Representative is a party;

(iii) any liability or obligation related to any Closing Date Indebtedness, Closing Cash, or unpaid Seller Transaction Expenses;

(iv) any Indemnified Taxes;

(v) any claims, actions, or disputes between or among Sellers;

(vi) any claims by any Seller, or other Person asserting any legal interest in the Company, Seller or such Seller’s assets, against Purchaser or the Company in connection with the allocation or disbursement by and among Seller or Sellers’ Representative of the Purchase Price, provided that Purchaser has complied with all of its obligations under this Agreement in connection with the payment of the Purchase Price;

(vii) any matter referred to, or required to be referred to, in Section 5.14(a)(i) or (ii) of Sellers Disclosure Schedule;

(viii) any claim by any Employee or former employee of the Company for any severance payment, payment in lieu of notice of termination, or other termination payment that arises under or is related to either the Company’s “Quick Start Guide” that was provided to employees before the Closing or any other pre-Closing severance agreement, arrangement or obligation, whether written or oral; or

(ix) any fraud, intentional misrepresentation, willful breach, or willful misconduct on the part of the Company, any Seller, or any Representative of any of the foregoing in connection with this Agreement, any Transaction Document, or any Contemplated Transaction.

(b) Limitations. All obligations of Sellers under this Section 11.2 are subject to each applicable limitation below:

(i) In no event will: (A) the aggregate amount of indemnification paid by Sellers for all Sellers Indemnifiable Matters owed to Purchaser Indemnitees exceed the Purchase Price; (B) the aggregate amount of indemnification paid by Sellers for all Sellers Indemnifiable Matters owed to Purchaser Indemnitees under Section 11.2(a)(i) (other than with respect to Fundamental Seller Representations and SOL Representations) exceed $2,500,000; and (C) any payment for Seller Indemnifiable Matters under Section 11.2(a)(i) (other than with respect to Fundamental Seller Representations and SOL Representations) be made to any Purchaser Indemnitee unless and until the aggregate amount of all such payments owed by Sellers with respect to all such Claims equals at least $75,000, in which case all such Claims shall be paid from the first dollar; provided, however, that in no event will any of the Limitations apply to any Losses arising out of or relating to any fraud, intentional misrepresentation, willful breach, or willful misconduct on the part of the Company, any Seller, or any Representative of any of the foregoing in connection with this Agreement, any Transaction Document, or any Contemplated Transaction.

(ii) Subject to the Limitations, each Seller will be jointly and severally liable to Purchaser Indemnitees for any and all Sellers Indemnifiable Matters.

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(iii) Subject to the Limitations and Section 11.11, all indemnification payments required to be made to any Purchaser Indemnitee in respect of Sellers Indemnifiable Matters by Sellers will be: first, at Purchaser’s sole and absolute discretion, offset by Purchaser against the Holdback Amount or the Deferred Purchase Price, in the chronological order of such payments; and second, in cash by Sellers.

(iv) For purposes of calculating the amount of Losses to which an Indemnified Person is entitled under this Article XI for Sellers Indemnifiable Matters, the terms “material,” “materiality,” “Material Adverse Effect” and words of similar import will be disregarded; provided, however, that the foregoing materiality scrape will not (A) affect any “knowledge” qualifiers, or (B) apply to limit any list within representations and warranties calling for scheduling of “material” items.

11.3 Indemnification by Purchaser.

(a) Purchaser Indemnification. From and after the Closing and subject to any applicable limitation set forth in this Article XI, Purchaser will indemnify, defend, and hold harmless each Seller and each of its Affiliates (excluding the Company) (each, a “Seller Indemnitee”), without duplication, from and against any and all Losses that are suffered or incurred by any of Seller Indemnitees, directly or indirectly, and arising out of any of the following (each, a “Purchaser Indemnifiable Matter”):

(i) any inaccuracy in or breach of any of the representations or warranties made by Purchaser contained in this Agreement or any other Transaction Document to which it is a party;

(ii) any breach of any covenant of Purchaser or the Company in this Agreement or any other Transaction Document to which Purchaser or the Company is a party;

(iii) any amounts payable by Purchaser to Sellers or Sellers’ Representative pursuant to this Agreement or any other Transaction Document to which Purchaser is a party; or

(iv) any fraud, intentional misrepresentation, willful breach, or willful misconduct on the part of Purchaser, or any Representative of Purchaser in connection with this Agreement, any Transaction Document, or any Contemplated Transactions.

(b) Limitations. In no event will: (i) the aggregate amount of indemnification paid by Purchaser for all Purchaser Indemnifiable Matters owed to Seller Indemnitees exceed the Purchase Price (other than, for the avoidance of doubt, Purchaser’s obligation to pay the Purchase Price); (ii) the aggregate amount of indemnification paid by Purchaser for all Purchaser Indemnifiable Matters owed to Seller Indemnitees under Section 11.3(a)(i) (other than with respect to Fundamental Purchaser Representations) exceed $2,500,000; and (iii) any payment for Purchaser Indemnifiable Matters under Section 11.3(a)(i) (other than with respect to Fundamental Purchaser Representations) be made to any Seller Indemnitee unless and until the aggregate amount of all such payments owed by Purchaser with respect to all such Claims equals at least $75,000, in which case all such Claims shall be paid from the first dollar; provided, however, that in no event will any of the Limitations apply to any Losses arising out of or relating to any fraud, intentional misrepresentation, willful breach, or willful misconduct on the part of the Purchaser or any Representative of the Purchaser in connection with this Agreement, any Transaction Document, or any Contemplated Transaction.

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11.4 Claim Notice.

(a) Notice of Direct Claims. As soon as is reasonably practicable after any Purchaser Indemnitee or any Seller Indemnitee (each, as applicable, an “Indemnified Person”) or any Party becomes aware of any event or condition that would reasonably be expected to result in a Loss with respect to which Purchaser or any Seller (in each case as the case may be, an “Indemnifying Person”) may become obligated to indemnify, defend, hold harmless, compensate, or reimburse any Indemnified Person pursuant to this Article XI (a “Claim”), such Person will give notice of such Claim (a “Direct Claim Notice”) (i) if such Person is Purchaser or a Purchaser Indemnitee, to Sellers’ Representative, or (ii) if such Person is any Seller Indemnitee, to Purchaser. A Direct Claim Notice (A) must describe the Claim in reasonable detail; (B) on an informal and non-binding basis, reserving all future rights, identify whether such Claim pertains to a representation or warranty, or fraud, intentional misrepresentation, breach of covenant, or willful misconduct; and (C) must in good faith indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may reasonably be expected to be suffered by the Indemnified Person (the “Claimed Amount”).

(b) Notice of Third-Party Claims. In the event of the assertion of any Claim by any third-party Person with respect to which an Indemnifying Person may become obligated to indemnify, defend, compensate, or reimburse any Indemnified Person pursuant to this Article XI, or the commencement by any third-party Person of any Proceeding (whether against a Party or any other Indemnified Person) with respect to which any Indemnifying Person may become obligated to indemnify, defend, compensate, or reimburse any Indemnified Person pursuant to this Article XI(each, a “Third-Party Claim”), the Indemnified Person or Indemnifying Person, as the case may be, if having notice of such Third-Party Claim, will provide the other party (in the case of Sellers, such notice going to Sellers’ Representative) with prompt written notice (providing the same information as a Direct Claim Notice) of such Third-Party Claim (together with a Direct Claim Notice, a “Claim Notice”) together with copies of all documents (including court pleadings) received by the notifying Person relating to the Third-Party Claim together with such supporting documents reasonably available to such Person.

(c) Failure to Deliver Notice. The delay or failure to provide such Claim Notice to the Indemnifying Person will not affect the rights or remedies of any Indemnified Person to receive indemnification for Losses or alter or relieve the Indemnifying Person of its obligations to indemnify for Losses, unless (i) such Claim Notice is delivered after the expiration of the applicable survival period (in which case the Indemnifying Person has no obligation to indemnify), or (ii) as a result of a material delay, the Indemnifying Person is materially prejudiced.

(d) Response to Claim Notice. During the 30-day period commencing upon the delivery to the Indemnifying Person of a Direct Claim Notice (the “Dispute Period”), the Indemnifying Person will deliver to the Indemnified Person a written response (the “Response Notice”) in which the Indemnifying Person: (i) agrees that the full Claimed Amount is owed to the Indemnified Person; (ii) agrees, with specificity as to the reasons and amount, that part (but not all) of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnified Person; or (iii) asserts that no part of the Claimed Amount is owed to the Indemnified Person. Any part (or all) of the Claimed Amount that is not agreed by the Indemnifying Person to be owing to the Indemnified Person pursuant to the Response Notice will be referred to as the “Contested Amount.” If a Response Notice is not timely received by the Indemnified Person prior to 5:00 p.m. Eastern Time on the 30th day of the Dispute Period, then the Indemnifying Person will be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnified Person.

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(e) Payment of Full Claimed Amount. If (i) the Indemnifying Person delivers a timely Response Notice agreeing that the full Claimed Amount is owed to the Indemnified Person, or (ii) the Indemnifying Person does not deliver a timely Response Notice during the Dispute Period, then, subject to the limitations of this Article XI, (A) if a Purchaser Indemnitee is the Indemnified Person, the Holdback Amount or the Deferred Purchase Price, as the case may be, subject to Section 11.11, will be reduced by an amount equal to the Claimed Amount, and Sellers will pay such Indemnified Person any amount of the Claimed Amount that remains unpaid; or (B) if a Seller Indemnitee is the Indemnified Person, Purchaser will pay to such Indemnified Person cash in an amount equal to the Claimed Amount.

(f) Payment of Less Than Full Claimed Amount. If the Indemnifying Person delivers a timely Response Notice agreeing that less than the full Claimed Amount is owed to the Indemnified Person, then, subject to the limitations of this Article XI, (i) if a Purchaser Indemnitee is the Indemnified Person, the Holdback Amount or the Deferred Purchase Price, as the case may be, subject to Section 11.11, will be reduced by an amount equal to the Agreed Amount, and Sellers will pay such Indemnified Person any amount of the Agreed Amount that remains unpaid; or (ii) if a Seller Indemnitee is the Indemnified Person, Purchaser will pay to such Indemnified Person cash in an amount equal to the Agreed Amount.

(g) Settlement of Contested Amount. If the Indemnifying Person delivers a timely Response Notice indicating that there is a Contested Amount, the Indemnifying Person and the Indemnified Person will attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnifying Person and the Indemnified Person resolve such dispute as to all or a portion of the Contested Amount (which mutually resolved amount will then become an “Agreed Amount”), then the Indemnifying Person and the Indemnified Person will execute a written settlement agreement, and then, subject to the limitations of this Article XI, (i) if a Purchaser Indemnitee is the Indemnified Person, the Holdback Amount or the Deferred Purchase Price, as the case may be, subject to Section 11.11, will be reduced by an amount equal to the Agreed Amount, and Sellers will pay such Indemnified Person any amount of the Agreed Amount that remains unpaid, or (ii) if a Seller Indemnitee is the Indemnified Person, Purchaser will pay to such Indemnified Person cash in an amount equal to the Agreed Amount.

(h) Failure to Settle Contested Amount. If the Indemnifying Person and the Indemnified Person are unable to resolve any part of the dispute relating to any Contested Amount during the 30-day period commencing upon the delivery of the Response Notice, then with respect to the remaining Contested Amount, either the Indemnified Person or the Indemnifying Person (with Purchaser or Sellers’ Representative as the sole authorized agents of the Parties, as the case may be) may submit the dispute to a court of competent jurisdiction within one year following the delivery of the Response Notice, and the remaining Contested Amount will only be payable upon the earlier of the agreement of the parties or entry of a final, non-appealable Order concerning the matter issued by a court of competent jurisdiction (a “Final Award”), and, subject to the limitations of this Article XI, (i) if a Purchaser Indemnitee is the Indemnified Person, the Holdback Amount and/or the Deferred Purchase Price, as the case may be, subject to Section 11.11, will be reduced by an amount equal to the amount of the Final Award, and Sellers will pay to such Indemnified Person any amount of the Final Award that remains unpaid after such reduction; or (ii) if a Seller Indemnitee is the Indemnified Person, Purchaser will pay cash to such Indemnified Person in an amount equal to the amount of the Final Award. If neither the Indemnified Person nor the Indemnifying Person submit the dispute to a court of competent jurisdiction within such one-year period following delivery of the Response Notice, such dispute will be deemed resolved in favor of the Person delivering the Response Notice.

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(i) Defense of Third-Party Claims. The Indemnifying Person will be entitled to conduct the defense of any Third-Party Claim on the terms set forth in this Section 11.4(i), provided that (A) the Indemnifying Person promptly notifies the Indemnified Person in writing (but, in any event, within 10 Business Days following the delivery of the Third-Party Claim Notice) of the Indemnifying Person’s intent to conduct such defense, and (B) if any of Purchaser or its Affiliates are the Indemnified Person under this Agreement with respect to such Third-Party Claim, such Third-Party Claim (I) has not been brought by then-current customers or vendors of Purchaser or its Affiliates, and (II) is not otherwise disruptive to the Company if not defended directly by Purchaser, the Company or any of their respective Affiliates. Subject to the foregoing, the Indemnified Person will be entitled to conduct the defense of any Third-Party Claim on the terms set forth in Section 11.4(i)(iii), provided that the Indemnifying Person has not elected to conduct the defense pursuant to the preceding sentence.

(i) If the Indemnifying Person does deliver such written notice of its intent to conduct the defense of such Third-Party Claim in accordance with this Section 11.4(i), the Indemnifying Person will assume the defense of such Third-Party Claim; except that: (A) the Indemnifying Person must provide the Indemnified Person with an affidavit attesting that the Indemnifying Person has sufficient financial resources to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (B) the Third-Party Claim must seek (and continue to seek) solely monetary damages and may not involve any criminal proceeding, action, investigation or allegations; (C) the Indemnifying Person must expressly agree in writing that as between the Indemnifying Person and the Indemnified Person, the Indemnifying Person may only satisfy and discharge the Third-Party Claim in accordance with the limits set forth in this Agreement; (D) counsel selected by the Indemnifying Person must be reasonably acceptable to the Indemnified Person; (E) the Indemnifying Person must expressly agree in writing that it will be liable for any Loss incurred by the Indemnified Person as a result of the Third-Party Claim, subject only to the limitations set forth in this Article XI; and (F) the Indemnified Person must not have been advised in writing by counsel that (I) a reasonable likelihood exists of a material conflict of interest between the Indemnifying Person and the Indemnified Person with respect to the defense of such Third-Party Claim, or (II) the Indemnified Person has one or more defenses not available to, and not otherwise being covered by counsel to, the Indemnifying Person (the conditions set forth in clauses (A) through (F) of this paragraph are, collectively, the “Litigation Conditions”).

(ii) Subject to continued fulfillment of the Litigation Conditions:

(A) the Indemnifying Person will proceed to defend such Third-Party Claim in a diligent manner with counsel reasonably satisfactory to the Indemnified Person at the sole expense of the Indemnifying Person, subject to any applicable limitations in this Article XI;

(B) the Indemnifying Person will keep the Indemnified Person reasonably informed of all material developments and events relating to such Third-Party Claim;

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(C) the Indemnified Person will cooperate in connection with the defense, compromise or settlement of any Third-Party Claim and will furnish such non-privileged records, information and testimony and attend such conferences, discovery, hearings, trials and appeals as may be reasonably requested by, and subject to any applicable limitations in this Article XI, at the cost of, the Indemnifying Person in connection therewith;

(D) the Indemnified Person will have the right to participate (but not control), at its sole cost and expense, in the defense of such Third-Party Claim; except that, if (A) any of the Litigation Conditions cease to be met, or (B) the Indemnifying Person fails to take reasonable steps necessary to defend diligently such Third-Party Claim, and, in either case, the Indemnified Person provides notice and the Indemnifying Person fails to cure within 10 days, then the Indemnified Person may assume and control the defense of the Third-Party Claim; and

(E) the Indemnifying Person may not settle, adjust, or compromise such Third-Party Claim without the prior written consent of the Indemnified Person, unless such settlement or compromise includes only the payment of funds satisfied entirely by the Indemnifying Person.

(iii) If the Indemnified Person proceeds with the defense of any Third-Party Claim pursuant to this Section 11.4:

(A) all reasonable expenses relating to the defense of such Third-Party Claim (whether or not incurred by the Indemnified Person) to the extent they are indemnifiable Losses pursuant to this Article XI will be borne and paid exclusively by the Indemnifying Person, subject to any applicable limitations in this Article XI;

(B) the Indemnified Person will proceed to defend such Third-Party Claim in a commercially reasonable, diligent manner;

(C) the Indemnifying Person will make available to the Indemnified Person any documents and materials (other than privileged documents or materials) in the possession or control of the Indemnifying Person that may be necessary to the defense, compromise or settlement of such Third-Party Claim and will furnish such information and testimony and attend such conferences, discovery, hearings, trials and appeals as may be reasonably requested by the Indemnified Person in connection therewith;

(D) the Indemnified Person will keep the Indemnifying Person reasonably informed of all material developments and events relating to such Third-Party Claim; and

(E) the Indemnified Person may not settle, adjust or compromise such Third-Party Claim without the prior written consent of the Indemnifying Person, which consent may not be unreasonably withheld, delayed or denied.

(iv) Additionally, the Indemnifying Person will lose its right to contest, defend, litigate and settle the Third-Party Claim if it fails to accept a tender of the defense of the Third-Party Claim. In such event, the Indemnified Person will have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third-Party Claim; provided, however, that at least 10 days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Person.

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11.5 Exclusive Remedy; No Double Recovery. Other than fraud, intentional misrepresentation, willful breach, willful misconduct, or breach of covenant and the equitable remedies described in this Agreement, the exclusive remedy of any Party or other Person entitled to indemnification under this Article XI for Losses arising out of or relating to any Purchaser Indemnifiable Matter or Sellers Indemnifiable Matter will be indemnification under this Article XI. No Indemnified Person will be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that any Indemnified Person had already recovered the same Losses with respect to such matter pursuant to other provisions of this Agreement.

11.6 Remedies Cumulative; Specific Performance. The rights and remedies of the Parties are cumulative (and not alternative). Each Party hereby acknowledges that the rights of each Party with respect to such matter are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching Party may be without an adequate remedy at law. In the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party in this Agreement, including, in the case of Purchaser, payment to Sellers or Sellers’ Representative of any amounts due hereunder, the non-breaching Party or Parties will be entitled to: (a) subject to the terms of this Agreement and in addition to any remedy at law for damages or other relief, (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) seek any other equitable relief.

11.7 Indemnification in Case of Strict Liability or Indemnitee Negligence. The indemnification provisions in this Article XI will be enforceable regardless of whether (a) the Liability is based upon past, present, or future acts, claims, or Laws (including any past, present, or future bulk sales Law, Environmental Law, fraudulent transfer act, products liability, securities, or other Law) and (b) any Person (including any Person from whom indemnification is sought) alleges or proves the sole, concurrent, contributory, or comparative negligence of the Person seeking indemnification or the sole or concurrent strict liability imposed upon the Person seeking indemnification.

11.8 Determination of Losses. Losses payable to or received by an Indemnified Person under this Article XI will be reduced by the amount of any (a) insurance proceeds with respect to such Losses, net of any increase in premiums or other out-of-pocket costs of the Indemnified Person as a result of such insurance claims; and (b) indemnification payments, contribution payments, collections, or reimbursements with respect to such Losses (collectively, “Third-Party Recovery Proceeds”), in each case, actually received by any Indemnified Person, it being understood that in no event will any indemnification payment under this Article XI be delayed in anticipation of the receipt of any Third-Party Recovery Proceeds nor will any Indemnified Person be obligated to make any claim against its clients, customers, vendors or suppliers, or to initiate any Proceeding, against any third party but the Indemnified Persons shall be required to use Commercially Reasonable Efforts to recover all amounts reasonably available under such insurance policies, except to the extent pursuing such insurance may have a material impact on the Indemnified Person’s ability to obtain insurance in the future or on the costs thereof. The representations, warranties, covenants, and obligations of Sellers, and the rights and remedies that may be exercised by the Purchaser Indemnitees, will survive Purchaser’s investigation and not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Purchaser Indemnitees or any of their respective agents or representatives.

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11.9 Treatment of Indemnity Payments for Tax Purposes. Any payments made under this Article XI will, for Tax purposes, be treated as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

11.10 Payment or Reimbursement of Losses. Subject to the limitations of this Article XI, payment or reimbursement for Losses incurred by an Indemnified Person will be made by or on behalf of the Indemnifying Person within 15 Business Days of the final resolution of any related claim for indemnification under the terms of this Agreement. Any offset against the Holdback Amount or the Deferred Purchase Price by Purchaser pursuant to Section 11.11 with respect to a claim for indemnification by any Purchaser Indemnitee under this Article XI will be deemed a payment by Sellers to such Purchaser Indemnitee.

11.11 Right to Setoff. Subject to the limitations and provisions in this Article XI and in addition to any rights that Purchaser may have under applicable Law, Purchaser will have the right to setoff, appropriate, and apply any amounts payable or to be payable to or on behalf of Sellers with respect to the Holdback Amount or the Deferred Purchase Price against (a) any amounts finally determined as payable to any Purchaser Indemnitee by or on behalf of Sellers pursuant to Article XI, and (b) other than with respect to the first two quarterly installments of the Holdback Amount and Deferred Purchase Price 1, the amount of any Losses that are the subject of a pending claim for indemnification under this Article XI, which claim has been submitted in accordance with the provisions of this Article XI; provided that the aggregate amount of any such setoff pursuant to this Section 11.11 shall not exceed $800,000. Purchaser shall provide prompt written notice to Sellers’ Representative of Purchaser’s intent to set off any such payments against any amounts determined pursuant to clauses (a) and (b) above.

11.12 Contribution Obligations between Sellers. Each Seller agrees that if Sellers are obligated to pay money either from the Holdback Amount or the Deferred Purchase Price or directly in satisfaction of a claim for indemnity for Losses made pursuant to this Agreement, and the allocation of such Losses among Sellers with respect to the Holdback Amount or the Deferred Purchase Price as a result of direct payments by Sellers does not reflect a pro rata allocation of Losses among Sellers (based on each Seller’s Proportionate Share), then any Seller who was allocated or paid less than such Seller’s Proportionate Share will contribute immediately available funds to each Seller who paid more than such Seller’s Proportionate Share such that after the contributory payments have been made, each Seller will have paid such Seller’s Proportionate Share.

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Article XII

Sellers’ Representative

12.1 Authorization of Sellers’ Representative. Purchaser shall be entitled to rely conclusively on any document executed on behalf of any Seller by Sellers’ Representative and on any action taken or purported to be taken on behalf of any Seller by or at the direction of Sellers’ Representative as fully binding on such Seller, in each case as contemplated by this Agreement. Purchaser may deal exclusively with Sellers’ Representative with respect to any claims under this Agreement. Sellers’ Representative hereby agrees to act on behalf of each Seller and accepts the appointment by each such Seller (upon the execution of this Agreement by such Seller) to act on its behalf, as provided in this Agreement. In connection with such appointment, Sellers’ Representative is hereby authorized and empowered to act, on behalf of each Seller, in connection with and to facilitate the consummation of the Contemplated Transactions, and in connection with the activities to be performed on behalf of Sellers under this Agreement, for the purposes and with the powers and authority hereinafter set forth in this Section 12.1, which will include the power and authority on behalf of Sellers:

(a) to execute and deliver such amendments, modifications, waivers, and Consents in connection with this Agreement and the consummation of the Contemplated Transactions as Sellers’ Representative, after making Commercially Reasonable Efforts to consult with Sellers, may deem necessary or desirable in its discretion;

(b) to use reasonable best efforts to enforce and protect the rights and interests of Sellers and to enforce and protect the rights and interests of Sellers’ Representative arising out of or under or in any manner relating to each Transaction Document (other than the Employment Agreements) and the transactions contemplated thereby and, in connection therewith, to (i) assert or institute any Proceeding; (ii) investigate, defend, contest, or litigate any Proceeding initiated by Purchaser or any other Person against Sellers; (iii) settle or compromise any Proceeding relating to this Agreement; (iv) assume the defense of any Third-Party Claim that is the basis of any Proceeding relating to this Agreement; and (v) file and prosecute appeals from any Order rendered in any of the foregoing Proceedings, it being understood that Sellers’ Representative will not have any obligation to take any such actions, and will not have any Liability for any failure to take any such actions;

(c) to enforce payment and distribution of any amounts payable to, or for distribution to, Sellers, in each case, to the extent of each Seller’s respective interests therein;

(d) to cause the distribution of the Holdback Amount, the Deferred Purchase Price or the Earnout Consideration, if any, to Sellers in accordance with each Seller’s Proportionate Share;

(e) subject to the provisions of Section 12.7, to make, execute, acknowledge, and deliver all such other agreements, and, in general, to do any and all things and to take any and all action that Sellers’ Representative, after making Commercially Reasonable Efforts to consult with Sellers, may consider necessary, proper, or convenient in connection with, or to carry out the activities described in, subsections (a) through (d) of this Section 12.1 and the Contemplated Transactions and all other agreements, documents, or instruments referred to in this Agreement or therein or executed in connection herewith or therewith, except in each case in connection with the Employment Agreements;

(f) to negotiate and settle disputes and controversies with Purchaser, after making Commercially Reasonable Efforts to consult with Sellers; and

(g) to cause to be withheld from any cash payment or distribution of the Purchase Price to Sellers, on and after the date of this Agreement, the amount of any fee payable to Sellers’ Representative and any reasonable cost and expense incurred, directly or indirectly, by Sellers’ Representative in connection with Sellers’ Representative’s obligations under this Agreement or relating to the Contemplated Transactions (including pursuant to any Proceedings or other legal actions pursuant to Section 13.9).

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12.2 Payment of Expenses. In connection with the performance of its obligations under this Agreement, Sellers’ Representative will have the right at any time and from time to time to select and engage attorneys, accountants, investment bankers, advisors, and consultants, to obtain such other professional and expert assistance (in all cases as reasonably necessary), and maintain such records, as reasonably necessary or desirable, and to incur other reasonable out-of-pocket expenses. The fees and expenses of such advisors, and all other fees, costs, and expenses incurred by Sellers’ Representative under this Agreement, will be paid by each Seller in accordance with such Seller’s Proportionate Share; provided, however, Sellers’ Representative will first pay such amounts out of Sellers’ Representative Expense Account and, thereafter, will be entitled to seek payment for such fees and expenses directly from Sellers.

12.3 Proportionate Share; Disbursements.

(a) All payments to Sellers and all sums, proceeds, and other property held by Sellers’ Representative on behalf of Sellers, if any, will be allocated among Sellers in accordance with their respective Proportionate Shares unless otherwise provided expressly in this Agreement.

(b) All monies or other proceeds received by Sellers’ Representative will be distributed by Sellers’ Representative as promptly as practicable thereafter to Sellers in accordance with their respective Proportionate Shares unless otherwise provided expressly in this Agreement.

12.4 Compensation; Exculpation.

(a) In dealing with this Agreement and any other Transaction Documents, and instruments, agreements, or documents relating thereto, and in exercising or failing to exercise any or all of the powers conferred upon Sellers’ Representative under this Agreement, (i) Sellers’ Representative does not assume or incur any Liability whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted under this Agreement or in connection with this Agreement or any such other agreement, except in the case of Sellers’ Representative’s bad-faith willful misconduct, and (ii) Sellers’ Representative may rely on the advice of counsel, public accountants, or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of Sellers’ Representative (which is not the result of bad-faith willful misconduct) whether or not pursuant to such advice, will not subject Sellers’ Representative to Liability to Sellers.

(b) All of the indemnities, immunities, and powers granted to Sellers’ Representative under this Agreement survive the Closing or any termination of this Agreement.

(c) Sellers, in accordance with their respective Proportionate Shares, must (i) indemnify Sellers’ Representative from and against all Losses incurred by Sellers’ Representative in connection with Sellers’ Representative’s performance of Sellers’ Representative’s duties and obligations as Sellers’ Representative, in each case, as such Losses are incurred, except to the extent it is finally adjudicated that Sellers’ Representative engaged in bad-faith willful misconduct, in which case, Sellers’ Representative will reimburse Sellers the amount of such indemnified Losses attributable to such bad-faith willful misconduct, and (ii) reimburse Sellers’ Representative for any out-of-pocket expenses incurred by Sellers’ Representative, in each case, arising out of the performance of Sellers’ Representative’s duties and obligations under this Agreement. Sellers’ Representative may pay such amounts from amounts otherwise payable to Sellers under this Agreement. If not paid directly to Sellers’ Representative by Sellers, any such losses, liabilities, or expenses may be recovered by Sellers’ Representative from the funds in Sellers’ Representative Expense Account otherwise distributable to Sellers pursuant to the terms of this Agreement at the time of distribution; provided that while this Section 12.4 allows Sellers’ Representative to be paid from Sellers’ Representative Expense Account, this does not relieve Sellers from their obligation to promptly pay such losses, Liabilities, or expenses, nor does it prevent Sellers’ Representative from seeking any remedies available to Sellers’ Representative at Law or otherwise.

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12.5 Successor Sellers’ Representative. Upon the resignation of Sellers’ Representative, a successor will be appointed by the Seller with the largest Proportionate Share.

12.6 Power of Attorney. Upon the execution by each Seller of this Agreement, such Seller, on and after the date of this Agreement, hereby appoints Sellers’ Representative as such Seller’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in such Seller’s name, place, and stead, in any and all capacities, in connection with the Contemplated Transactions, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite, necessary, or desirable to be done in connection with any of the Contemplated Transactions, as fully to all intents and purposes as such holder might or could do in person. THE POWER OF ATTORNEY GRANTED IN ACCORDANCE WITH THIS SECTION 12.6: (A) IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE; (B) MAY BE DELEGATED BY SELLERS’ REPRESENTATIVE; AND (C) WILL SURVIVE THE DEATH, DISSOLUTION, OR INCAPACITY OF ANY SUCH SELLER.

12.7 Certain Limitations. Notwithstanding anything in this Agreement to the contrary, except as required by Law, Sellers’ Representative may not agree to any amendment, modification, or waiver of, or consent to, the provisions of this Agreement without the prior written consent of Sellers.

12.8 Correspondence. Each Seller hereby agrees to receive correspondence from Sellers’ Representative, including in electronic form.

12.9 Sellers’ Representative Expense Account. Upon the Closing, Purchaser will wire to Sellers’ Representative the Sellers’ Representative Expense Account, which will be held by Sellers’ Representative in a segregated bank account and will be used solely for the purposes of paying directly, or reimbursing Sellers’ Representative for, any third-party expenses pursuant to this Agreement. Sellers will earn no interest on Sellers’ Representative Expense Account. Sellers acknowledge that Sellers’ Representative is not providing any investment supervision, recommendations, or advice. Sellers’ Representative has no responsibility or liability for any loss of principal of Sellers’ Representative Expense Account other than as a result of its bad-faith willful misconduct. As soon as practicable following the one-year anniversary of the Closing Date, Sellers’ Representative will disburse the balance of Sellers’ Representative Expense Account for further distribution to Sellers.

Article XIII

General Provisions

13.1 Sellers Disclosure Schedule. The information in Sellers Disclosure Schedule constitute (a) exceptions to particular representations and warranties of Sellers in this Agreement, or (b) descriptions or lists of Equity Securities, assets, Liabilities, and other items referred to in particular representations and warranties of Sellers in this Agreement; provided, however, that if there is any inconsistency between any provision or statement in this Agreement and any provision or statement in Sellers Disclosure Schedule (other than a specific exception in Sellers Disclosure Schedule to a specific representation or warranty), then the statements in this Agreement will control. The delivery to Purchaser of a Material Contract (or the description of a Contract’s title and parties on Section 5.12 of Sellers Disclosure Schedule) will not constitute a disclosure by Sellers of any matter or item the specific disclosure of which is required under this Agreement, except the existence of such Material Contract.

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13.2 Assignment. This Agreement is binding upon, and inures to the benefit of, each Party to this Agreement and such Party’s successors and assigns (if any). No Party may assign any of its rights or delegate any of its obligations under this Agreement without the other Parties’ prior written consent; provided, however, that Purchaser may, with notice to but without the consent of the other Parties, assign all (but not less than all) of its rights under this Agreement to any lenders of Purchaser or the Company or any Affiliate of either as collateral security; provided further, however, that any such assignment by Purchaser shall not relieve Purchaser of its obligations hereunder, including Purchaser’s obligations under Section 2.3, Section 2.4, Section 2.5 and Article XI.

13.3 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing in this Agreement expressed or implied will give or be construed to give to any Person, other than the Parties and such permitted assigns, any legal or equitable rights under this Agreement. Without limiting the generality of the foregoing, (a) no employee or former employee (including any beneficiary or dependent thereof) of the Company or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of any Benefit Plan, will have any rights under this Agreement or under any of the Transaction Documents to which he, she, or it is not personally a party, and (b) other than as an express party to this Agreement or the Transaction Documents, if applicable, no creditor of any of the Parties will have any rights under this Agreement or any of the Transaction Documents. Nothing in this Agreement may be deemed or construed to affect any change or amendment to any Benefit Plans, and nothing in this Agreement modifies or will be deemed to modify the ability of any Benefit Plan to be amended or terminated in accordance with its terms.

13.4 Notices. All notices and other communications pursuant to this Agreement must be in writing and will be deemed given if delivered personally, sent by electronic mail, sent by nationally recognized overnight courier, or mailed by registered or certified mail (return-receipt requested), postage prepaid, to the Parties at the addresses set forth in Appendix B or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance with this Section 13.4, which will not constitute an amendment for the purpose of Section 13.7. Any such notice or communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery; (b) in the case of electronic mail, on the date sent if confirmation of receipt is received; (c) in the case of a nationally recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date sent; and (d) in the case of mailing, on the third Business Day after that on which the piece of mail containing such communication is posted.

13.5 Counterparts. This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered will be an original, and all of which when executed will constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by electronic image scan transmission in .pdf will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by electronic image scan transmission in .pdf will be deemed to be their original signatures for all purposes. Any party that delivers an executed counterpart signature page by electronic image scan transmission in .pdf will, upon the request of a party, promptly thereafter deliver a manually executed counterpart signature page to such party; provided, however, that the failure to do so will not affect the validity, enforceability, or binding effect of this Agreement.

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13.6 Entire Agreement; Exclusivity of Agreement. This Agreement and the other Transaction Documents, along with the Exhibits, Schedules, and Sellers Disclosure Schedule to this Agreement and thereto, contain the entire agreement and understanding among the Parties with respect to the subject matter of this Agreement and thereof and supersede all prior agreements and understandings relating to such subject matter. The representations, warranties, and covenants in this Agreement are intended to be part of the bargain among the Parties. Except in the case of fraud arising from any breach of any representations, warranties, or covenants made in this Agreement or the Transaction Documents, respectively, none of the Parties will be liable or bound to any other Party in any manner by any representations, warranties, or covenants relating to such subject matter except as specifically set forth in this Agreement and the Transaction Documents. The Parties have voluntarily agreed to define their rights, liabilities, and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s length negotiations; all Parties specifically acknowledge that no Party has any special relationship with another party that would justify any expectation beyond that of any ordinary buyer and an ordinary seller in an arm’s length transaction.

13.7 Amendments. This Agreement may not be amended except pursuant to the written agreement of Purchaser and Sellers and any attempted amendment to the contrary will be void ab initio.

13.8 Severability. If any provision of this Agreement is invalid or unenforceable in any jurisdiction, such provision will be fully severable from this Agreement and the other provisions of this Agreement will remain in full force and effect in such jurisdiction and the remaining provisions of this Agreement will be liberally construed to carry out the provisions and intent of this Agreement; provided, if any one or more of the provisions contained in this Agreement will be determined or held to be invalid or unenforceable because such provision is overly broad as to duration, geographic scope, activity, subject or otherwise, such provision will be deemed amended by limiting and reducing it to the minimum extent necessary to make such provision valid and enforceable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction will not affect the validity or enforceability of such provision in any other jurisdiction, nor will the invalidity or unenforceability of any provision of this Agreement with respect to any Person affect the validity or enforceability of such provision with respect to any other Person. To the extent not prohibited by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

13.9 Governing Law; Venue; Waiver of Jury Trial.

(a) Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution, or performance of this Agreement (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) will be governed solely by the internal laws of the State of New York, without regard to the conflict-of-law principles thereof that would result in the application of the laws of any other jurisdiction.

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(b) Venue and Jurisdiction. Except as provided in Section 7.12(c) or Section 11.6, any Proceeding or other legal action relating to this Agreement or the enforcement of any provision of this Agreement must be brought or otherwise commenced in any state or federal court located in New York, New York. Each Party:

(i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in New York, New York, (and each appellate court located in the State of New York) in connection with any such Proceeding;

(ii) agrees that each state and federal court located in the Southern District of New York, will be deemed to be a convenient forum; and

(iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any state or federal court located in the Southern District of New York, any claim that such Party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT TO THIS AGREEMENT. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) MAKES THIS WAIVER VOLUNTARILY; AND (iv) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 13.9(c).

13.10 Waiver in Writing. No failure on the part of any Person to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege, or remedy under this Agreement, will operate as a waiver of such power, right, privilege, or remedy; and no single or partial exercise of any such power, right, privilege, or remedy will preclude any other or further exercise thereof or of any other power, right, privilege, or remedy. No Person will be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege, or remedy under this Agreement, unless the waiver of such claim, power, right, privilege, or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

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13.11 Attorneys’ Fees and Expenses. In the event of any legal action or other legal proceeding among the Parties relating to this Agreement or the enforcement of any provision of this Agreement, the prevailing Party will be entitled to payment by the non-prevailing Party of all costs and expenses (including reasonable attorneys’ fees) incurred by the prevailing Party.

13.12 Construction. Each Party acknowledges that it has participated in the drafting of this Agreement, and, as a result, the Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party may not be applied in the construction or interpretation of this Agreement.

13.13 Transfer of Privilege; Waiver of Conflict.

(a) Purchaser, on behalf of itself and its directors, stockholders, partners, officers, employees and Affiliates (i) acknowledges that Holland & Hart LLP has represented the Company and Sellers and their Affiliates (the “Seller Group”) in connection with the transactions provided for herein and that, effective upon the Closing, the Company shall, without the necessity of further documentation of transfer, be deemed to have irrevocably assigned and transferred to Sellers, on behalf of the Company, all of the Company’s rights to, title to and interests in (in each case to the extent related to this Agreement or the Transaction Documents, the transactions contemplated hereby or thereby and all documents delivered at the Closing by the Seller Group (collectively, the “Privileged Materials”), and the preparation and negotiation hereof and thereof) (A) all communications and work product of Holland & Hart LLP, together with all written or other materials prepared by Holland & Hart LLP consisting of, containing, summarizing or embodying such communications and work product, and (B) all communications from the Seller Group or their representatives, to Holland & Hart LLP, (ii) agrees that Sellers shall have control over the exercise of the attorney-client privilege held by the Company as a result of the representation of the Company prior to the Closing Date by Holland & Hart LLP solely as such representation related to the preparation and negotiation of the Privileged Materials and (iii) agrees that after the Closing Date, neither the Company nor Purchaser will knowingly waive the attorney-client privilege belonging to the Company, if any, to the extent relating to the Privileged Materials or intentionally disclose the content of communications or work product prepared by Holland & Hart LLP or communicated by the Seller Group to Holland & Hart LLP, in each case to the extent related to such Privileged Materials, to any Person, without the express written consent of Sellers.

(b) Each of the Parties and the Company further intend that Sellers have the right, if they so choose, to have the benefit of representation by Holland & Hart LLP in connection with post-Closing matters to the extent related to the preparation and negotiation of the Privileged Materials. Accordingly, Purchaser (i) agrees that this Agreement will constitute consultation with respect to the potential conflict of interest that Holland & Hart LLP may have as a result of its representation of the Company and Sellers both historically and in connection with the preparation and negotiation of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, (ii) confirms that it understands the risks associated with potential conflicts of interest and that it has alternatives to waiving the potential conflict (including refusing to waive the potential conflict or declining to engage in the matter giving rise to the potential conflict), and (iii) consents to Holland & Hart LLP’s representation, if requested, of Sellers in connection with matters relating to the preparation and negotiation of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, and waives any conflicts of interest which may exist as a result of such representation, including in connection with any litigation or adversarial proceeding arising among the parties regarding the Privileged Materials.

[The remainder of page intentionally left blank.]

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The Parties have duly executed this Agreement as of the date first written above.

PURCHASER:

Wireless Telecom Group, Inc.

By:	/s/ Timothy Whelan
Name:	Timothy Whelan
Title:	Chief Executive Officer

[Signature Page to Share Purchase Agreement]

SELLERS’ REPRESENTATIVE:

/s/ Jason Breitbarth
Jason Breitbarth

COMPANY:

Holzworth INSTRUMENTATION Inc.

By:	/s/ Jason Breitbarth
Name:	Jason Beitbarth
Title:	President

SELLERS:

/s/ Jason Breitbarth
Jason Breitbarth

/s/ Joe Koebel
Joe Koebel

/s/ Leyla Bly
Leyla Bly

[Signature Page to Share Purchase Agreement]

Appendix A

Definitions

Capitalized terms and other terms used in this Agreement have the following respective meanings:

“ACA” means the Patient Protection and Affordable Care Act of 2010, as amended.

“Accountant” means a firm of independent accountants having no material relationship with any Party or the Company and reasonably acceptable to both Purchaser and Sellers’ Representative.

“Accounts Payable” means the bona fide trade accounts payable of the Company as determined in accordance with GAAP.

“Accounts Receivable” means all bona fide trade accounts receivable of the Company representing amounts receivable in respect of goods shipped/provided or services rendered in connection with the Business as determined in accordance with GAAP.

“Accrued Liabilities” means all expenses or losses incurred by the Company that have not yet been paid or recorded elsewhere in the Company’s financial statements, including all expenses and losses in respect of returned or rejected goods.

“Acquired Shares” is defined in the Preliminary Statements to this Agreement.

“Affiliate” means (a) with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person, and (b) with respect to a natural person, any Related Party of such natural person. As used in this definition, the word “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise; provided, that any beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of 10% or more of the Equity Securities or voting securities will be deemed to control such other Person.

“Agreed Amount” is defined in Section 11.4(d).

“Agreement” is defined in the opening paragraph of this Agreement.

“Aggregate Consideration” is defined in Section 7.7(e)(ii).

“Allocation Schedule” is defined in Section 7.5.

“Annual Financial Statements” is defined in Section 5.5(a).

“Applicable Limitation Date” is defined in Section 11.1(a).

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“Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other benefit, retirement, pension, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, deferred compensation, golden parachute, profit sharing, bonus, change in control, severance, salary continuation, vacation, disability, medical, hospitalization, cafeteria, dental, life, sick leave, health-care reimbursement, dependent-care assistance, paid time off, and fringe-benefit agreement, plan, policy, fund, arrangement, and program, whether or not reduced to writing, and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of one or more current or former employees, directors, shareholders, consultants, or independent contractors of the Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company or any member of the Controlled Group, or under which the Company, or any member of the Controlled Group has or reasonably could have any liability.

“Business” means the business of designing, developing, manufacturing, marketing and/or selling radio frequency, microwave and fiber optic components and systems as currently conducted by the Company.

“Business Day” means any day other than a Saturday, Sunday, or a day on which banks in New York are authorized or obligated to close.

“Buy Sell Agreement” means that certain Buy Sell Agreement, dated as of August 28, 2007, by and among the Company and the Sellers.

“Cash” means unrestricted cash and cash equivalents (including marketable securities) of the Company, as of the Effective Time, determined in accordance with GAAP, but less all Liabilities of the Company under outstanding checks, money orders, or similar instruments of, or issued or sent by, the Company (except to the extent such amount is included in the calculation of Indebtedness of the Company).

“Claim” is defined in Section 11.4(a).

“Claim Notice” is defined in Section 11.4(b).

“Claimed Amount” is defined in Section 11.4(a).

“Closing” is defined in Section 3.1.

“Closing Balance Sheet” is defined in Section 2.4(b).

“Closing Cash” means the amount of Cash at Closing.

“Closing Consideration” means $8,000,000, subject to the deductions set forth in Section 3.3.

“Closing Date” is defined in Section 3.1.

“Closing Date Indebtedness” means the aggregate amount of Indebtedness of the Company at Closing.

“Closing Promissory Note” is defined in Section 3.3(a).

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“Closing Working Capital Amount” is defined in Section 2.4(b).

“Closing Working Capital Notice” is defined in Section 2.4(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Commercially Reasonable Efforts” means the commercially reasonable efforts that a prudent Person that desires to achieve a result would use in similar circumstances to ensure that the result is achieved as expeditiously as possible; provided, however, that a Person required to use its Commercially Reasonable Efforts may not be required to take actions that would result in a material adverse change in the benefits to such Person under the Transaction Documents or in connection with the Contemplated Transactions, commence any litigation, offer or grant any material accommodation (financial or otherwise) to any third-party or incur any out-of-pocket expenses.

“Company” is defined in the opening paragraph of this Agreement.

“Company EBITDA” for any period means the Company’s earnings before interest, taxes, depreciation and amortization for such period, as calculated in accordance with GAAP applied on a consistent basis throughout such period.

“Company Group” means Purchaser together with each of its direct and indirect Subsidiaries (including Company).

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.

“Company Licensed Intellectual Property” is defined in Section 5.11(a).

“Competing Business” is defined in Section 7.12(a)(i).

“Confidentiality Agreement” means that certain confidentiality agreement, dated March 4, 2019, between Purchaser and the Company.

“Consent” means, with respect to a Person, any (a) consent, novation, approval, qualification, license, Permit, order, or authorization of any other Person; (b) obligation of such Person under any Law, Order, or Contract to provide notice; (c) waiver that such Person is required to obtain under any Law, Order, Contract, or Permit, including the waiver of a breach, default, or event of default of such Person or the right of any other Person to terminate any rights or accelerate any obligations of such Person, and, for the avoidance of doubt, waiver of any event of default or right of termination triggered by the Contemplated Transactions; or (d) release that such Person is required to obtain of any Encumbrance, in each case of the foregoing, without regard to any cure periods, the requirement of any other Person to provide notice, the requirement that time elapse, or any combination of the foregoing.

“Contemplated Transactions” means the purchase and sale of the Acquired Shares and the other transactions and obligations contemplated by or provided for by this Agreement and the other Transaction Documents.

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“Contested Amount” is defined in Section 11.4(d).

“Continuing Employee” is defined in Section 7.13(a).

“Contract” means, with respect to any Person, any written or oral agreement, contract, instrument, note, mortgage, bond, loan, indenture, guaranty, option, indemnity, representation, warranty, deed, assignment, power of attorney, sale or purchase order, work order, lease, license, commitment, covenant, or legally binding arrangement to which such Person is a party, by which it or its assets are bound or subject or under which it has any current or future Liability.

“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning Section 4001(b)(1) of ERISA with the Company, or (b) that together with the Company is treated as a single employer under Section 414(t) of the Code.

“Data Room” means the virtual data room Drop Box established by Sellers in connection with the Contemplated Transactions and accessible to Purchaser and its Representatives.

“Deferred Purchase Price” means the sum of Deferred Purchase Price 1 and Deferred Purchase Price 2.

“Deferred Purchase Price 1” means $750,000.00; provided that, if Company EBITDA for the 12-month period ended December 31, 2019 is less than $1,250,000.00, then the Deferred Purchase Price 1 shall be reduced by $150,000.00 for each $50,000.00 increment that such Company EBITDA is less than $1,250,000.00. By way of example, if Company EBITDA for the 12-month period ended December 31, 2019 is $1,075,000.00, the Deferred Purchase Price 1 shall be reduced by $450,000.00 and shall be $300,000.00.

“Deferred Purchase Price 2” means $750,000.00; provided that, if Company EBITDA for the 12-month period ended December 31, 2020 is less than $1,250,000.00, then the Deferred Purchase Price 2 shall be reduced by $150,000.00 for each $50,000.00 increment that such Company EBITDA is less than $1,250,000.00. By way of example, if Company EBITDA for the 12-month period ended December 31, 2020 is $1,075,000.00, the Deferred Purchase Price 2 shall be reduced by $450,000.00 and shall be $300,000.00.

“Deposit” is defined in Section 5.9.

“Direct Claim Notice” is defined in Section 11.4(a).

“Dispute Notice” is defined in Section 2.5(a)(iii).

“Dispute Period” is defined in Section 11.4(d).

“Earnout Consideration” means the Year 1 Earnout Consideration and/or the Year 2 Earnout Consideration, as the case may be.

“Earnout Measurement” is defined in Section 2.5(a)(ii).

“Earnout Notice Date” is defined in Section 2.5(a)(ii).

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“Earnout Period” means the Year 1 Earnout Period or the Year 2 Earnout Period, as the case may be.

“Effective Date” is defined in the opening paragraph of this Agreement.

“Effective Time” is defined in Section 3.1.

“Employee” means any individual who, as of the Closing Date, (a) is actively employed by the Company, or (b) but for the fact that such individual is on Leave, would otherwise be actively employed by the Company.

“Employment Agreement” is defined in Section 8.1(f).

“Encumbrances” means any mortgage, assessment, deed of trust, security interest, charge, easement, servitude, right of way, pledge, negative pledge, proxy, voting trust or agreement, claim, lien (for Taxes or any other Indebtedness or matter), adverse interest, levy, preference, option, warrant to purchase, right of possession or use, lease, sublease, tenancy, license, community or other marital property interest, condition, equitable interest, encroachment, right of first option, right of first refusal or offer, preemptive right or similar restriction, defect, exception, reservation, limitation, impairment, imperfection of title, or encumbrance of any kind, including any conditional sales Contract, title retention Contract, or other Contract to give any of the foregoing, restriction on voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership or financing statement under the Law of any jurisdiction.

“End Date” is defined in Section 10.1(c).

“Entity” means any firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity, organization, or other entity.

“Entity Representative” means, with respect to a Person, such Person’s directors, managers, partners, members, trustees, officers, employees, equity holders, and agents.

“Environment” means soil, land surface, or subsurface strata, surface waters (including navigable waters and ocean waters), groundwater, drinking-water supply, stream sediments, ambient air (including indoor air), and any other environmental medium or natural resource.

“Environmental Law” means any requirement under any Law that relates to (a) the protection of the Environment or human health and safety, (b) pollution, protection of the environment, or (c) generation, storage, handling, labeling, transport, disposal or Release of any Hazardous Material, including the Globally Harmonized System of Classification and Labeling of Chemicals (as implemented under applicable Law), the Comprehensive Environmental Response, Compensation and Liability Act; the Superfund Amendments and Reauthorization Act; the Solid Waste Disposal Act; the Federal Water Pollution Control Act; the Clean Air Act; the Clean Water Act; the Asbestos Hazard Emergency Response Act; the Safe Drinking Water and Enforcement Act of 1986; the Toxic Substances Control Act; the Hazardous Materials Transportation Act; the Occupational Safety and Health Act of 1970; the Oil Pollution Act; the Emergency Planning and Community Right-to-Know Act of 1986; the Resource Conservation and Recovery Act of 1976; each as amended and including regulations promulgated thereunder and their state counterparts.

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“Equity Security” means (a) any common, preferred, or other capital stock, limited liability company interest, or membership interest, partnership interest, or similar security; (b) any warrants, options, or other rights to, directly or indirectly, acquire any security described in clause (a) above; (c) any other security containing equity features or profit participation features; (d) any security or instrument convertible or exchangeable, directly or indirectly, with or without consideration, into or for any security described in clauses (a) through (c) above or another similar security (including convertible notes); and (e) any security carrying any warrant or right to subscribe for or purchase any security described in clauses (a) through (d) above or any similar security.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Estimated Section 338(h)(10) Elections Tax Amount” means $347,000.

“EU” means the European Union, together with, as of the date in question, all of its then-current constituent member-countries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Person” is defined in Section 7.12(a)(iii).

“Final Award” is defined in Section 11.4(h).

“Final Closing Working Capital Amount” is defined in Section 2.4(c).

“Financial Statements” is defined in Section 5.5(a).

“Fundamental Company Representations” means the representations and warranties contained in Section 5.1 (Organization and Good Standing), Section 5.2 (Equity Securities; Capitalization), Section 5.3 (Authority; Execution and Delivery; Enforceability), Section 5.10(a) (Title to Assets) and Section 5.22 (Brokers).

“Fundamental Purchaser Representations” means the representations contained in Section 6.1 (Organization; Good Standing; Authority), Section 6.5 (WTG Stock), Section 6.7 (Capitalization of Purchaser), Section 6.8 (Brokers) and Section 6.9 (Solvency).

“Fundamental Representations” means the Fundamental Company Representations, the Fundamental Purchaser Representations, and the Fundamental Seller Representations.

“Fundamental Seller Representations” means the representations and warranties contained in Section 4.1 (Standing), Section 4.2 (Title to Acquired Shares), Section 4.3 (Authority; Execution and Delivery; Enforceability) and Section 4.5 (Brokers).

“GAAP” means United States generally accepted accounting principles in effect as of the Closing Date, applied in a manner consistent with the Financial Statements and past practice of the Company.

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“Governmental Entity” means any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, municipal, local or foreign, or any agency, authority (including transit authority), official or instrumentality of such governmental or political subdivision, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government (including any department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body, or entity).

“Hazardous Material” means: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde, or polychlorinated biphenyl; or (b) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” “toxic substance,” “toxic chemical” or any other substance or material of similar import or regulatory effect under any Environmental Law.

“Holdback Amount” is defined in Section 2.3(a).

“Income Tax” means any federal, state, local, foreign, or any other Tax based on or measured by reference to net income, including any interest, penalty, or addition thereto, whether or not disputed.

“Incremental Section 338(h)(10) Elections Tax Amount” is defined in Section 7.7(e)(iii).

“Incremental Section 338(h)(10) Elections Tax Calculation” is defined in Section 7.7(e)(iii).

“Incremental Section 338(h)(10) Elections Tax Calculation Objection Notice” is defined in Section 7.7(e)(iii).

“Indebtedness” of any Person means, without duplication, (a) all Liabilities of such Person created, issued, or incurred for borrowed money (including the current portion thereof); (b) all obligations of such Person to pay the deferred purchase price or acquisition price of property or services, or similar payment, to the extent constituting a Liability (other than accrued expenses and trade accounts payable incurred in the Ordinary Course of Business of such Person that are not more than 60 days past due), including any “earnout” or similar payments or any non-compete payments; (c) all Liabilities of such Person evidenced by a note, bond, debenture, or similar Contract (including a purchase money obligation); (d) the then-drawable stated amount of and, without duplication, all reimbursement obligations of such Person under letters of credit, bankers’ acceptance, note purchase facility, or similar instruments issued or accepted by banks and other financial institutions; (e) all accumulated dividends or distributions of such Person, whether or not declared; (f) all Liabilities of such Person for severance, bonus, commissions (including origination commissions related to the pre-Closing period), incentive, or similar arrangements (including bonuses and commissions for Sellers or employees and any bonuses or commissions that are overdue), including the employer portion of any related employment, payroll, unemployment, withholding, or similar Taxes; (g) any accrued severance and paid-time-off, sick day, or vacation obligations owed by such Person that are included on the Interim Balance Sheet, in each case, including the employer portion of any related employment, payroll, unemployment, withholding, or similar Taxes; (h) Liabilities for any accrued Taxes (i) the principal amount of all Liabilities under or in respect of leases required to be capitalized under GAAP; (j) all Liabilities of such Person under any interest rate swap, hedging, or similar agreements; (k) all Liabilities of such Person for any credit card payables with respect to charges having a transaction date of 45 days past due or related to non-business related activities; (l) all Liabilities in respect of any off-balance sheet transactions; (m) obligations to any Affiliate of any Seller; (n) all Liabilities for the Company funded 401(k) distributions and profit sharing or deferred compensation obligations of such Person; (o) all Liabilities for prepaid deferred revenue, third-party deposits or escrows for crypto currency purchases, and customer incentive or rebate programs or payments; and (p) all obligations of another Person of the types listed in clauses (a) through (o) above, payment of which is guaranteed by, or secured by Encumbrances on the property of (with respect to liens, to the extent of the value of property pledged pursuant to such Encumbrances if less than the amount of such obligations), such Person. “Indebtedness” includes (i) any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities, and fees or expenses; (ii) all “cut” but uncashed checks; (iii) cash, book, or bank account overdrafts; and (iv) any and all amounts owed to any Affiliates of such Person, including any equity holders of such Person.

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“Indemnified Person” is defined in Section 11.4(a).

“Indemnified Taxes” means (without duplication) any of the following Taxes:

(a) all Taxes of Sellers (individually and collectively);

(b) (i) all Taxes of the Company for any Pre-Closing Tax Period or the Pre-Closing Straddle Period (including any Section 1374 Taxes imposed on the Company, but excluding any Taxes (other than Section 1374 Taxes) imposed on the Company as a result of the 338(h)(10) Election); or (ii) any Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date;

(c) all Taxes resulting from a breach of a representation or warranty contained in Section 5.16 (Taxes);

(d) all Taxes resulting from a breach of any covenant set forth in Section 7.7; and

(e) any transfer Taxes set forth in Section 7.8 that are the responsibility of Sellers.

“Indemnifying Person” is defined in Section 11.4(a).

“Information Systems” means all computer hardware, databases and data storage systems, computers, data, databases, and communications networks (other than the Internet), architecture, interfaces and firewalls (whether for data, voice, video or other media access, transmission, or reception), and other apparatus used to create, store, transmit, exchange, or receive information in any form.

“Insolvency” or “Insolvent” means, with respect to a Person, any transaction, event, or occurrence or series of transactions, events, or occurrences resulting in (a) the inability of such Person to meet its debt obligations as they fall due and avoid default; (b) such Person having negative net assets such that liabilities exceed assets; (c) such Person voluntarily commencing any case, proceeding, or other action seeking to adjudicate such Person as a bankrupt or insolvent, or seek liquidation or dissolution under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors or seek appointment of a receiver, trustee, custodian, or other similar fiduciary, with respect to material parts of such Person’s businesses; or (d) commencement against such Person any case, proceeding or other action of a nature referred to in clause (c) above that (i) results in the entry of an order for relief or any such adjudication or appointment, or (ii) remains undismissed, undischarged or unbonded for a period of 90 days.

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“Insurance Policies” is defined in Section 5.13.

“Intellectual Property” means all intellectual property and other proprietary rights worldwide including: (a) all patents and patent and industrial design applications, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, re-examinations, and extensions thereof, and all industrial designs (including utility model rights, design rights and industrial property rights); (b) all registered and unregistered trademarks, trademark applications, services marks, trade dress, trade names, brand names, logos and corporate names, slogans and all other indicia of origin, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrights and works of authorship, whether registered or unregistered, mask works, moral rights and database rights, and all applications and registrations in connection therewith including the right to make derivative works and all other associated statutory rights; (d) all Trade Secrets; and (e) all Internet domain names.

“Interim Balance Sheet Date” is defined in Section 5.5(a).

“Interim Balance Sheets” is defined in Section 5.5(a).

“Interim Financial Statements” is defined in Section 5.5(a).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of Sellers” or “Seller’s Knowledge” and other phrases of like substance means, with respect to a fact or other matter, the actual knowledge that any Seller has or should have after reasonable inquiry of such Seller’s direct reports.

“Law” means any federal, state, provincial, local, municipal, foreign, tribal, or other law, statute, legislation, constitution, common law or principle thereof, resolution, ordinance, code, proclamation, treaty, convention, rule, regulation, listing standard, directive, requirement, executive decree, or Order or binding interpretation that is issued, enacted, promulgated, or otherwise put into effect, by or under the authority of any Governmental Entity.

“Leased Real Property” is defined in Section 5.10(c).

“Leave” means the absence from active employment as of the Closing Date on account of vacation, ordinary sick leave reasonably expected to result in an absence of short duration, short-term disability leave, medical leave, long-term disability leave, administrative leave, military leave, or any other type of leave that entitles the individual to reinstatement upon the completion of the applicable leave based on the policies of the employing Company.

“Liability” means, with respect to any Person, any liability, debt, or obligation of such Person of any kind, character, description, or nature, whether known or unknown, direct or indirect, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, asserted or unasserted, ascertained or ascertainable, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory, determined, determinable or indeterminable in contract, tort, strict liability, or otherwise, or otherwise due or to become due and whether or not the same is required to be reflected on the financial statements of such Person, including all costs and expenses relating thereto and any liability for Taxes.

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“Limitations” means the limitations set forth in clauses (A), (B) and (C) of Section 11.2(b)(i).

“Litigation Conditions” is defined in Section 11.4(i)(i).

“Lock-up and Voting Agreement” is defined in Section 8.1(j).

“Loss” means, with respect to any Person at the time of determination, any damage, injury, lost opportunity, lost profit, Liability, claim, action, deficiency, demand, settlement, Order, award, payment, recovery, fine, penalty, insurance premium increase, Tax, loss of the value of amortization or depreciation deductions resulting from a breach of Sections 5.16 (Taxes), Encumbrance, assessment, fee (including any legal fee, expert fee, accounting fee, or advisory fee), charge, disbursement, remediation, cost, interest, expense (including any cost of investigation, penalty, fee, disbursement of counsel or expense of any nature) or other loss suffered or incurred by such Person, excluding punitive, special, consequential, incidental, exemplary or other indirect damages, diminution in value or lost profits (except, in the case of punitive damages, to the extent that any such damages are part of any Order against the Indemnified Person in connection with a Third-Party Claim).

“Material Adverse Effect” means any change or effect that, when taken individually or together with all other adverse changes or effects (whether or not constituting a breach of a representation, warranty, or covenant set forth in the definitive agreement), is or would reasonably be expected to have a material adverse effect on the business, results of operations, financial condition, or assets of the Company; provided, however, that “Material Adverse Effect” will not include any event, change or occurrence, directly or indirectly, arising from (a) general economic or industry-wide conditions, (b) national or international political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack or sabotage upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment of personnel of the United States, (c) any “act of God” including weather or natural disasters or (d) actions or omissions taken with the prior written consent of Purchaser or expressly required by this Agreement, except with respect to clauses (a) through (c) above, to the extent that the effects of such change are disproportionately adverse to the business, results of operations, or financial condition of the Company, taken as a whole, as compared to other companies in the industries in which the Company operates.

“Material Clients” is defined in Section 5.20.

“Material Contracts” is defined in Section 5.12(a).

“Material Vendors” is defined in Section 5.21.

“Object Code” means computer software that is substantially or entirely in binary form and that is intended to be directly executable by a computer after suitable processing and linking but without any intervening steps of compilation or assembly.

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“Objection Notice” is defined in Section 2.4(d).

“Open Source License” means, without limitation, any version of the GNU General Public License (GPL), Lesser/Library General Public License (LGPL), Mozilla Public License (MPL), Common Public License (CPL), or any other license for Software where the license includes terms that require as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into it, derived from, or distributed with such Software (a) be disclosed or distributed in Source Code form, (b) be licensed to authorize modifications to, or derivative works of, the Source Code for the Software, (c) be redistributable at no or minimal charge, or (d) be licensed to authorize the distribution of modifications or derivative works of the Software only if subsequent licensees are authorized to further modify or make derivative works of licensee’s works.

“Open Source Materials” means all Software that is licensed or distributed under an Open Source License.

“Order” means any: (a) order, judgment, injunction, edict, decree, ruling, assessment, stipulation, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ, or award issued, made, entered, rendered, or otherwise put into effect by or under the authority of any court, administrative agency, or other Governmental Entity or any arbitrator or arbitration panel (in each case, whether preliminary or final); or (b) Contract with any Governmental Entity entered into in connection with any Proceeding.

“Ordinary Course of Business” means, with respect to any Person, any action taken by such Person: (a) consistent in nature, scope, and magnitude with the past practices of such Person and taken in the ordinary course of the normal, day-to-day operations of such Person; (b) not requiring authorization by the shareholders, members, or other equity owners of such Person, the board of directors or managers of such Person, or any committee of the board of directors or managers of such Person (or by any Person or group of Persons exercising similar authority) nor requiring any other separate or special authorization of any nature; (c) taken in accordance with sound and prudent business practices; (d) not resulting from, arising out of, relating to, in the nature of, or caused by any breach of Contract, tort, infringement, or violation of Law; and (e) not related to any acquisition of, or investment in, the debt or equity of any Person.

“Organizational Documents” means, with respect at a Person, the following documents that are presently in effect, including any amendments, modifications, or supplements thereto: (a) the articles or certificate of incorporation, formation, organization, or association; (b) general or limited partnership agreement; (c) limited liability company or operating agreement; (d) trust agreement; (e) bylaws; and (f) other agreements, documents, or instruments relating to the organization, management, or operation of such Person that is an Entity or relating to the rights, duties, and obligations of the equityholders of any such Person, including any equityholders’ agreements, voting agreements, voting trusts, joint venture agreements, registration rights agreements, or similar agreements.

“Party” and “Parties” are defined in the opening paragraph of this Agreement.

“Payoff Letters” is defined in Section 8.1(d).

“Permit” means any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law, or (b) right under any Contract with any Governmental Entity.

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“Permitted Encumbrances” means (a) with respect to any asset, property, or right, (i) Encumbrances for Taxes not yet due and payable or for Taxes being contested in good faith through appropriate proceedings and for which adequate reserves according to GAAP have been established, and (ii) liens arising in the Ordinary Course of Business by operation of Law, including mechanic’s, materialmen’s, repairmen’s, employee’s, contractor’s, operator’s and other similar liens to the extent not incurred in connection with the borrowing of money, that are not material to the business, operations, and financial condition of the applicable Person’s property so encumbered and that are not delinquent or resulting from a breach, default, or violation by such Person of any Contract or Law; (b) purchase money security interests and Encumbrances securing rental payments; (c) Real Estate Encumbrances; (d) Permitted Equity Encumbrances; (e) non-exclusive licenses of, and restrictions under non-exclusive licenses or other agreements relating to, Intellectual Property pursuant to customer purchase orders entered into in the Ordinary Course of Business; and (f) Encumbrances set forth in Section 1.1 of Sellers Disclosure Schedule.

“Permitted Equity Encumbrances” means, with respect to any Equity Securities of the Company, (a) the provisions of the Company’s Organizational Documents, and (b) the restrictions on the sale, transfer, pledge, or other disposition of securities provided in the Securities Act and any state or “blue sky” securities laws.

“Person” means any individual and any Entity.

“Post-Closing Straddle Period” is defined in Section 7.7(c).

“Post-Closing Tax Period” is defined in Section 5.16(j).

“Pre-Closing Straddle Period” is defined in Section 7.7(c).

“Pre-Closing Tax Matter” is defined in Section 7.7(f).

“Pre-Closing Tax Period” is defined in Section 5.16(j).

“Privileged Materials” is defined in Section 13.13(a).

“Proceeding” means any action, claim, demand, charge, complaint, arbitration, proceeding, prosecution, investigation, hearing, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Prohibited Person” is defined in Section 5.25.

“Proportionate Share” means, for each Seller, the proportionate share set forth next to such Person’s name on the Allocation Schedule under the heading “Proportionate Share,” which equals such Seller’s direct or indirect pro rata ownership percentage of the Company relative to the percentage of the Company directly or indirectly owned by all Sellers.

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“Proposed Earnout Measurement” is defined in Section 2.5(a)(ii).

“Purchase Price” is defined in Section 2.2.

“Purchaser” is defined in the opening paragraph of this Agreement.

“Purchaser Benefit Plan” is defined in Section 7.13(b).

“Purchaser Financial Statements” is defined in Section 6.6.

“Purchaser Indemnifiable Matter” is defined in Section 11.3(a).

“Purchaser Indemnitee” is defined in Section 11.2(a).

“Purchaser Post-Closing Adjustment Payment” is defined in Section 2.4(f)(i)(B).

“R&D Sponsor” is defined in Section 5.11(n).

“Real Estate Encumbrances” means any (a) easement, covenant, right-of-way, and other similar matters of record, which does not materially interfere with the operation of the Business, as currently conducted, or materially adversely affect the value of the real property interest burdened thereby; (b) zoning and building restrictions; and (c) the provisions of any Law (including but not limited to statutory liens of landlords, zoning, entitlement, building and other land use regulations), which does not materially interfere with the operation of the Company’s business, as currently conducted, or materially adversely affect the value of the real property interest burdened thereby.

“Real Property” means, collectively, any owned real property (if any) and the Leased Real Property.

“Real Property Lease” is defined in Section 5.10(c).

“Related Party” means, with respect to a Person, (a) any Affiliate of such Person, and any direct or indirect beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of 10% or more of the Equity Securities or voting securities or other voting interests in such Person; (b) any member, manager, general partner, director, officer, trustee, executor, receiver, guardian, or personal representative of such Person or Person described in clause (a) above or the estate of such Person or any Person described in clause (a) above; (c) that is an individual, (i) any individual living with such Person, (ii) any other individual who is related (by blood, marriage, or adoption) to the individual, or (iii) the individual’s spouse; and (d) any trust, family partnership, family limited partnership, family limited liability company, or other Entity established for the benefit of such Person or any Person described in any of clauses (a) through (c) above.

“Release” is defined in Section 5.19(b).

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“Released Claims” means each and all past and present disputes, claims, controversies, demands, rights, obligations, liabilities, actions, and causes of action of every kind and nature against the Releasees, including: (a) any claim arising in connection with Sellers’ ownership of the Acquired Shares and/or other equity interests in the Company; (b) any claims alleging a breach of duty on the part of the Company or any officer, director or stockholder of the Company; and (c) any claim, right, or cause of action based upon any breach of any express, implied, oral, or written contract or agreement that (i) any Seller or any of such Seller’s Related Parties may have had in the past, or may now have and (ii) has arisen or arises, directly or indirectly, out of, or relates, directly or indirectly, to, any circumstance, agreement, activity, action, omission, event, or matter occurring or existing on or prior to the Effective Date, in each case whether known or unknown to Sellers as of the Closing Date; provided, however, that “Released Claims” shall exclude any claim of the nature described in this definition that any Seller or such Seller’s Related Parties may have (x) against any of the Releasees that arises under this Agreement or any Transaction Document and (y) relating to payment or provisions for wages, salaries, expense reimbursements, vacation, sick pay or other employee benefits in connection with any Seller that is an Employee.

“Releasees” means: (a) Purchaser and each of its Affiliates; (b) the Company; and (c) each of the predecessors, successors, parents, Subsidiaries, divisions, and past, present and future assigns, successors, beneficiaries, heirs, assigns, attorneys, and Representatives, solely in their capacity as such, of each Person identified or otherwise referred to in clauses (a) and (b) above.

“Remedies Exception” means, with respect to enforceability of a Contract against a Person, such Contract is enforceable against such Person in accordance with such Contract’s terms, except to the extent that its enforceability may be subject to applicable bankruptcy, Insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

“Representative” means, with respect to a Person, such Person’s Entity Representatives and independent contractors.

“Resolution Period” is defined in Section 2.5(a)(v).

“Response Notice” is defined in Section 11.4(d).

“Restrictions” is defined in Section 7.12(b).

“Review Period” is defined in Section 2.4(b).

“Rule 144” is defined in Section 4.8(a).

“Sales Tax Matter” is defined in Section 7.7(f).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” is defined in Section 6.4.

“Section 1374 Tax” is defined in Section 5.16(r).

“Section 338(h)(10) Election” is defined in Section 7.7(e)(i).

“Securities Act” means the Securities Act of 1933, as amended.

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“Seller” and “Sellers” are defined in the opening paragraph of this Agreement.

“Seller Group” is defined in Section 13.13(a).

“Seller Indemnitee” is defined in Section 11.3(a).

“Seller Transaction Expenses” means all Transaction Expenses incurred or otherwise payable by the Company or any Seller, whether incurred in connection with the Transaction Documents, the Contemplated Transactions or otherwise.

“Sellers Disclosure Schedule” means the schedule attached to this Agreement and referred to in this Agreement as “Sellers Disclosure Schedule” that are referenced in Sellers’ representations and warranties set forth in this Agreement.

“Sellers Indemnifiable Matter” is defined in Section 11.2(a).

“Sellers Post-Closing Adjustment Payment” is defined in Section 2.4(f)(i)(A).

“Sellers Post-Closing Cash Adjustment Payment” is defined in Section 2.4(f)(iii).

“Sellers’ Representative” is defined in the opening paragraph of this Agreement.

“Sellers’ Representative Expense Account” is defined in Section 2.3(b).

“Senior Lender” means Bank of America and any other lender or lenders providing Purchaser with the financing referred to in Section 9.2(g).

“Share Cap” means 19.9% of the total number of shares of WTG Stock issued and outstanding immediately prior to the Closing.

“Software” means all computer software and code and firmware, including assemblers, applets, compilers, data files, schematics, application programming interfaces, computerized databases, Source Code, Object Code, development tools, design tools, user interfaces and data, and other related know-how, processes, design, specifications, and documentation related to the foregoing, in any form or format, however fixed.

“SOL Representations” means the representations and warranties contained in Section 5.16 (Taxes) and Section 5.25 (Certain Payments).

“Source Code” means computer software that may be displayed or printed in human-readable form, including all related programmer comments, annotations, flowcharts, diagrams, help text, data and data structures, instructions, procedural, object-oriented, or other human-readable code, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.

“Stock Consideration” means WTG Stock with a value of $500,000.00, based on the volume-weighted average price of WTG Stock for the 90 trading days immediately preceding the second Business Day prior to the Effective Date, rounded down to the nearest whole share. Upon maturity of the Closing Promissory Note issued to any Seller, Purchaser shall issue to such Seller such Seller’s Proportionate Share of the Stock Consideration, by restricted book entry at Purchaser’s transfer agent into segregated accounts established by such transfer agent for the benefit of, and registered in the name of, such Seller.

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“Stock Power” is defined in Section 3.2.

“Straddle Period” is defined in Section 7.7(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and, for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons will be allocated a majority of such business entity’s gains or losses or will be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” includes all Subsidiaries of such Subsidiary.

“Tail Policy” is defined in Section 7.6.

“Tax” or “Taxes” (and with correlative meaning, “Taxable,” “Taxing,” and “Taxation”) means: (a) all forms of taxation or duties imposed, or required to be collected or withheld, including any United States federal, state, or local, or non-United States, income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, goods and services, use, transfer, registration, value added, excise, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, profits, license, environmental, ad valorem, escheat, unclaimed or abandoned property, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, unemployment, employment disability, payroll, employee, workers’ compensation, deductions at source, or other tax, similar levy, similar governmental fee, similar assessment, or similar charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount imposed by any Law or Tax Authority, whether disputed or not; (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined, or unitary group; (c) any liability for the payment of any amounts as a result of being a party to any tax indemnity, sharing or allocation agreements with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person; and (d) any liability for the payment of any of the foregoing types as a successor, transferee, or otherwise.

“Tax Allocation” is defined in Section 7.7(e)(ii).

“Tax Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, or imposition of any Tax.

“Tax Matter” is defined in Section 7.7(f).

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“Tax Return” means any return, form, statement, election, declaration, report, claim for refund, information return filed or required to be filed in connection with the determination, assessment, collection, or imposition of any Tax or the administration of any Law relating to any Tax, including any schedule, supplement or attachment thereto and any amendment thereof.

“Third-Party Claim” is defined in Section 11.4(b).

“Third-Party Consent” means any Consent of any Person other than a Governmental Entity.

“Third-Party Recovery Proceeds” is defined in Section 11.8.

“Trade Secret” means all trade secrets, and, without limitation, all other confidential inventions (whether patentable or not), Software, industrial designs, discoveries, improvements, ideas, designs, models, formulae, specifications, technologies, processes, algorithms, architectures, layouts, look-and-feel, methodologies, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know how, confidential information, proprietary information, research and development, compositions, manufacturing and production processes and techniques, customer lists, supplier lists, pricing and cost information, business and marketing plans, and proposals, and the moral and economic rights of authors and inventors in any of the foregoing.

“Transaction Documents” means this Agreement, the Stock Power, the Employment Agreements, and the Lock-up and Voting Agreements, together with such other agreements, certificates, and documents, and any exhibits, annexes, schedules, or other attachments thereto, delivered or caused to be delivered incident to or in connection with the Contemplated Transactions.

“Transaction Expenses” means, with respect to any Person, all fees, costs, and expenses (including all legal fees and expenses, all fees and expenses payable to any broker or finder, and all fees and expenses of any audit firm, accountants, consultants, and tax advisors) that have been incurred in connection with the Contemplated Transactions on behalf of or for the benefit of such Person and its Affiliates.

“Transfer” means a sale, assignment, transfer, conveyance, gift, exchange, or other disposition of such asset, whether such disposition be voluntary, involuntary or by merger, exchange, consolidation, or operation of Law.

“Treasury Regulations” means the regulations issued by the U.S. Department of Treasury under the Code.

“UK” means the United Kingdom, together with, as of the date in question, all of its then-current constituent member-countries.

“Voting Debt” is defined in Section 5.2(b).

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“Working Capital” means, with respect to the Company, at the time of determination, the amount, as of the Closing Date, as finally determined in accordance with Section 2.4, equal to its current assets (excluding Cash) minus its current liabilities, all as determined in accordance with GAAP. For avoidance of doubt, the definition shall be consistent with the methodology used in preparing Schedule 2.4(b), and shall be calculated as follows: (a) current assets will exclude all Related Party payables and receivables, all third-party escrow or other deposits in respect of cryptocurrency purchases, Cash, all current Tax assets and all current Tax Liabilities, and all capitalized labor and overhead costs related to inventory (whether raw materials, work in process or finished goods), but will include (without double counting) (i) Accounts Receivable, (ii) inventory, (iii) work in progress, (iv) unbilled work in progress, (v) undeposited funds (except to the extent Cash), (vi) prepaid insurance, (vii) prepaid computer software, (viii) prepaid dues and subscriptions, (ix) prepaid other, (x) prepaid equipment, (xi) business insurance, (xii) health insurance trust, (xiii) employee advances, (xiv) retentions receivable, (xv) prepaid rent, (xvi) prepaid services – retainers, (xvii) prepaid business insurance, and (xviii) prepaid general liabilities; and (b) current liabilities will exclude (i) all Indebtedness of the Company, (ii) all payroll liabilities, (iii) all Related Party payables and receivables, (iv) profit sharing, (v) accrued interest, (vi) accrued bonus and (vii) Seller Transaction Expenses, but will include: (i) Accounts Payable, (ii) 401(k) plan and 401(k) loan, (iii) accrued expenses, (iv) business insurance liability, (v) PTO Liability, (vi) credit cards payable, (vii) accrued travel costs, (viii) accrued sick leave, (ix) accrued 401(k) Liability, (x) health insurance payable, (xi) life insurance, and (xii) dental and vision.

“Working Capital Target Amount” means an amount equal to $1,500,000.

“WTG Stock” means the common stock, $.01 par value, of Wireless Telecom Group, Inc.

“Year 1 Earnout Consideration” is defined in Section 2.5(b).

“Year 1 Earnout Period” is defined in Section 2.5(a)(i).

“Year 1 Earnout Threshold” is defined in Section 2.5(b).

“Year 2 Earnout Consideration” is defined in Section 2.5(b).

“Year 2 Earnout Period” is defined in Section 2.5(a)(i).

“Year 2 Earnout Threshold” is defined in Section 2.5(b).

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Appendix B

Notice Addresses

(i) if to Purchaser, to:

Wireless Telecom Group. Inc.

25 Eastmans Road

Parsippany NJ 07054

Attention: Michael Kandell

Email: mkandell@wtcom.com

With a copy to (which will not constitute notice):

Bryan Cave Leighton Paisner LLP

1290 Avenue of the Americas

New York, NY 10104

Attention: Tara Newell

Email: tara.newell@bclplaw.com

(ii) if to any Seller or Sellers’ Representative, to:

Jason Breitbarth

2540 Frontier Avenue, #200

Boulder, Colorado 80301

Email: jason@holzworth.com

With a copy to (which will not constitute notice):

Holland & Hart LLP

1800 Broadway, Suite 300

Boulder, CO 80302

Attention: Amos Barclay

Email: AWBarclay@hollandhart.com

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